UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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CENTENE CORPORATION
(Name of Registrant as Specified In Its Charter)

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Our Purpose
Transforming the health of the community, one person at a time.
Since its founding as a single local healthcare plan in 1984, Centene’s heart and soul has been linked to the health of the communities we serve. From that day until now, Centene has worked tirelessly to fulfill needs in healthcare and help more individuals.
As we go about our work today, this long-held commitment to the lives of children, families, seniors, people with disabilities and many more is encapsulated in our purpose: Transforming the health of the community, one person at a time.
Our Values

Focus on the Individual	Whole Health	Active Local Involvement

Empowering people to create and maintain lifelong healthy habits	Delivering a full spectrum of care from physical health to emotional wellness	Helping our neighbors create stronger, healthier communities

Letter from our CEO and our Chairman	3
Letter from our CEO and our Chairman
March 24, 2023
Dear Stockholders:
Centene has always believed our work has the potential to transform lives and build healthier communities. Centene was founded on the principle that everyone should have access to high-quality, affordable health care, regardless of age or economic condition. From this principled beginning, Centene has grown to be the leading provider of coverage through government-sponsored programs.
We now serve 27 million members across America–primarily those who have been underserved, those with medically complex needs, and frankly, those whose voices too often go unheard. We deliver health care locally through mission-driven employees who reside and are deeply engaged in the communities they serve.
Because of this incredible growth, we're now able to combine our on-the-ground insight with the vast experience, data and capabilities of a leading private-sector health care company. That means even more potential to drive meaningful change and improve access for those who remain unable to get the care they deserve.
And so that’s been the central inspiration for the organization this past year: evolving the company to seize this new potential, while continuing to deliver for our members and shareholders.
A Year of Progress and Change
During 2022, Centene took important steps toward operational and cultural transformation and delivered a strong financial performance.
Centene committed to a long-term strategy centered on growing from strength and focusing on our three core business-lines: Medicaid, Marketplace and Medicare. Government spending is expected to be the key driver of overall health care spending for the foreseeable future, and our unparalleled expertise serving lower income and complex populations uniquely positions Centene to harness this opportunity. We are positioned to drive significant earnings growth in 2023, demonstrating the power of our core businesses as we draw from positive enterprise momentum generated in 2022.
To increase that momentum further, we have emphasized, and will continue to emphasize, operational efficiency and simplicity. We executed on our Value Creation plan, successfully advancing several key initiatives that are fortifying our company’s foundational strengths and reducing complexity across the enterprise. This pivotal work will position us for 2023 and beyond, as we enable the enterprise to better leverage Centene’s capabilities and scale.
Thus, Centene enters 2023 with a clearly defined operational focus, a long-term growth algorithm, providing an important standard against which our businesses can be measured over time, and a stronger position from which to navigate the opportunities and challenges 2023 will bring.
These include the long-awaited return of Medicaid redeterminations as state partners revisit beneficiary rolls to verify member eligibility. Centene will also manage through the fortification of our Medicare platform as we chart a course toward Medicare Stars scores improvement. As we have shared with investors, these transient dynamics will temper Centene’s earnings power in the near term - most notably in 2024. Simultaneously, we will continue to invest to modernize our infrastructure through selective automation, clinical model standardization and platform consolidation.
With this strategy and approach, Centene will emerge with an improved growth trajectory and more enterprise earnings power. Our core businesses will be stronger and more efficient through the deliberate and methodical work outlined in our strategic plan. Members will directly benefit from better service and sharpened capabilities.

4	Centene Corporation
Environmental, Social, Health, and Governance Enhancements
Centene also made significant enhancements to the company’s governance structure in 2022, to ensure we have the right perspectives and processes to drive this long-term strategy.
The company added five new board members since January 2022, and each of our new directors brings impactful insights and experience. We also reduced the number of board committees from seven to four and refreshed the chairmanships of each of the four committees over the past 18 months.
Additionally, we listened to our stockholders and conducted a second stockholder meeting in September to declassify the board and implement several other new measures, such as the right to call a stockholder meeting and the right to act by written consent.
As a result of these and other actions taken during the past year, Centene has meaningfully modernized its governance structure and continues to move toward best-in-class status as a responsive, stockholder conscious enterprise.
Environmental factors contribute to our members’ ability to achieve their best possible health outcomes, so we worked to strengthen our transparency and impact in this area. We implemented enhanced processes and controls to increase our greenhouse gas emissions disclosures to include those within our value chain. We continued to invest in reducing our own carbon footprint, including through a waste reduction program that diverted a million pounds of waste from landfills.
We further invested in our communities’ future by continuing to build the workforce we’ll need to best serve our members. At the center of Centene’s strategic plan is a continued focus on diversity of talent, community impact, supplier diversity and stakeholder collaboration. We aim to attract talent that reflects the diversity of our nation, grow leaders and leadership skills, and reward performance.
Today, 77% of Centene’s workforce identify as women, 48% identify as people of color, and 11% identify as individuals with disabilities. Further, women make up 66% of employees at the supervisor or above level, and 18% of our employees participate in at least one of the company’s five Employee Inclusion Groups. We are proud of these statistics, and we believe the diversity of experience and viewpoints is an important driver of Centene’s success.
For these values and more, Centene was named a 2023 Fortune Most Admired Company and was named to the 2023 Bloomberg Gender-Quality Index, among other prestigious honors.
While we are proud of our diverse workforce and actions to advance health equity and positive community impact, we must continue to evolve and advance these efforts across the company and in our local communities.
Anchored in Mission
Through all the evolution, there is one cornerstone of Centene that will never change: our mission-driven culture. In 2022 our more than 70,000 employees showed up for the communities we serve in extraordinary ways.
When natural disasters occurred, local teams supported our state partners in the immediate aftermath and beyond. Centene employees stepped up to bolster recovery efforts during Hurricane Ian in Florida and amid the November wildfires and flash flooding in California. They made sure our members could access essential services and prescription drugs, utilizing Centene’s uniquely local presence on behalf of those in need.
Centene also made community investments to strengthen initiatives focused on health care access, education, and social services for our members. The Centene Charitable Foundation and its Texas health plan, Superior HealthPlan, committed to invest $7.9 million in a multipurpose community center in Uvalde, Texas following the devastating events that took 21 lives in that community, including the lives of 19 children. In partnership with Community Health Development, Inc., a federally qualified health center, the soon-to-be-built community center will serve as a whole health resource for the entire Uvalde community and its surrounding region.

Letter from our CEO and our Chairman	5
And on May 14th, when shots rang out in the aisle of a neighborhood grocery store in downtown Buffalo, our extraordinary colleagues at Fidelis Care in New York State sprang into action. Within 24 hours, Fidelis employees mobilized to distribute food and needed supplies into a community whose only grocery store was surrounded in police tape. With the neighborhood pharmacy inside the Topp’s Grocery Store suddenly closed, our locally based team identified and called–within 72 hours of the shooting—every one of the 373 members who had filled prescriptions at that pharmacy in the preceding months to make sure they had needed medication.
That’s the power of Centene’s mission. Centene employees are not only empowered to engage in simple, but profound, acts of human caring, but people who are drawn to these acts of service are similarly attracted to work for a company whose purpose aligns with their own.
In Memoriam
Finally, the Centene family experienced profound loss in 2022 with the passing of Michael Neidorff, our long-tenured former CEO. Michael’s loss will long be felt by the many whose lives he touched. His contribution to Centene and to health care in our country is the foundation upon which Centene’s leadership team is committed to building new and innovative platforms to provide high-quality, affordable health care to lower income and medically-complex populations for decades to come.
Centene is grateful to him for this strong foundation, his leadership, and his commitment to the underserved in America.
We are also grateful for the support of our many shareholders and look forward to the year ahead as we work to seize the powerful opportunities ahead that can differentiate Centene in the future. It’s a transformative time in our history and we’re energized by the opportunity to show up for our members, state partners and other stakeholders, all while enhancing our ability to generate shareholder return.
In 2023, we’ll continue to focus on evolving the company to meet the moment we’re in, so that we can realize our full potential to transform health care.
Thank you for your continued support of Centene and its essential mission.
Sincerely,

Sarah London Chief Executive Officer

H. James Dallas Chairman of the Board

6	Centene Corporation
Notice of 2023 Annual Meeting of Stockholders

Time and Date	Place	Record Date
10:00 AM, Central Time, on Wednesday, May 10, 2023	Centene Plaza 7700 Forsyth Boulevard St. Louis, Missouri 63105 Centene Auditorium	Stockholders as of March 13, 2023 are entitled to vote

Voting Items Proposal	Board Vote Recommendation	For Further Details

(1) To elect ten directors to hold office until the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified;	FOR each director nominee	Page 21
(2) To cast a non-binding advisory vote on the compensation of the Company’s Named Executive Officers;	FOR	Page 69
(3) To cast a non-binding advisory vote on how frequently we should provide our stockholders with a Say-on-Pay vote;	ANNUAL	Page 119
(4) To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;	FOR	Page 120
(5) To consider the stockholder proposal for shareholder ratification of termination pay, if properly presented at the Annual Meeting; and	AGAINST	Page 123
(6) To consider the stockholder proposal for maternal morbidity reduction metrics in executive compensation, if properly presented at the Annual Meeting.	AGAINST	Page 126
Stockholders will also transact such other business as may properly come before the Annual Meeting or at any convening or reconvening of the Annual Meeting following a postponement or adjournment of the Annual Meeting.
On or about March 24, 2023, we mailed to our stockholders either (1) a copy of our proxy statement, a proxy card and 2022 Annual Report or (2) a Notice of Internet Availability of Proxy Materials (Availability Notice), which indicates how to access the proxy materials on the Internet. We believe furnishing proxy materials to our stockholders on the Internet provides our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the distribution process.
By order of the Board of Directors,
Christopher A. Koster

Executive Vice President,	St. Louis, Missouri
Secretary and General Counsel	March 24, 2023

How to Vote

Internet: www.proxyvote.com	Mail	QR Code
Telephone: 1-800-690-6903	Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope	Scan this QR code to vote with your mobile device

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Stockholders to be held on May 10, 2023: The accompanying proxy statement and the 2022 Annual Report are available at www.proxyvote.com.

Notice of 2023 Annual Meeting of Stockholders	7

8	Centene Corporation
Who We Are
Company Overview
Our mission as a leading healthcare enterprise is to help people live healthier lives, with an established expertise in lower-income and medically complex populations. We provide access to high-quality healthcare, innovative programs, and a wide range of health solutions that help families and individuals get well, stay well, and be well. We believe that our local approach enables us to provide accessible, quality, culturally sensitive healthcare coverage to our communities.
We have a competitive advantage being on the ground, enabling us to establish strong relationships with our partners and providing us with first-hand knowledge, which enables us to facilitate the best possible care to our members. We have a commitment to the communities and people we serve to transform their health at the local level.
2022 Financial and Business Highlights
Our 2022 financial and business results reflect our execution on our Value Creation Plan and strong performance across our three major product lines.

2022 Financial Results

$144.5 billion	$2.07	$5.78	9%	10%
Total Revenues, a 15% increase vs. 2021	Diluted Earnings Per Share (EPS)	Adjusted Diluted EPS	TSR 3-Year CAGR	TSR 5-Year CAGR

Medicaid	Marketplace	Medicare Advantage

We are the largest Medicaid Managed Care Organization	We are the #1 Marketplace Carrier	We showed strong growth year-over-year in our Medicare Advantage product

16.0 million members across 29 states	2.1 million members across 27 states	1.5 million members across 36 states
Refer to Appendix A for reconciliations of non-GAAP measures included throughout this proxy statement.
Execution of Strategy
Our growth over the past decade has positioned us to be a leader in the healthcare industry during this remarkable time, enabling the Company to stay focused on its mission while also delivering strong financial performance for its stockholders. Centene has a unique and powerful platform, and we are working to fortify its foundation to fuel our next phase of innovation and growth. We are focused on strong, long-term growth grounded in our core product lines, investing in becoming easy to work with by building modern systems and processes, and curating an enhanced network of best-in-class partnerships designed to drive value across our portfolio.
The Value Creation Plan we initiated in 2021, which includes cost savings, gross margin expansion, and portfolio optimization and strategic capital allocation, supports the execution of this strategy — all aimed at delivering value to our stockholders. We achieved key milestones in our Value Creation Plan in 2022.

Who We Are	9
Value Creation: Measuring Progress in 2022
The Company’s Approach to Integrating Technology and Healthcare
We have the opportunity to lead the digital transformation of healthcare and to create a seamless experience for our members and providers, closing the gap between health and care. Accordingly, we are investing in scalable innovation and transformation to harness our data. Our rich, local data amassed over decades allows us to track utilization trends, identify health disparities, monitor quality of care, and evaluate the effectiveness of our programs. Through these analyses, we identify and implement interventions that improve health outcomes, advance health equity and population health, and guide high-impact investments into the community. In this way, our data will enable us to transform the health of our communities long-term and deliver value to both members and stockholders.
Additionally, we are investing to become easier to work with, in part by designing seamless experiences for our members, providers and government partners. Our goal is a lack of administrative friction, with operational and payment activities largely automated in the background. We believe that deeper innovation at Centene is a catalyst in the creation of a healthcare learning and discovery platform.
It is through these innovative solutions that we plan to bring about a unique, personalized digital healthcare experience for each member to deliver better health outcomes.

10	Centene Corporation
Commitment to Environmental, Social, Health, and Governance (ESHG)

Since its founding as a single local healthcare plan in 1984, Centene has been focused on the health of the communities we serve. In alignment with our purpose of transforming the health of the community, one person at a time, we continue to center around the principles upon which our company was founded: focus on the individual, commitment to whole health, and active local involvement. These principles shape our focus on the environment, the health and social well-being of our communities, and our culture of ethics and governance.

At Centene, we include “Health” as a key component of our Environmental, Social, and Governance (ESG) strategy. Our ESHG strategic framework expresses Centene’s commitments to Advancing Environmental Resilience, Serving Our Communities, Living Our Values, and Powering Better Health, all while identifying 16 key business areas essential to our success.

Advancing Environmental Resilience	Living Our Values
•Environmental Impacts on Health •Environmental Sustainability	•Ethics and Compliance •Governance and Accountability •Data Privacy and Security

Serving Our Communities	Powering Better Health
•Community Outreach •Employee Partnership and Development •Diversity, Equity and Inclusion •Community Investment •Community Engagement •Employee Health and Well-Being	•Healthcare Quality •Healthcare Affordability •Healthcare Access •Research and Development •Public Policy
As the leader in government-sponsored healthcare, we hold a unique position to address the environmental, social, and health barriers that impact our most vulnerable populations. Continued focus on ESHG matters remains foundational to supporting our strategy, long-term sustainability, and value creation. As part of this focus, throughout the last year we have made several enhancements to our disclosures and reporting, including issuing reporting aligned with the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-related Financial Disclosures (TCFD). In addition, diversity, equity, and inclusion has remained a top priority for Centene. Our Diversity, Equity & Inclusion 2022 C-Index Annual Report includes our EEO-1 data and highlights our commitment to sustain and advance our vision of conscious inclusion of talent, community impact, supplier diversity, and stakeholder collaboration. See page 53 below for additional information regarding our commitment to ESHG.

Proxy Summary	11
Proxy Summary
This summary highlights information contained in this Proxy Statement. It does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting. Please see the Questions and Answers section beginning on page 131 for important information about proxy materials, voting, the annual meeting, Company documents, and communications.

1 PROPOSAL	Election of Directors The Board recommends a vote FOR each director nominee.	See page 21

Board Information
Director Nominees
The following table provides summary information about each of the ten director nominees.

		Director Since		Committee Memberships
Name and Primary (or Former) Occupation	Age		Other Public Boards	ACC	CTC	GC	VCC
Jessica L. Blume, CPA Retired Vice Chairman of Deloitte LLP	68	2018	Publix Super Markets, Inc.[1]
Kenneth A. Burdick Chairman and Chief Executive Officer of LifeStance Health Group, Inc.	64	2022	LifeStance Health Group, Inc.
Christopher J. Coughlin Retired Executive Vice President and Chief Financial Officer, Tyco International Ltd.	70	2022	Karuna Therapeutics, Inc. Prestige Consumer Healthcare Inc.
H. James Dallas Former Senior Vice President, Quality and Operations, Medtronic Public Limited Company	64	2020	KeyCorp
Wayne S. DeVeydt Managing Director, Bain Capital; Executive Chairman, Surgery Partners, Inc.	53	2022	Surgery Partners, Inc.
Frederick H. Eppinger Director, President and Chief Executive Officer of Stewart Information Services Company	64	2006	Stewart Information Services Company
Monte E. Ford Principal Partner, Chief Information Officer Strategy Exchange	63	2022	Akamai Technologies, Inc. Iron Mountain Inc. Jet Blue Airways Corporation
Sarah M. London Chief Executive Officer of Centene Corporation	42	2021
Lori J. Robinson Retired United States Air Force General	64	2019	Korn Ferry NACCO Industries, Inc.
Theodore R. Samuels Former President, Capital Guardian Trust Company	68	2022	Bristol Myers Squibb Company Perrigo Company plc
[1]Securities registered pursuant to Section 12(g) of the Securities Act.

ACC = Audit and Compliance Committee	GC = Governance Committee	Chair
CTC = Compensation and Talent Committee	VCC = Value Creation Committee	Member

12	Centene Corporation
Director Nominee Snapshot

Age

40's	60's
50's	70's

Independence

Independent
Non-Independent

Diversity

Diverse
Non-Diverse

30% Gender Diversity 3 out of 10 directors are female

20% Race/Ethnic Diversity 2 out of 10 directors are racially/ethnically diverse
Director Tenure and Commitment to Refreshment
Five of our director nominees joined our Board during 2022. As a result, eight of our ten director nominees have joined our board in the past three and a half years, representing 80% Board refreshment. In addition, our Board adopted a mandatory retirement age for non-management directors of 75 years and also established a targeted period of seven years as a maximum tenure of a committee chairman. The Board continues to engage in director recruitment activities, and has committed to the "Rooney Rule", in which it will include women and minority candidates in the interviewing process.

Less than 2 years
2-5 years
6+ years

Qualifications and Experience
Below we identify and describe the key experience, qualifications and skills our directors bring to the Board that are important considering the Company’s business and structure.

Leadership (10/10)	Healthcare and Insurance (9/10)	Technology (4/10)

Finance and Accounting (7/10)	ESG and Community Involvement (10/10)	Public Company Board and Governance (10/10)

Proxy Summary	13
2022 Stockholder Engagement and Response
We believe that engaging with stockholders is fundamental to the Company’s success and our commitment to good governance. Since our 2022 Annual Meeting of Stockholders, a combination of management and independent directors met with Centene stockholders as well as the leading proxy advisory firms. Feedback received from these discussions, as well as a review of feedback from previous years, has helped guide changes to our governance practices and executive compensation program and further improve our environmental, social, health, and governance-related disclosures and practices. Engaging with our stockholders remains a high priority, and our expanded disclosures in this year’s proxy statement directly reflect stockholder feedback. See page 60 below for additional information regarding our stockholder engagement efforts.
The following directors engaged with stockholders:
•Jessica Blume
•Christopher Coughlin
•Wayne DeVeydt
•Theodore Samuels

Proactively reached out to stockholders representing:
of our outstanding shares, including 16 institutional investors
Met with stockholders representing:
of our outstanding shares, including 11 institutional investors
Matters discussed during these meetings included:
•Board Refreshment
•Stockholder Rights
•Executive Compensation

Category	What We Heard	What We Changed

Board Refreshment	Long-tenured Lead Independent Director	Appointed James Dallas as new Lead Independent Director in January 2022
	Separate CEO and Chairman roles	Separated CEO and Chairman roles in April 2022
	Refresh Board	Appointed Kenneth Burdick, Christopher Coughlin, Wayne DeVeydt and Theodore Samuels in January 2022
Appointed Monte Ford in November 2022
Average age of Board members reduced to 62
Average tenure of Board members reduced to 3.6 years
	Adopt retirement policy	Adopted mandatory retirement policy at age 75

Enhance Stockholder Rights	Declassify Board of Directors	Declassified Board of Directors; all directors to stand for election annually beginning in 2023
	Stockholder special meeting rights	Amended Certificate of Incorporation and By-laws to provide stockholders with 10% ownership the right to call a special meeting
	Stockholder written consent rights	Amended Certificate of Incorporation and By-laws to provide stockholders the right to act by written consent
	Improve stockholder proxy access rights	Amended By-laws to shorten the proxy access ownership rights to 3 years
Amended By-laws to shorten the advance notice window to 90 – 120 days

14	Centene Corporation

Category	What We Heard	What We Changed

Modernize Board Committees	Rotate membership of committees	Committee membership refreshed in January 2022 and in August 2022
	Refresh chairs of committees	All committees have refreshed their chairs since November 2021
	Reduce the number of committees	Number of committees reduced from 7 to 4 in August 2022
	Clarify roles of committees	Committee charters revised with responsibilities realigned in August 2022

Executive Compensation	Align CEO compensation with peers	New CEO compensation set slightly below the median in April 2022
	Align NEO compensation with peers	Offers for new hires made with the goal of being at the 50th percentile
	Annual Incentive Plan should have clearer performance targets	Increased Adjusted Diluted EPS to 50% of the performance criteria in 2022 and a further increase to 65% in 2023
Weighting of business unit and individual goals have been decreased to 40% in 2022 and 25% in 2023; business unit goals are measurable against key financial and operational priorities
Quality metrics represent 10% of the performance criteria
	Long-Term Incentive Compensation Program should have fewer components	2023-2025 Plan no longer includes performance-based stock options
2023-2025 Plan no longer includes Cash LTIP
	Long-Term Incentive Compensation Program should have targets different from Annual Incentive Plan	2023-2025 Plan metrics are all different from the Annual Incentive Plan targets
	Long-Term Incentive Plan should use relative Total Shareholder Return (TSR) as a performance metric	2023-2025 Plan includes 33% of PSUs tied to relative TSR performance metric
	Performance against targets should be disclosed more clearly	Performance against targets is described in the 2022 Executive Compensation Program section under Compensation Discussion and Analysis
	Limit severance payments	Limited Michael Neidorff’s death benefits to those required by his pre-existing employment agreement
Adopted cash severance policy to limit cash severance to 2.99 times annual salary and bonus
	Review relationship with compensation consultant	Appointed Frederic W. Cook & Co., Inc. (FW Cook) as new compensation consultant in 2022

Proxy Summary	15
Governance Highlights
As a result of our 2022 enhancements in response to our stockholder feedback, highlights of our governance now include the following:

Stockholder Rights
  Annual Election of Directors
  Majority Voting Uncontested Director Elections
  Directors Can Be Removed With or Without Cause
  “Proxy Access” Right for Stockholders
  10% of Shares Can Call a Special Meeting
  Stockholders Can Act by Written Consent
  No Supermajority Vote Provisions
  No Stockholder Rights Plan or “Poison Pill”

Board Practices
  Commitment to Board Refreshment
  80% of Board Independent
  Board Chairman and CEO Separate
  Non-Executive, Independent Chairman
  Active Stockholder Engagement
  Mandatory Retirement Age of 75
  Limits on Public Company Directorships
  Continuing Education for Directors
  Annual Board Self-Evaluation Process
  Adopted “Rooney Rule” for Board Recruitment

16	Centene Corporation

2 PROPOSAL	Advisory Resolution to Approve Executive Compensation The Board recommends a vote FOR this proposal.	See page 69

Executive Compensation Overview
The following provides an overview of the evolution of our compensation programs and governance practices, which were informed by our stockholder outreach and “best practice” market trends:

Category	2021		2022		2023
	Granted in Dec. 2020		Granted in Dec. 2021		Granted in Mar. 2023
Annual Incentive Plan Metrics & Weighting	Adjusted Diluted EPS	35%	Adjusted Diluted EPS	50%	Adjusted Diluted EPS	65%
	Business Unit & Individual Goals	50%	Business Unit & Individual Goals	40%	Business Unit & Individual Goals	25%
	SG&A Expense Management	15%	Quality	10%	Quality	10%
			•Reduced Individual weighting •Increased Adjusted Diluted EPS Weighting •Added Quality Metric		•Reduced Individual weighting •Increased Adjusted Diluted EPS Weighting
PSUs	Adjusted Pre-Tax Margin	60%	Adjusted Diluted EPS	70%	Adjusted Pre-Tax Earnings Growth CAGR	34%
	Revenue Growth CAGR	40%	Adjusted Net Earnings Margin	30%	Adjusted Net Earnings Margin	33%
					Relative TSR	33%
					•Added rTSR with target > median •Eliminated duplicative Adjusted Diluted EPS measure
Stock Options	Granted to CEO without a stock appreciation condition		Granted with a stock appreciation condition No Stock Options Granted in 2022		Eliminated Stock Options
Cash LTIP	Adjusted Pre-Tax Margin	30%	Adjusted Diluted EPS	35%	Eliminated Cash LTIP
	Revenue Growth CAGR	20%	Adjusted Net Earnings Margin	15%
	Relative TSR	50%	Relative TSR	50%
Other			•New CEO compensation set slightly below the median •New policy limits cash severance to 2.99x base + bonus

Proxy Summary	17
The following is an overview of our 2022 executive compensation program which was approved by the Compensation Committee in place prior to 2022. The 2022 plan design and awards resulted in 9% of base salary, 13% of target annual cash incentive plan, and 78% of target LTI for our current CEO and the following pay elements, metrics, and average target pay mix for all of our NEOs:

2022 Pay Elements		Award Type	Mix	Purpose

Base Salary		Cash	14%	To recognize individual contribution, time in role, scope of responsibility, leadership skills and experience.

Annual Cash Incentive Plan		Cash	17%	To reward executives for performance on key operational and financial measures, with emphasis on individual contribution.

Long-Term Incentive Awards	Performance-based Restricted Stock Units (PSUs)	Equity	69%
To retain and motivate executives to drive long-term stockholder value and align their actions to drive successful business outcomes.

The performance-based stock options and cash long-term incentives were awarded in 2021 for many of our NEOs (prior to the Board and committee refreshment in 2022). Beginning in 2023, we will grant annual awards in March and eliminate performance based-stock options or cash long-term incentives.

	Service-based Restricted Stock Units (RSUs)	Equity
	Performance-based Stock Options	Equity
	Cash Long-term Incentive	Cash

18	Centene Corporation

2022 Annual Incentive Plan Funding Results

	Threshold	Target	Maximum
% of Target	50%	100%	200%
2022 Adjusted Diluted EPS

The Compensation and Talent Committee (Compensation Committee) exercised negative discretion on the Adjusted Diluted EPS metric and reduced the reported result of $5.78 by $0.02 for share repurchases not included in the annual operating plan and funded from free cash flow from operation.
While the 2022 bonus plan provides for Adjusted Diluted EPS to fund the pool at 190%, the Compensation Committee exercised negative discretion and reduced the funding pool by 5% as a result of the quality metrics.

2020 - 2022 Performance-based Restricted Stock Unit Award Results

	Threshold	Target	Maximum	Weight	Metric Payout of Target	Weighted Payout
Pre-tax Margin (As adjusted)				60%	82.7%	49.6%

Compound Annual Revenue Growth Rate				40%	132.0%	52.8%
				100%		102.4%
2020 - 2022 Cash Long-term Incentive Plan Results

	Threshold	Target	Maximum	Weight	Metric Payout of Target	Weighted Payout
Pre-tax Margin (As adjusted)				30%	82.7%	24.8%

Compound Annual Revenue Growth Rate				20%	132.0%	26.4%

HCI Peer Group Relative TSR Percentile Rank				50%	—%	—%

				100%		51.2%

Proxy Summary	19
Compensation Best Practices
The Compensation Committee establishes and administers the executive compensation philosophy and program and assists the Board of Directors in the development and oversight of all aspects of executive compensation. Presented in the table below are highlights of our compensation practices:
What We Do
   Pay for Performance
A significant portion of our NEOs’ compensation is tied to performance with clearly articulated financial and performance goals.
   Competitive Compensation
Each component of the NEOs’ annual total direct compensation is generally targeted at the 50th percentile of peer group compensation. The Compensation Committee may consider differences from the median in certain cases.
   Long-Term Incentive Awards
Reward continuous performance on multiple metrics and vest at the end of a three-year period.
   Formula Based Annual Incentive Plan
Awards under the Annual Cash Incentive plan are formula based.
   Tally Sheets
Tally sheets and wealth accumulation analyses for each NEO are reviewed annually.
   Annual Compensation Risk Assessment
We regularly analyze risks related to our compensation program and we conduct broad risk assessments.
   Stock Ownership Requirements
We maintain rigorous stock ownership requirements for our directors, executives and other members of senior management. Our CEO’s requirement is 5x annual base pay; other NEOs’ requirements are 2.5x annual base pay.
   Clawbacks
We can recover performance-based cash and equity incentive compensation paid to executives in various circumstances.
   Independent Compensation Consultant
The Compensation and Talent Committee retains an independent compensation consultant to advise the committee on executive compensation matters.
   Executive Severance Arrangements
The Compensation and Talent Committee reviews severance policies annually and limits the usage of one-off arrangements.
What We Don’t Do
    Excessive Risk-Taking in Our Compensation Programs
The long-term incentive plans use multiple performance measures, capped payouts and other features intended to minimize the incentive to take overly risky actions.
    No Tax Gross-ups
There are no tax “gross-ups” for perquisites or excise tax gross-ups in the event of a change of control related termination.
    No Single-Trigger Employment Agreements
Any cash payments in executive employment agreements are subject to a “double-trigger” change in control condition.
    No Hedging or Pledging
Directors and executives are prohibited from hedging, pledging or engaging in any derivatives trading with respect to Company stock.
    No Backdating or Repricing of Stock Options
Stock options are never backdated or issued with below-market exercise prices. Repricing of stock options without stockholder approval is expressly prohibited.
    No Single-Trigger Stock Grants
Equity compensation awards are subject to a “double-trigger” change in control condition.

20	Centene Corporation

3 PROPOSAL	Advisory Vote on How Frequently We Should Provide our Stockholders with a Say-on-Pay Vote The Board recommends a vote for ANNUAL Say-on-Pay votes.	See page 119

The stockholders also have the opportunity at the Annual Meeting to cast a non-binding advisory vote on how frequently the Company should provide its stockholders with a Say-on-Pay vote (such as that provided above in Proposal Three). By voting on this proposal, stockholders may indicate whether they would prefer having a Say-on-Pay vote every one, two or three years, or they may abstain.

4 PROPOSAL	Ratification of Appointment of Independent Registered Public Accounting Firm The Board recommends a vote FOR this proposal.	See page 120

KPMG LLP audited our financial statements for the fiscal year ended December 31, 2022. The Audit and Compliance Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year, and we are asking stockholders to ratify this appointment. KPMG LLP has been retained as our external auditor continuously since 2005.

5 PROPOSAL	Stockholder Proposal for Shareholder Ratification of Termination Pay The Board recommends a vote AGAINST this proposal.	See page 123

6 PROPOSAL	Stockholder Proposal for Maternal Morbidity Reduction Metrics in Executive Compensation The Board recommends a vote AGAINST this proposal.	See page 126

Proposal 1 – Election of Directors	21

1 PROPOSAL	Election of Directors

The first proposal on the agenda for the meeting is the election of ten nominees to serve for a one-year term beginning at the meeting and ending at our 2024 Annual Meeting of Stockholders. Pursuant to our agreement with Politan Capital Management, and our mandatory retirement age policy, Mr. Ayala, Mr. Gephardt and Mr. Trubeck are our current directors who are not standing for re-election. In light of these retirements, the Board has reduced the size of the Board to 10 directors, effective upon Messrs. Ayala’s, Gephardt’s and Trubeck’s retirements from the Board.
No director, including any director standing for election, or any associate of a director, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No director, including any director standing for election, is related by blood, marriage, or adoption to any other director or any executive officer.
The Board has nominated Jessica Blume, Kenneth Burdick, Christopher Coughlin, James Dallas, Wayne DeVeydt, Frederick Eppinger, Monte Ford, Sarah London, Lori Robinson and Theodore Samuels for re-election to the Board. We expect that all nominees will be able to serve if elected. If any of them are not able to serve, proxies may be voted for a substitute nominee or nominees or the Board may choose to reduce the size of the board.

The Board believes the election of these ten nominees is in our best interests and the best interests of our stockholders and recommends a vote “FOR” the election of the ten nominees.

22	Centene Corporation
Board Overview
Director Qualifications
We believe that our directors should understand the diverse populations we serve and possess the highest personal and professional ethics, integrity, and values and be committed to representing the interests of our stockholders. They must also have an inquisitive and objective perspective, practical wisdom, mature judgment and demonstrated leadership skills. We also endeavor to have a Board of Directors representing a range of experiences in areas that are relevant to the Company’s business activities.
Below we identify and describe the key experience, qualifications and skills criteria we believe are important for our Board of Directors, as a whole, to possess. These are the criteria our Governance Committee considers when evaluating director nominees.

Leadership Experience
We believe that directors with experience in significant leadership positions over an extended period, especially chief executive officer positions, chief financial officers and other senior executives, provide the Company with valuable insights and strategic thinking. These individuals generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

Finance and Accounting Experience
We believe that directors with experience in public accounting, investment banking and financial services companies possess an understanding of finance and the financial reporting process with which to manage our business. We measure our operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to our success and developing stockholders’ confidence in our reporting processes under the Sarbanes-Oxley Act of 2002.

Healthcare and Insurance Industry Experience
Our industry is complex and rapidly evolving. Healthcare and insurance industry experience includes expertise with healthcare operations, healthcare technology, insurance and other experience. Directors with industry experience help the Company stay abreast of industry best practices and innovations and help us to benchmark our practices against those of our competitors.

Environmental, Social & Governance Experience and Community Involvement
As a corporate citizen, we believe that sustainable operations are both financially and operationally beneficial to our business, and critical to the health of our employees and the communities in which we operate. We seek directors with experience in building strong environmental, labor, health & safety and ethical practices.

Information Technology and Security Experience
Because effective information systems and the integrity and timeliness of data we use to serve our customers and healthcare professionals are integral to the operation of our business, and because technology plays a central role in healthcare, including the diagnosis, management and treatment of disease, we seek directors with experience in relevant technology and who have experience managing cybersecurity and information security risks.

Public Company Board and Governance Experience
Directors with public company board experience understand the dynamics and operation of a corporate board, the relationship of a public company board to the Chief Executive Officer and other senior management personnel, the legal and regulatory landscape in which public companies must operate, the importance of particular agenda and oversight issues, and how to oversee an ever-changing mix of strategic, operational, and compliance-related matters.

Proposal 1 – Election of Directors	23
Background & Experience
Below we identify and describe the key experience, qualifications and skills our directors bring to the Board that are important considering the Company’s business and structure.

	Leadership	Finance and Accounting	Healthcare and Insurance	ESG and Community Involvement	Technology	Public Company Board and Governance

Jessica L. Blume, CPA
Kenneth A. Burdick
Christopher J. Coughlin
H. James Dallas
Wayne S. DeVeydt
Frederick H. Eppinger
Monte E. Ford
Sarah M. London
Lori J. Robinson
Theodore R. Samuels

24	Centene Corporation
Board Diversity & Refreshment
In making its recommendations to our Board, the Governance Committee considers the qualifications of individual director candidates applying the director criteria described above. Our Board also embraces and encourages a culture of inclusion and diversity. We believe diversity of backgrounds, viewpoints and lived experiences ensures all perspectives are heard and considered and assists our Board in reaching the best decisions for the members we serve.

While our Board does not establish specific gender and race/ethnicity goals or quotas with respect to diversity, the Board is committed to actively seeking women and racially/ethnically diverse director candidates as part of the process for selecting new Board members and adopted the “Rooney Rule” requiring that women and minorities be included in the initial pool of candidates when selecting new director nominees.

Age

40's	60's
50's	70's
Independence

Independent
Non-Independent
Diversity

Diverse
Non-Diverse

30% Gender Diversity 3 out of 10 directors are female

20% Race/Ethnic Diversity 2 out of 10 directors are African American

In response to stockholder feedback, we made a number of changes to our board refreshment and structure practices in 2022 as noted below.

Category	What We Heard	What We Changed

Board Refreshment	Long-tenured Lead Independent Director	Appointed James Dallas as new Lead Independent Director in January 2022
	Separate CEO and Chairman roles	Separated CEO and Chairman roles in April 2022
	Refresh Board	Appointed Kenneth Burdick, Christopher Coughlin, Wayne DeVeydt and Theodore Samuels in January 2022
Appointed Monte Ford in November 2022
Average age of Board members reduced to 62
Average tenure of Board members reduced to 3.6 years
	Adopt retirement policy	Adopted mandatory retirement policy at age 75

Proposal 1 – Election of Directors	25
In response to feedback from our stockholders, over the past few years the board has made meaningful board refreshment changes, with five new members joining in 2022.
Additionally, James Dallas, Chairman of the Board, informed the Board on August 1, 2022 that he planned to step down as Chairman of the Board by the 2023 Annual Meeting of Stockholders. Mr. Dallas will remain a director of the Company, and is standing for reelection in 2023.

26	Centene Corporation
2023 Director Nominees
We have ten nominees for the Board of Directors, all of whom serve on our current Board of Directors. We expect that all nominees will be able to serve if elected. If elected, each nominee would hold office until the 2024 Annual Meeting of Stockholders and until his or her respective successor is elected and qualified or until his or her earlier death, removal or resignation. These nominees, their ages at the date of this Proxy Statement and the year in which they first became directors are summarized in the table below. The Board of Directors has affirmatively determined that each of the nominees, other than Mr. Burdick and Ms. London, is independent from the Company and its management under the NYSE’s independence standards.

AGE: 68 DIRECTOR SINCE: February 2018 RACE/ETHNICITY AND GENDER: White Female COMMITTEES: •Audit and Compliance •Governance (Chair)
Jessica L. Blume, CPA Retired Vice Chairman of Deloitte LLP

EXPERIENCE:
•Vice Chairman of Deloitte LLP from 2012 until her retirement in 2015
•Served in various leadership positions during her 26 years at Deloitte including serving on the firm’s US Executive Committee and Board of Directors, as the Chair of the Executive Compensation and Evaluation Committee, as a member of the Finance, Governance, Strategic Investment and Risk Committees and established and managed Deloitte's ESG practice
•Prior to Deloitte, she served as a CFO for one of the largest US local governments
•Received a Bachelor of Science from the University of Central Florida and is a CPA
REASONS FOR NOMINATION:
Ms. Blume brings extensive experience in the accounting profession, as well as executive leadership experience as Vice Chairman of Deloitte. Her experience as a Deloitte leader has provided Ms. Blume with significant exposure to business operations in a variety of industries, including healthcare, as she led large-scale business transformations and consolidations. Ms. Blume’s financial acumen, including her expertise in accounting issues and service on the audit committee of another company with SEC-registered securities, is an asset to our Board.
CURRENT DIRECTORSHIPS:
•Publix Super Markets, Inc.
QUALIFICATIONS AND EXPERIENCE:

	Leadership	Finance and Accounting	Healthcare and Insurance

	ESG and Community Involvement	Technology	Public Company Board and Governance

Proposal 1 – Election of Directors	27

AGE: 64 DIRECTOR SINCE: January 2022 RACE/ETHNICITY AND GENDER: White Male COMMITTEES: •Value Creation (Chair)
Kenneth A. Burdick Chairman and Chief Executive Officer of LifeStance Health Group, Inc.

EXPERIENCE:
•CEO and Chairman of Lifestance Health, Inc., a Nasdaq listed public company specializing in behavioral health, beginning in September 2022
•Executive Vice President of Markets and Products of Centene Corporation from January 23, 2020, until his retirement on February 21, 2021
•Chief Executive Officer of WellCare Health Plans, Inc. from 2015 until January 2020, when the company was acquired by Centene
•Joined WellCare in 2014, serving initially as President, National Health Plans and then as President and Chief Operating Officer
•President and Chief Executive Officer of Blue Cross and Blue Shield of Minnesota from February 2012 to July 2012
•Chief Executive Officer of the Medicaid and Behavioral Health businesses of Coventry Health Care, Inc. from August 2010 to February 2012
•Held a variety of positions with UnitedHealth Group, Inc., including Chief Executive Officer of UnitedHealthcare from 2006 to 2008 and Chief Executive Officer of Secured Horizons (Medicare division of UnitedHealthcare) from 2008 to 2009
•Received a Bachelor of Arts from Amherst College and a Juris Doctorate from the University of Connecticut
REASONS FOR NOMINATION:
Mr. Burdick has over 30 years of healthcare executive and operations experience, including prior roles as a Fortune 500 public-company chief executive officer and board member, and has a demonstrated track record of growing healthcare companies.
CURRENT DIRECTORSHIPS:
•LifeStance Health Group, Inc.
PRIOR DIRECTORSHIPS:
•Orion Acquisition Corporation
•First Horizon National Corporation
QUALIFICATIONS AND EXPERIENCE:

	Leadership	Finance and Accounting	Healthcare and Insurance

	ESG and Community Involvement	Public Company Board and Governance

28	Centene Corporation

AGE: 70 DIRECTOR SINCE: January 2022 RACE/ETHNICITY AND GENDER: White Male COMMITTEES: •Audit and Compliance •Compensation and Talent (Chair)
Christopher J. Coughlin Retired Executive Vice President and Chief Financial Officer, Tyco International Ltd.

EXPERIENCE:
•Senior Advisor to the CEO and Board of Directors of Tyco International from 2010 to his retirement in 2012
•Executive Vice President and CFO of Tyco from 2005 to 2010, during which he was instrumental in turning the company around after a management and financial scandal and ultimately separated it into six separate public companies
•Chief Operating Officer of the Interpublic Group of Companies from June 2003 to December 2004 and as Chief Financial Officer from August 2003 to June 2004
•Executive Vice President and Chief Financial Officer of Pharmacia Corporation from 1998 until its acquisition by Pfizer in 2003
•Named a 2022 Director of the Year by the New Jersey Chapter of the National Association of Corporate Directors (NACD) for his leadership in public corporate governance
•Named the NACD Corporate Director of the Year in 2015
•Received a Bachelor of Science from Boston College
REASONS FOR NOMINATION:
Mr. Coughlin brings extensive experience in complex financial and accounting matters, including public accounting and reporting. Mr. Coughlin also has broad experience as a public company director resulting in corporate governance, talent succession and executive compensation expertise, as well as board leadership experience.
CURRENT DIRECTORSHIPS:
•Karuna Therapeutics, Inc.
•Prestige Consumer Healthcare, Inc.
PRIOR DIRECTORSHIPS:

	•Allergan plc •Alexion Pharmaceuticals, Inc. •Covidien plc •Dipexium Pharmaceuticals, Inc. •Perrigo Company	•Hologic Inc. •Dun & Bradstreet Corp. •Forest Laboratories, LLC. •Interpublic Group of Companies •Monsanto Company
QUALIFICATIONS AND EXPERIENCE:

	Leadership	Finance and Accounting	Healthcare and Insurance

	ESG and Community Involvement	Public Company Board and Governance

Proposal 1 – Election of Directors	29

AGE: 64 DIRECTOR SINCE: January 2020 RACE/ETHNICITY AND GENDER: African-American Male COMMITTEES: •Value Creation
H. James Dallas Former Senior Vice President, Quality and Operations, Medtronic Public Limited Company

EXPERIENCE:
•An independent consultant focusing on change management, information technology strategy, and risk
•Retired as Senior Vice President of Quality and Operations at Medtronic Inc., a global medical technology company, in 2013
•Joined Medtronic Inc. in 2006 and had previously served as Senior Vice President and Chief Information Officer where his responsibilities included executing cross-business initiatives to maximize the company’s global operating leverage
•Also served as a member of Medtronic Inc.’s executive management team
•Worked with Georgia-Pacific Corporation, a maker of tissue, pulp, paper, packaging, building products and related chemicals, from 1984 to 2006
•Held various roles of increasing responsibility while at Georgia-Pacific, ending his career at the company as its Vice President and Chief Information Officer from 2002 to 2006
•Received a Bachelor of Science from the University of South Carolina - Aiken and a Master of Business Administration from Emory University
•Served as Chairman of the Board since April 2022 and has informed the Board that he plans to step down as Chairman prior to the 2023 Annual Meeting of Stockholders
REASONS FOR NOMINATION:
Mr. Dallas brings an in-depth knowledge of enterprise change management, operational risk management, information technology, information technology security, and data privacy gained from serving as the chief information officer of public companies. Mr. Dallas also brings the provider perspective to the Board from his service as a director of Grady Memorial Hospital.
CURRENT DIRECTORSHIPS:
•KeyCorp
•Grady Memorial Hospital Corporation
PRIOR DIRECTORSHIPS:
•WellCare Health Plans, Inc.
•Strategic Education, Inc.
•Capella Education Company
QUALIFICATIONS AND EXPERIENCE:

	Leadership	Healthcare and Insurance	ESG and Community Involvement

	Technology	Public Company Board and Governance

30	Centene Corporation

AGE: 53 DIRECTOR SINCE: January 2022 RACE/ETHNICITY AND GENDER: White Male COMMITTEES: •Audit and Compliance •Governance
Wayne S. DeVeydt Managing Director, Bain Capital; Executive Chairman, Surgery Partners, Inc.

EXPERIENCE:
•Managing Director at Bain Capital since March 2022
•Executive Chairman of the Board of Directors of Surgery Partners, Inc. since January of 2020
•Chief Executive Officer and Director of Surgery Partners, Inc. from January 2018 until January 2020
•Senior Advisor to the Global Healthcare division of Bain Capital Private Equity, LP from January 2017 until January 2018
•Executive Vice President and Chief Financial Officer of Anthem, Inc. for nearly a decade
•During his tenure at Anthem, he also held numerous other leadership roles, including Chief Strategy Officer, Chief Accounting Officer, and Chief of Staff to the Chairman and Chief Executive Officer
•Previously a partner with PricewaterhouseCoopers, where he served the managed care and healthcare sector
•Receive a Bachelor of Science in Accounting from the University of Missouri
REASONS FOR NOMINATION:
Mr. DeVeydt’s positions as chief executive officer and chief financial officer at public companies in regulated industries and as a partner at PricewaterhouseCoopers LLP provide him with strong financial acumen along with a deep understanding of regulated industry operations and extensive leadership skills, particularly in the areas of accounting and finance. His significant experience in internal controls, capital markets, corporate governance, risk management and strategic planning from both a managed care public company and public accounting perspective make him an asset to the Board.
CURRENT DIRECTORSHIPS:
•Surgery Partners, Inc.
•Zelis Healthcare
PRIOR DIRECTORSHIPS:
•NiSource, Inc.
•Grupo Notre Dame Intermedica
•Myovant Sciences Ltd.
QUALIFICATIONS AND EXPERIENCE:

	Leadership	Finance and Accounting	Healthcare and Insurance

	ESG and Community Involvement	Public Company Board and Governance

Proposal 1 – Election of Directors	31

AGE: 64 DIRECTOR SINCE: April 2006 RACE/ETHNICITY AND GENDER: White Male COMMITTEES: •Governance •Value Creation
Frederick H. Eppinger Director, President and Chief Executive Officer of Stewart Information Services Company

EXPERIENCE:
•Chief Executive Officer since 2019 and a Director since 2016 of Stewart Information Services Company
•Director, President and Chief Executive Officer of The Hanover Insurance Group, Inc. (insurance and financial services industries) from 2003 to 2016
•Senior Partner at McKinsey & Co. from 1985 to 2000
•Served as a director of QBE Insurance Group Limited
•Received a Bachelor of Arts from the College of the Holy Cross and a Master of Business Administration from the Tuck School of Business Administration at Dartmouth College
REASONS FOR NOMINATION:
Mr. Eppinger has more than 30 years of experience in the insurance industry. As Chief Executive Officer of Hanover Insurance, Mr. Eppinger led the company’s growth from its regional status to a global property/casualty carrier. Mr. Eppinger’s range of experience includes, in particular, experience as a chief executive officer, community involvement, as well as organizational development and insurance industry expertise.
CURRENT DIRECTORSHIPS:
•Stewart Information Services Company
QUALIFICATIONS AND EXPERIENCE:

	Leadership	Finance and Accounting	Healthcare and Insurance

	ESG and Community Involvement	Public Company Board and Governance

32	Centene Corporation

AGE: 63 DIRECTOR SINCE: November 2022 RACE/ETHNICITY AND GENDER: African-American Male COMMITTEES: •Compensation and Talent •Value Creation
Monte E. Ford Principal Partner, Chief Information Officer Strategy Exchange

EXPERIENCE:
•Principal Partner for Chief Information Officer Strategy Exchange, which is a leading cross-industry consortium of Chief Information Officers from many of the world’s largest companies, since 2015
•Chief Executive Officer of Aptean, Inc., a software solutions provider, from 2012 to 2013
•Chief Information Officer of American Airlines, Inc. from 2000 to 2012
•Served as the Chief Information Officer for Associates First Capital, a financial services company
•Received a Bachelor of Science from Northeastern University
REASONS FOR NOMINATION:
Mr. Ford’s positions as chief executive officer and chief information officer at public companies in regulated industries provide him with a deep understanding of regulated industry operations and extensive leadership skills, particularly in various areas of technology. His significant experience in leadership, corporate governance, technology, risk management and strategic planning, consumer and retail industries make him an asset to the Board.
CURRENT DIRECTORSHIPS:
•JetBlue Airways Corporation
•Iron Mountain Inc.
•Akamai Technologies, Inc.
PRIOR DIRECTORSHIPS:
•Health Care Service Corporation (HCSC)
•MoneyGram International, Inc.
QUALIFICATIONS AND EXPERIENCE:

	Leadership	Healthcare and Insurance	ESG and Community Involvement

	Technology	Public Company Board and Governance

Proposal 1 – Election of Directors	33

AGE: 42 DIRECTOR SINCE: September 2021 RACE/ETHNICITY AND GENDER: White Female COMMITTEES: •Value Creation
Sarah M. London Chief Executive Officer of Centene Corporation

EXPERIENCE:
•Joined the Company in September 2020
•Chief Executive Officer of the Company since March 2022
•Prior to being appointed CEO in March 2022, served as the Company's Vice Chairman since September 2021
•Served as the Company’s President, Health Care Enterprises and Executive Vice President, Advanced Technology from March 2021 to September 2021
•Served as the Company’s Senior Vice President, Technology and Modernization from September 2020 to March 2021
•Served as both Senior Principal and Partner for Optum Ventures from May 2018 to March 2020 and Chief Product Officer of Optum from March 2016 to May 2018
•Vice President, Client Management and Operations for Humedica from March 2014 to March 2016
•Received a Bachelor of Arts from Harvard College and a Master of Business Administration from the University of Chicago Booth School of Business
REASONS FOR NOMINATION:
As Centene’s Chief Executive Officer, Ms. London is focused on delivering long-term value creation for our stockholders by executing on a disciplined strategy of cost savings, gross margin expansion and member experience improvement. The Board benefits from her management perspective in evaluating strategic decisions facing the Company.
QUALIFICATIONS AND EXPERIENCE:

	Leadership	Finance and Accounting	Healthcare and Insurance

	ESG and Community Involvement	Technology	Public Company Board and Governance

34	Centene Corporation

AGE: 64 DIRECTOR SINCE: October 2019 RACE/ETHNICITY AND GENDER: White Female COMMITTEES: •Compensation and Talent •Governance
Lori J. Robinson Retired United States Air Force General

EXPERIENCE:
•Served in the Air Force until her retirement in July 2018 following a 36-year military career, including Commander of North American Aerospace Defense Command and U.S. Northern Command from 2016 to 2018
•Commander, Pacific Air Forces and Air Component Commander for U.S. Pacific Command, from 2014 to 2016, and as Vice Commander, Air Combat Command, from 2013 to 2014
•Her international experience includes supporting the U.S. Indo-Pacific Command’s objectives and defending and promoting U.S. interests in the Pacific and Asia
•A Four Star General and was the first female Combatant Commander for the United States
•Named to Time magazine’s list of 100 most influential people in 2016
•Received a Bachelor of Arts from the University of New Hampshire, Master of Arts in Education Leadership and Management from Troy State University and a Master in National Security and Strategic Studies from Naval War College
REASONS FOR NOMINATION:
General Robinson brings significant leadership, strategy oversight and execution, crisis management and international experience and expertise, having served as the former Commander, U.S. Northern Command and North American Aerospace Defense Command, Department of the Air Force (Ret.).
CURRENT DIRECTORSHIPS:
•Korn Ferry
•NACCO Industries, Inc.
QUALIFICATIONS AND EXPERIENCE:

	Leadership	ESG and Community Involvement	Public Company Board and Governance

Proposal 1 – Election of Directors	35

AGE: 68 DIRECTOR SINCE: January 2022 RACE/ETHNICITY AND GENDER: White Male COMMITTEES: •Compensation and Talent •Value Creation
Theodore R. Samuels Former President, Capital Guardian Trust Company

EXPERIENCE:
•Has over 35 years of experience in the financial industry and brings to our Board extensive business and operational expertise, particularly with respect to economics, capital markets and investment decision making
•Former President of Capital Guardian Trust Company and a former global equity portfolio manager at Capital Group, one of the most prominent investment management organizations in the world
•While at Capital Group he served on numerous management and investment committees, with an eye towards long-term shareholder value creation
•Received a Bachelor of Arts from Harvard College and a Master of Business Administration from Harvard Business School
REASONS FOR NOMINATION:
Mr. Samuels’ range of experience includes, in particular, public company governance, community involvement, investment management, value creation, and capital markets. His institutional investment experience and understanding of stockholder value creation make him an asset to the Board.
CURRENT DIRECTORSHIPS:
•Bristol Myers Squibb
•Perrigo Company, plc.
PRIOR DIRECTORSHIPS:
•Stamps.com
QUALIFICATIONS AND EXPERIENCE:

	Leadership	Finance and Accounting	Healthcare and Insurance

	ESG and Community Involvement	Public Company Board and Governance

36	Centene Corporation
Independence of Directors
In accordance with the NYSE’s listing requirements, the Board has evaluated, for each of the director nominees, his or her independence from the Company and its management. In its evaluation, the Board reviewed whether any transactions or relationships exist currently, or existed during the past three years, between each nominee and the Company or its subsidiaries, affiliates or independent auditors. The Board also examined whether there were any transactions or relationships between each nominee and members of the senior management of the Company or their affiliates.
Based on this review and the NYSE’s definition of “independence,” the Board has affirmatively determined that all director nominees are independent as defined under the rules of the NYSE, except for Ms. London and Mr. Burdick due to their current or recent employment by the Company, as applicable. In addition, as disclosed under "Related Party Transactions", Mr. Burdick is the Chairman and CEO of LifeStance Health Group, Inc., to which the Company has made payments. The independent directors currently are Mr. Ayala, Ms. Blume, Mr. Coughlin, Mr. Dallas, Mr. DeVeydt, Mr. Eppinger, Mr. Ford, Mr. Gephardt, General Robinson, Mr. Samuels and Mr. Trubeck. The Board has also determined that each of the members of our Compensation and Talent Committee meet the enhanced independence requirements under the rules of the NYSE. The Board has also determined that each of the members of our Audit and Compliance Committee is “independent” for purposes of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and the NYSE’s listing requirements, and that each member is an “audit committee financial expert” as that term is defined by SEC regulations. The Board previously determined that Robert K. Ditmore, Leslie Norwalk, John R. Roberts, and Tommy G. Thompson, each of whom served on our Board during 2022, satisfied the independence requirements of the NYSE listing standards.
In the course of the Board’s determination regarding the independence of each director nominee, it considered that Mr. DeVeydt is the executive chairman of Surgery Partners, Inc., with which the Company conducts business. The Board determined that the Company’s relationship with Surgery Partners, Inc. did not impact Mr. DeVeydt’s independence, including because the amounts paid by the Company to Surgery Partners, Inc. were below the thresholds of the NYSE listing standards. Accordingly, no director or director nominee, excluding Ms. London and Mr. Burdick, has a direct or indirect material relationship with us except for their role as a director or stockholder.
Director Nomination Process
In making its annual director nominations determination, the Board’s objective is to recommend a group of directors that can best ensure the continuing success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience and perspectives.
The Governance Committee recommends to the Board director candidates for nomination and election during the annual stockholders meeting or for appointment to fill vacancies. The Governance Committee works with our Board to determine the characteristics, skills, and experience for the Board as a whole and its individual members with the objective of having a board with diverse backgrounds, skills, and experience. The Board has adopted the "Rooney Rule," in which it will include diverse candidates in the interviewing process for a director role.
The Board does not believe that directors should expect to be re-nominated annually. In determining whether to recommend a director for re-election, the Governance Committee considers the director’s tenure, participation in and contributions to the activities of the Board, the results of the most recent Board evaluation, meeting attendance and how the director’s experience, qualifications and skills complement the experience, qualifications and skills of the Board as a whole.
When the Governance Committee recruits new director candidates, that process typically involves either a search firm or a member of the Governance Committee or Board contacting a prospect to assess interest and availability. A candidate will then meet with members of the Board and our Chief Executive Officer. At the same time, the Governance Committee and the search firm will contact references for the candidate. A background check is completed before a final candidate recommendation is made to the Board. Mr. Ford was initially identified by the search firm and his candidacy was recommended by the Governance Committee.

Proposal 1 – Election of Directors	37
Stockholder Nominations of Director Candidates
Stockholders may recommend individuals to the Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to Governance Committee, c/o Corporate Secretary, Centene Corporation, 7700 Forsyth Boulevard, St. Louis, Missouri 63105. Assuming that appropriate biographical and background material has been provided on a timely basis in accordance with the procedures set forth in our By-laws, the Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.

38	Centene Corporation
Corporate Governance
Corporate Governance Principles
The Governance Committee developed and recommended to the Board a set of corporate governance guidelines, which the Board adopted. Our Corporate Governance Guidelines may be found on our website at www.centene.com. These guidelines include: a limitation on the number of boards on which a director may serve, qualifications for directors (including a requirement that directors be prepared to resign from the Board in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities), director orientation and continuing education, and a requirement that the Board and each of its Committees perform an annual self-evaluation.
Our Governance Practices
We strive to implement best practices in stockholder rights and strong corporate governance policies that promote the long-term interests of stockholders, strengthen Board and management accountability, and build on our environmental, social and governance leadership. We have enhanced our corporate governance framework over time based on input from our Board, stockholders and other governance experts. Our governance practices include:
Stockholder Rights

Annual Election of Directors. We have an unclassified Board. All directors are elected annually for one-year terms

Majority Voting Uncontested Director Elections. Any director nominee must resign if they do not receive an affirmative vote of a majority of votes cast in an uncontested election. The Board will then determine whether to accept the resignation and disclose any decision not to accept the resignation

Removal Rights. Stockholders can remove directors with or without cause
Proxy Access. Up to 20 stockholders owning at least 3% of shares continuously for three years may nominate up to the greater of two individuals or 20% of our Board
Special Meeting Rights. Stockholders owning at least 10% of our outstanding shares have the right to call a special meeting of the stockholders
Action by Written Consent Rights. Stockholders have the right to act by written consent
No Stockholder Rights Plan. We do not have a stockholder rights plan, commonly referred to as a “poison pill“
No Supermajority Vote Provisions. We do not have any supermajority vote provisions in our Articles of Incorporation or By-laws
No Cumulative Voting. We have a single class of shares with equal voting rights

Corporate Governance	39
In response to stockholder feedback, we made a number of changes to our Corporate Governance practices during 2022 as set forth below.

Category	What We Heard	What We Changed

Board Refreshment	Long-tenured Lead Independent Director	Appointed James Dallas as new Lead Independent Director in January 2022
	Separate CEO and Chairman roles	Separated CEO and Chairman roles in April 2022
	Refresh Board	Appointed Kenneth Burdick, Christopher Coughlin, Wayne DeVeydt and Theodore Samuels in January 2022
Appointed Monte Ford in November 2022
Average age of Board members reduced to 62
Average tenure of Board members reduced to 3.6 years
	Adopt retirement policy	Adopted mandatory retirement policy at age 75

Enhance Stockholder Rights	Declassify Board of Directors	Declassified Board of Directors; all directors to stand for election annually beginning in 2023
	Stockholder special meeting rights	Amended Certificate of Incorporation and By-laws to provide stockholders with 10% ownership the right to call a special meeting
	Stockholder written consent rights	Amended Certificate of Incorporation and By-laws to provide stockholders the right to act by written consent
	Improve stockholder proxy access rights	Amended By-laws to shorten the proxy access ownership rights to 3 years
Amended By-laws to shorten the advance notice window to 90 – 120 days

Modernize Board Committees	Rotate membership of committees	Committee membership refreshed in January 2022 and in August 2022
	Refresh chairs of committees	All committees have refreshed their chairs since November 2021
	Reduce the number of committees	Number of committees reduced from 7 to 4 in August 2022
	Clarify roles of committees	Committee charters revised with responsibilities realigned in August 2022

40	Centene Corporation
Board Practices

Commitment to Board Refreshment. 80% of our directors have joined the Board in the last 3.5 years and have expanded the Board’s scope of experience
Independent Board: 80% of the Director Nominees are independent
Separate Chair of the Board and Chief Executive Officer. The Board has chosen to separate the roles of Chief Executive Officer and Chairman of the Board
Independent Board Leadership. Our Chairman of the Board is a non-executive, independent director.
Independent Board Committees. Each of the Audit and Compliance Committee, Compensation and Talent Committee, and Governance Committee is comprised entirely of independent directors
“Rooney Rule” for Board Recruitment. The Board requires that women and minorities be included in the initial pool of candidates when selecting new director nominees
Committee Charters. Each standing committee operates under a written charter that has been approved by the Board and is reviewed annually
Executive Sessions. Independent directors meet regularly without management and non-management directors
Mandatory Retirement Age. Mandatory retirement age of 75 provides regular opportunities for Board refreshment

Limits on Public Company Directorships. To ensure directors are able to devote sufficient time and attention to their responsibilities as board members, directors may not serve on more than three boards of other public companies

Continuing Education for Directors. The Board is regularly updated on the Company’s businesses, strategies, customers, operations and employee matters, as well as external trends and issues that affect the Company. Directors also are encouraged to attend continuing education courses relevant to their service on our Board

Board and Committee Self-Evaluation Process. Our Board and committees conduct annual performance self-evaluations led by the chair of the Governance Committee, including one-on-one interviews
Political Contributions Disclosures. We publicly disclose our political contributions and public advocacy efforts and the contributions of our federal and state political action committees

Strong Codes of Ethics. Centene is committed to operating its business with the highest level of integrity and has adopted codes of ethics that apply to all directors and senior financial personnel, and a code of conduct that applies to all employees

The Board continuously reviews our governance practices, assesses the regulatory and legislative environment, and adopts the governance practices that best serve the interests of our stockholders.
Changes to Certificate of Incorporation and By-laws
During the past few years, we have taken steps to enhance strong governance practices. At our Special Stockholder Meeting on September 27, 2022, our stockholders approved amendments to our Certificate of Incorporation to (i) immediately declassify the Board so that the terms of the Company’s directors end at the 2023 Annual Meeting of Stockholders and all director nominees will stand for election annually, (ii) remove the prohibition on stockholders calling special meetings and (iii) permit stockholders to act by written consent, subject to certain terms and conditions.
We also amended our By-laws to permit stockholders holding 10% of our outstanding shares to call a special meeting. In addition, we also amended our By-laws to shorten the “proxy access” ownership requirement to three years and shorten the advance notice window to 90 – 120 days, each to align with market standards.

Corporate Governance	41
We believe these changes will enhance our corporate governance practices that promote long-term interests of our stockholders and strengthen Board and management accountability.
Proxy Access
Proxy access allows stockholders who meet minimum stock ownership and holding period requirements, and who comply with specified procedural and disclosure requirements, the opportunity to include their director nominees in the Company’s proxy materials. We believe proxy access gives our long-term stockholders a valuable right and enables them to have an important voice in director elections. The following is a summary outlining key details of requirements related to our proxy access By-law:

Ownership Threshold	at least 3% of the Company’s outstanding common stock
Group Ownership	a group of 20 or less holders
Ownership Period	at least 3 years of continuous ownership
Number of Nominees	the greater of two individuals or 20% of the Board (not to exceed one-half of the number of directors up for election at the annual meeting)
Board and Committee Structure
Board Leadership Structure
The Board determines the most suitable leadership structure from time to time. At present, the Board has chosen to separate the roles of Chief Executive Officer and Chairman of the Board. Sarah London is our Chief Executive Officer and H. James Dallas is our independent, non-executive Chairman of the Board. We believe this structure is optimal for Centene at this time because it allows Ms. London to focus on leading the organization while our Chairman focuses on leading the Board.
Structure of Board of Directors
Our Amended and Restated By-laws provide that our Board of Directors shall consist of five to fourteen directors, with the exact number of directors on the Board being fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Currently, the Board is fixed at thirteen directors, with the Board size reduced to ten effective as of the 2023 Annual Meeting, with eight of the ten directors considered independent. H. James Dallas serves as non-executive independent Chairman of the Board. All ten members of the Board are standing for re-election to hold office until the 2024 Annual Meeting of Stockholders.

42	Centene Corporation
Board Committees and Functions
In response to stockholder feedback, we modernized our Board Committee structure and refreshed our Committee membership as described below.

Category	What We Heard	What We Changed

Modernize Board Committees	Rotate membership of committees	Committee membership refreshed in January 2022 and in August 2022
	Refresh chairs of committees	All committees have refreshed their chairs since November 2021
	Reduce the number of committees	Number of committees reduced from 7 to 4 in August 2022
	Clarify roles of committees	Committee charters revised with responsibilities realigned in August 2022

In August 2022, the Board evaluated its committee structure, including the number of committees, the functions of the committees and the composition of the committee membership, and determined to update its committee structure to better align with our business and operations and the mix of experience, qualifications and skills our directors bring to the Board. As a result of the review, the Board eliminated its Compliance Committee, Environmental and Social Responsibility (ESR) Committee, Government and Regulatory Affairs Committee and Technology Committee. The Board created a new Value Creation Committee, and reallocated oversight responsibilities of the eliminated committees to the remaining standing committees. Following the committee restructuring, the Board now has the following four standing committees:
•Audit and Compliance Committee, with jurisdiction over financial statements and disclosures; controls and procedures (including information technology and cybersecurity controls and procedures); the independent auditor; oversight of risk management; reviews capital structure; compliance (specifically, the jurisdiction of the prior Compliance Committee); and those aspects of ESG that relate to financial reporting;
•Compensation and Talent Committee, with jurisdiction over executive compensation;
•Governance Committee, with jurisdiction over director evaluation process; the Board and committee composition; succession planning; general environmental, social and governance matters (specifically, the jurisdiction of the prior ESR Committee, except for ESG issues related to financial reporting which are overseen by the Audit and Compliance Committee); government relations (specifically the jurisdiction of the prior Government and Regulatory Affairs Committee); and bi-annual review of the political activity report; and
•Value Creation Committee, with jurisdiction over value creation, technology (including cybersecurity strategy), digitalization, and quality and member experience (including Star ratings strategy).
Our prior committees, the Compliance Committee, the Environmental and Social Responsibility Committee, the Government and Regulatory Affairs Committee and the Technology Committee each met twice prior to their dissolution on August 24, 2022.

Corporate Governance	43
The table below shows membership as of March 24, 2023 in our standing committees and the number of meetings of each committee held in 2022.

Current Directors	Audit and Compliance Committee	Compensation and Talent Committee	Governance Committee	Value Creation Committee
Orlando Ayala
Jessica L. Blume
Kenneth A. Burdick
Christopher J. Coughlin
H. James Dallas
Wayne S. DeVeydt
Frederick H. Eppinger
Monte E. Ford
Richard A. Gephardt
Sarah M. London
Lori J. Robinson
Theodore R. Samuels
William L. Trubeck
Number of Meetings Held in 2022	11	11	23	2

Chair	Member

44	Centene Corporation

Audit and Compliance Committee
RESPONSIBILITIES:
•Appoints, evaluates, oversees the work and compensation of, and removal of, the Independent Auditors; reviews and approves in advance the terms of the engagement of the Independent Auditors and all audit and permissible non-audit services to be provided by the Independent Auditors.
•Oversees the Internal Audit function and reviews with Internal Audit the risk assessment process, results and resulting annual audit plan for the upcoming year and the results of internal audit activities.
•Oversees policies with respect to risk assessment and risk management, oversees the Company’s financial risks and discusses with management the Company’s enterprise risk management program.
•Reviews with the Independent Auditors and management both management’s assessment and the Independent Auditors’ annual report on the effectiveness of the Company’s internal controls and reviews with management the adequacy and effectiveness of the Company’s internal controls, financial controls, and disclosure controls and procedures, including with regard to ESG.
•Reviews with management and, if appropriate, the Independent Auditors, the Company’s annual and quarterly financial statements, earnings press releases and significant accounting policies regarding financial information and earnings guidance provided to analysts and rating agencies.
•Reviews litigation and other legal or regulatory matters that may have a material impact on the Company’s financial statements.
•Reviews the Company’s information technology security program and reviews and discusses the controls around cybersecurity, including the Company’s business continuity and disaster recovery plans.
•Establishes, oversees and reviews procedures related to (i) the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, auditing matters, or federal securities laws reporting and disclosure matters; and (ii) the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters by employees.
•Reviews capital structure, insurance programs, tax policies, and mergers and acquisitions.
•Oversees the Ethics and Compliance Program, and matters related to the Company's compliance with laws and regulations.

MEMBERS:
•William Trubeck, Chair
•Orlando Ayala
•Jessica Blume
•Christopher Coughlin
•Wayne DeVeydt
MEETINGS IN 2022: 11
MEMBER QUALIFICATIONS:
•Each member of the Audit and Compliance Committee is independent, in accordance with the NYSE standards, SEC rules and the Company’s Corporate Governance Principles
•Each member of the Audit and Compliance Committee meets the financial literacy requirements of the NYSE Listed Company rules
•In addition, our Board has determined that each of Messrs. Coughlin, DeVeydt, Trubeck and Ms. Blume qualifies as an “audit committee financial expert” within the meaning of SEC regulations
REPORT:
The Audit and Compliance Committee Report is on page 121

Corporate Governance	45

Compensation and Talent Committee
RESPONSIBILITIES:
•Annually reviews and approves corporate goals and objectives relevant to our CEO’s compensation.
•Reviews and makes recommendations to the Board with respect to our CEO’s compensation.
•Reviews and approves the compensation of our other executive officers.
•Oversees an evaluation of our senior executives.
•Oversees and administers our equity incentive plans.
•Reviews and discusses with management the compensation, discussion and analysis section of the proxy statement.
•Assists in the oversight of risks associated with our compensation plans and policies.
•Reviews and makes recommendations to the Board with respect to director compensation.
•Reviews the results of any advisory stockholder vote on executive compensation and considers whether to make or recommend adjustments to the Company’s executive compensation as a result of such vote.
•Retains and terminates any compensation consultant to be used to assist the Compensation and Talent Committee in the evaluation of executive compensation.
•Reviews human capital management strategies, including initiatives for talent diversity, equity and inclusion, equal employment, pay equity and corporate culture.

MEMBERS:
•Christopher Coughlin, Chair
•Monte Ford
•Richard Gephardt
•Lori Robinson
•Theodore Samuels
•William Trubeck
MEETINGS IN 2022: 11
MEMBER QUALIFICATIONS:
Each member of the Compensation and Talent Committee is independent, in accordance with the NYSE standards and the Company’s Corporate Governance Principles
REPORT:
The Compensation and Talent Committee Report is on page 99

46	Centene Corporation

Governance Committee
RESPONSIBILITIES:
•Oversees the Board and each committee’s composition (including member qualifications), structure, size and succession planning.
•Monitors corporate governance developments and recommends changes to our Certificate of Incorporation, By-laws and Corporate Governance Guidelines to the Board.
•Reviews the Company's Environmental, Social, Health, and Governance Report.
•Oversee key public policy issues relating to environmental and social responsibility, social determinants of health and healthcare reform.
•Oversees the evaluation of the Board, its committees and each director.
•Reviews any related party transactions.
•Oversees policies by which interested parties, including stockholders, may make significant concerns known to the Board.
•Oversees policies and practices regarding political and charitable activities, including any contributions therewith.
•Oversees Board and management succession planning.
•Oversees risks related to corporate governance and environmental and social issues and political and regulatory changes.

MEMBERS:
•Jessica Blume, Chair
•Wayne DeVeydt
•Frederick Eppinger
•Lori Robinson
MEETINGS IN 2022: 23
MEMBER QUALIFICATIONS:
•Each member of the Governance Committee is independent, in accordance with the NYSE standards and the Company’s Corporate Governance Principles

Corporate Governance	47

Value Creation Committee
RESPONSIBILITIES:
•Oversees the Company's long-term value creation, growth and strategic initiatives and plans.
•Periodically reviews the status of the existing enterprise-level IT programs and associated budget and expenditures for the Company and its business segments, makes recommendations to the Board with respect to enterprise-level IT and cybersecurity related projects and investments that require Board approval, and oversees the Company's management of risks associated with the Company’s systems and technology, including risks related to cybersecurity and privacy, and the Company’s third-party/vendor data security strategy.
•Oversees and provides guidance to management and the Board with respect to the Company’s information technology, digitization, artificial intelligence and cybersecurity programs, strategy and initiatives.
•Oversees quality and member experience initiatives and plans including Star ratings strategy.

MEMBERS: •Kenneth Burdick, Chair •James Dallas •Frederick Eppinger •Monte Ford •Sarah London •Theodore Samuels MEETINGS IN 2022: 2

48	Centene Corporation
Director Engagement
Board Meetings and Attendance

2022 Meetings
Board	24	79 Board and Committee Meetings held in 2022[1]
Audit and Compliance Committee	11
Compensation and Talent Committee	11
Governance Committee	23

Value Creation Committee	2
1Total Board and Committee meetings held in 2022 include meetings for committees that were dissolved on August 24, 2022. The Compliance Committee, the Environmental and Social Responsibility Committee, the Government and Regulatory Affairs Committee and the Technology committee each met twice in 2022.
During 2022, each of our directors attended at least 80% of the aggregate number of meetings of the Board and all committees held during the period in which the director served. Average meeting attendance by all current directors serving during 2022 was 93%. As stated in our Corporate Governance Guidelines, we believe it is important for the members of our Board to attend the annual meeting of stockholders. All directors who were members of the Board at the time of the 2022 annual meeting of stockholders attended the meeting. During each regularly scheduled Board and Committee meeting, and as appropriate during special meetings, the directors meet privately in executive session. During each regularly scheduled Board meeting, the non-management directors meet privately in executive session as well.
Director Education and Orientation Program
The Company provides an orientation and continuing education process for Board members to enable them to stay current on developments related to their Board and committee service. Educational opportunities may include seminars, presentations, relevant materials, meetings with key management, and/ or visits to Company facilities. The Governance Committee is responsible for reviewing the Company’s programs relating to director orientation and continuing education from time to time.

New Director Orientation	Shortly after joining the Board, the Company provides an in-person, high-touch, customizable orientation and onboarding experience. At the end of their orientation, new directors should: know key information about Centene’s business, vision, strategy, leaders, and organization; feel excited about joining the Board, welcomed and supported as a new director, and well-informed about their responsibilities and duties as directors and on any committees in which they serve; and have access to resources, information, and contacts that will enable them to be effective in their role.

Continuing Education	We joined the National Association of Corporate Directors and encourage our Board members to take advantage of its numerous educational resources and programs. The Company provides quarterly updates on continuing education opportunities and, pursuant to our director education policy, will reimburse Board members for the cost of any programs Board members attend as well as costs related to membership in relevant associations.

Beyond the Boardroom	Throughout their service, our directors have discussions with each other and senior leadership of the Company outside of regularly scheduled Board and committee meetings in order to share ideas and perspectives, build relationships, and gain a deeper understanding of the Company’s business.

Corporate Governance	49
Annual Board and Committee Self-Evaluations
Our Corporate Governance Guidelines and each of our committee charters require the Board and each committee to conduct an annual self-evaluation to determine whether the Board and its committees are functioning effectively.
The following are some of the enhancements made to the self-evaluation process in 2022:
•Evaluation Survey: The Governance Committee reviews and approves evaluation survey forms for each committee and the Board. These surveys are completed by each Board and committee member.
•The evaluations ask for feedback on the leadership of the Board and committee, the content of the meetings, the role and structure of the committees, interaction with management, and each individual's performance. The evaluations also survey the Board members on the topics they deemed most important to discuss.
•One-on-one Director Discussions: The Chair of the Governance Committee conducts individual meetings with each director to obtain candid feedback.
•Executive Session: Each committee and the Board discusses the results of the evaluations during executive session following the end of the fiscal year. The Chair of the Governance Committee shares the feedback with the Board to focus on areas in which the Board believes that it could improve.
•Implementation: Areas for improvement are communicated to the Board, management and the committees and action plans are developed and implemented.
Board Oversight of Risk Management
Strategic Oversight
Our Board oversees and provides advice and guidance to senior management on the formulation and implementation of the Company's strategic plans, including the development of growth strategies by our senior management team.
•This occurs year-round through presentations and discussions covering the competitive landscape, strategy, business planning and growth initiatives, both during and outside Board and committee meetings.
•The Board annually holds a Board retreat focused on the Company's long-term strategy.
•Our Board’s focus on overseeing risk management enhances our directors’ ability to provide insight and feedback to senior management on its development and implementation of the Company's long-term strategic plan.
•Our Chairman helps facilitate our Board’s oversight of strategy, including through discussions with independent directors during executive sessions, as needed.
Throughout 2022, our Board engaged on an ongoing basis with our CEO and CFO, as well as other key members of senior management to develop a growth-focused long-term strategy. The Company announced our long-term financial targets at our Investor Day in December 2022.
•This took various forms, ranging from high-level discussions regarding strategic direction, reviews of existing and new business initiatives and progress on the execution of our value creation strategy as well as organic and inorganic growth opportunities.
•The Board provided oversight on the execution of several key milestones in our Value Creation Plan including (1) a reduction of our real estate footprint following a strategic review of our real estate portfolio, representing an approximate 70% decrease in domestic leased space, which is expected to result in annual expense savings of more than $200 million, (2) signing a multi-year contract with Express Scripts, Inc. to provide our pharmacy benefit services commencing in 2024, and expected to drive significant value in 2024 and beyond, (3) completing the divestitures of PANTHERx Rare (PANTHERx), our Spanish and Central European businesses, and Magellan Rx, (4) completing $3.0 billion of common stock repurchases, $318 million of senior note repurchases, repaying our $180 million construction loan, and repaying over $100 million in revolver and term loan borrowings.
•Discussions are focused on the quality and diversity of our people as well as alignment with our goal of long-term value creation for our stockholders and underscored by considerations such as risk management, culture and reputation.

50	Centene Corporation
Our Board will continue to receive regular updates from, and provide advice to, management as they execute on the Company's strategy.
Risk Oversight
The Board has overall responsibility for the oversight of enterprise-wide risk management at Centene, while management is responsible for day-to-day risk management. The Board implements its risk oversight function both as a whole and through its committees. Each Board committee oversees risks associated with its respective principal areas of focus and then reports to the Board. These areas of focus include competitive, economic, operational, financial (including accounting, credit, liquidity and tax), legal, regulatory, compliance, political, strategic and reputational risks.
The oversight responsibility of the Board and its committees is assisted by management reporting processes designed to provide visibility to the Board of the identification, assessment, prioritization and management of critical risks and management’s risk mitigation strategies. The Company’s process for the evaluation of risk is based on a blend of principles associated with the Committee of Sponsoring Organizations of the Treadway Commission (COSO) enterprise risk management framework, Enterprise Risk Management – Integrating with Strategy and Performance and ISO 31000: 2018 Risk Management. The primary goals of the enterprise risk management program are to enhance management’s ability to identify and assess the Company’s current risk status, gain insights on emerging risks, improve management’s strategic and operational decision-making ability and provide clear and timely communication of cross-functional risks to management and the Board. The enterprise risk management process is facilitated by the Company’s Internal Audit department. An enterprise risk management committee comprised of senior leaders within the Company meets at least four times per year to discuss the most significant known and emerging risks to the Company identified by the Company’s enterprise risk management process and the steps management has taken to identify, monitor, assess, and control or avoid such exposures. The enterprise risk management committee also reviews performance measures against the company's risk appetite and tolerance and provides recommendation(s) of corrective action, where appropriate. The enterprise risk management process is an active process and is continually enhanced and updated.
The Company’s Risk department provides an enterprise risk management report to the full Board at least four times per year. Each Board committee reports to the Board any significant issues relating to their relevant risk areas.
The principal areas of focus for enterprise risk management of the Board and each of its committees are summarized below. Each committee may meet in executive session with key management personnel and representatives of outside advisors as the committee members deem appropriate.

Corporate Governance	51
Primary Areas of Risk Oversight

Full Board
•Strategic, financial and execution risks and exposures associated with the annual operating plan and long-term strategic plan
•Major litigation and regulatory exposures, information security and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; and material acquisitions and divestitures

Audit and Compliance Committee	Compensation and Talent Committee	Governance Committee	Value Creation Committee

•Risks and exposures associated with financial matters and regulatory requirements, including financial reporting, accounting, disclosure and compliance, internal control over financial reporting, financial policies, capital structure investment guidelines, liquidity matters and the Company’s regulatory compliance programs
•Legal and compliance risks
•Risks associated with information technology, including cybersecurity, privacy, disaster recovery and critical infrastructure assets
•Risks and exposures associated with leadership assessment and executive and non-executive compensation programs and arrangements, including incentive plans
•Risks and exposures relating to the Company’s programs and policies relating to compliance with SEC governance requirements, NYSE listing requirements and similar legal requirements
•Corporate governance and director independence
•Director and chief executive officer succession planning
•Risks associated with environmental and social responsibility, social determinants of health and healthcare reform related risks and opportunities
•Risks associated with political and regulatory changes

•Risks and exposures associated with quality and member experience initiatives
•Quality and effectiveness of the execution of the Company’s information technology initiatives and programs
•Risks associated with the execution of the Company’s long-term value creation (including margin expansion), growth and strategic initiatives and plans

Cybersecurity
The Value Creation Committee is responsible for the quality and effectiveness of the Company's information technology, including cybersecurity programs, and the Audit and Compliance Committee manages the risks related to cybersecurity. The Audit and Compliance Committee receives updates on the Company's cybersecurity incident response plan and disaster recovery.
Succession Planning
As reflected in our Corporate Governance Guidelines, the Board's primary responsibilities include planning for CEO succession and monitoring and advising on succession planning for other executive officers. The Board's goal is to have a long-term and continuous program for effective senior leadership development and succession. The Board also has contingency plans in place for emergencies such as departure, death, or disability of the Chairman of the Board, the CEO or other executive officers.

52	Centene Corporation
This involves extensive planning and oversight, including:
•The entire Board works with the Governance Committee to evaluate potential successors to the CEO.
•The CEO regularly evaluates and recommends potential successors for her role as well as other senior management roles, and recommends development plans for such individuals to the Governance Committee.
•The CEO discusses with the Compensation Committee individuals with high potential for succession as compensation decisions are being made.
•High-potential executives are regularly challenged with additional responsibilities to expose them to our diverse operations, as we strive to develop well-rounded and experienced senior leaders.
•Potential successors attend Board and Committee meetings and interact frequently with the Board in informal settings, so directors can get to know and evaluate them.
•The Governance Committee formally reports to the full Board at least annually on succession planning, and the Board discusses succession planning regularly at scheduled meetings, including in executive sessions, as appropriate.
Sarah London's appointment as CEO of the Company in March 2022 and James Dallas as Chairman of the Board in April 2022, was the culmination of a nine-month long succession planning process. In July 2021, our longstanding CEO, Michael Neidorff informally communicated to the Board that he may decide for personal reasons to step down before the end of his contract, after which the Board and Mr. Neidorff established a succession planning initiative to ensure a full continuity plan. Sarah London was appointed Vice Chairman of the Board in September 2021. James Dallas was appointed as the Lead Independent Director in January 2022. In February 2022, the Board of Directors approved a request from Michael Neidorff for a paid medical leave of absence from his roles as Chief Executive Officer, Chairman, and a director of the Company. The Board also (i) appointed James Dallas as the Acting Chairman of the Board and (ii) appointed an expanded Office of the Chairman, consisting of Sarah London, Vice Chairman of the Board; Brent Layton, the Company’s President and Chief Operating Officer; Drew Asher, the Company’s Chief Financial Officer; and Shannon Bagley, the Company’s Chief Administrative Officer, to oversee the day-to-day management of the Company and discharge the duties of the Chief Executive Officer on an interim basis. During this time, the Board conducted an internal and external search process to determine a permanent CEO, which concluded as Sarah London was appointed as CEO in March 2022.
In addition, Ken Fasola was appointed as President in December 2022, and James Murray as Executive Vice President, Chief Operating Officer, as Brent Layton, the Company's then-President and Chief Operating Officer announced his intention to retire in late 2023.
Management also focuses on succession planning at all people leader positions throughout the organization. During the Company's annual performance review process, each leader identifies high performing talent who are potential successors for their roles, as well as any areas where we might have gaps.
Government Relations and Related Activities
We believe that engagement with governmental officials and agencies plays a key role in influencing sound public healthcare policy as well as shaping regulations and legislation that govern our business now and into the future. In keeping with our purpose to transform the health of the community, one person at a time, and in an effort to be transparent about the principles that govern our participation in the political process, in 2020, we began posting disclosures concerning our political and lobbying activities on our corporate website. Our Political Activity Reports are available at www.centene.com. Our Governance committee oversees policies and practices regarding political and charitable activities, including any contributions therewith.

Corporate Governance	53
Environmental, Social, Health, and Governance and Corporate Sustainability
With nearly four decades of experience operating government-sponsored programs, we understand the importance of how environmental and social factors impact the long-term health and well-being of people. We refer to four pillars within our sustainability strategy and framework: environmental, social, health, and governance (ESHG). We separately highlight Health (H) as a pillar because improving the health of our members is our purpose. Our trusted relationships with stakeholders are built on transparency and aligned incentives to do what is best for our members and their health and deliver better health outcomes at lower costs. We harness the power of data to help us identify social determinants of health (SDoH) and enable us to reach out and provide support to our members. We are leading this effort with a health equity lens applied to managed care; creating a more robust healthcare experience for our members, addressing disparities, and improving trust. Ultimately, helping our members achieve improved health lowers our costs and theirs, and delivers value to our government partners and other stakeholders.
Our focus on issues that fall within the Social (S) pillar of ESHG, like employee health and well-being, employee development, and Diversity, Equity, and Inclusion (DEI), helps us differentiate ourselves in the marketplace and produce a more resilient and innovative workforce. We cement our social and community impact through partnerships, local investment, and volunteerism that mutually support our goals and strategy. For example, by focusing giving efforts on social services and education, and directing care management towards SDoH needs identification, we aim to improve the socioeconomics of our nation’s most vulnerable children. Our community investments are directed towards enhancing the well-being of our members and their communities, which is foundational to healthier lives. By leveraging our scale and expertise, while at the same time using a hyper-local approach to health insurance, we deliver on quality healthcare for our members, and financial predictability and reduced administrative burden for our government partners.
We address Environmental (E) topics by reducing our operational resource usage and identifying how we can help members and our communities with climate resiliency. Our success is dependent on a culture of accountability and a commitment to strong ethics, compliance, and data privacy and security, which are essential to strong corporate governance and the (G) pillar. The following paragraphs provide a brief overview of the context of ESHG at Centene and highlight examples of how we deliver value through our mission-driven strategy.

Health
The health pillar is core to our strategic vision and execution. As we get the basics right and honor our commitments to healthcare quality, we will improve quality care delivery. As we look to lead the conversation on health equity and drivers of health, we will strengthen the healthcare system and in turn, outcomes for our members. And as we design solutions for the most complex members, we will deliver measurable value to the most vulnerable populations. Our efforts are focused on meeting local needs in tailored ways.

Key principles of this work include:
•Highly local system engagement – we partner across community, member, and provider stakeholders to drive system-level support.
•Data driven – we use evidence-based approaches and both qualitative and quantitative insights to identify, address, and improve outcomes.
•Population health – we create tailored, whole-health interventions to meet needs unique to each population.
•Health equity – we view interventions and outcomes through an equity lens, acknowledging disparities and working toward equity across factors such as race, geography, and socioeconomic status.

54	Centene Corporation
Healthcare Affordability
Amid an evolving healthcare landscape, we are committed to supporting policies that promote healthcare access and reduce the cost of receiving care. Leveraging our many years of experience in government-sponsored healthcare, we can deliver cost effective services for the benefit of both our members and government partners. We seek to establish and strengthen durable, trusted partnerships, enabling us to offer a variety of healthcare coverage options to meet the different needs of our members and those seeking affordable care.
•Optimizing Site of Service: Through managed care of government-sponsored programs, we drive greater affordability for the health system by helping our members access high-quality care in lower-cost settings. We provide a comprehensive set of education and outreach programs to inform, assist and incentivize members to access high-quality, appropriate healthcare services in an efficient manner. For example, our Emergency Department Diversion program is designed to collaboratively work with hospitals to reduce avoidable emergency department visits through patient education and alternative urgent care settings. We also make available, as an alternative to high-cost settings, the use of telehealth visits either through our network of qualified providers or contracted national vendors to provide expanded capacity.
•Value-Based Care: Value-based models of care are a foundation of the interactions we have with our network providers. Centene is working with providers across our product offerings to implement value-based programs, enabling providers to share in a percentage of savings through improving the overall quality of care. Beyond traditional provider incentives, Centene embeds SDoH and health equity as core components of our value-based approach. We focus on incentivizing primary care providers to further enhance care for our members by providing information and wrap around support, such as claims, member experience, and discharge information via detailed reporting packages. The programs empower physicians to provide the best care to our members. As of December 31, 2022, 45% of our Medicare Advantage members, 41% of our Medicaid members, and 9% of our Marketplace members were served by providers in value-based contracts.
Healthcare Access
From its inception, Centene has understood the importance of SDoH on access to care. Centene sees our members often disproportionately impacted by SDoH barriers that lead to negative health outcomes. As the largest healthcare insurer of underserved and underinsured populations in the United States, we leverage our data to better understand our members and lead through innovation to address health equity and drivers of health. By cultivating multi-year partnerships, locally and nationally with community, provider, and civic and government organizations, we work to solve cross-sector problems our members face, sustainably and at scale.
•Virtual Care: Centene recognizes that virtual care can not only improve continuity of care but can enhance and optimize our members’ physical and behavioral healthcare experience. Through national telehealth partnerships, we aim to deliver high-quality, patient-centered care in a way that works best for our members–easily accessible and when they need it. In 2022, Centene partnered with various telehealth vendors to provide over 14 million virtual visits to Centene’s members. We are planning to further expand our virtual care network with a focus on holistic delivery of care, which includes adding specialty providers such as pediatric therapy, reproductive health, and substance abuse treatment.
•Centene’s care management teams also utilize virtual tools to enhance the member experience. Digital Care Management is an interactive platform that offers simple and real-time chat interaction to increase member engagement, promotes active involvement in the management of a member's own health, and provides an alternative care management approach for members who prefer digital outreach.
Healthcare Quality and Member Well-Being
The delivery of high-quality health services to at-risk populations serves as a living expression of our purpose – transforming the health of communities, one person at a time.
While Centene leads in Medicaid and Marketplace, Medicare Advantage (MA), in particular, represents a critical area of the company’s future growth. Quality is a cornerstone to the success of Centene and a large focus across the organization, especially relating to our Medicare Stars ratings. Members deserve nothing less than high-quality healthcare.

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The Medicare Advantage Five-Star Quality Rating System, developed by the Centers for Medicare & Medicaid Services (CMS), aims to elevate accountability of health plans and serves as a roadmap to shape Centene’s MA program in a way that makes it easier for clinicians to work with us and assists them in helping our members lead their healthiest lives. In recent years, CMS has made several significant revisions to the Stars rating process, placing a greater emphasis on member experience and day-to-day health plan operations. As we enter the next Stars rating cycle, Centene is focused on improving its Stars ratings, including the measures relating to member experience and day-to-day health plan functions.
Ensuring we continue advancing our mission of achieving better health outcomes for our members has led to recent investments in key initiatives involving people, processes, technology, and partner management. We have increased staffing in critical customer-facing areas, improved processes within operational business units to drive more efficiency and effectiveness, and developed advanced analytics to orchestrate pivotal member engagement, and increase clinical outcomes and satisfaction in the care being delivered to our members. We are using these tools to better support and strengthen partnerships with providers to improve access to care and the quality of care members receive.
•62 Centene legal entities hold one or more National Committee for Quality Assurance accreditations
•3 Centene specialty companies hold one or more URAC accreditation

Social
Creating positive social impact is the central theme of the topics we focus on within the social pillar. Diversity is a strategic imperative and is one way in which we embody "One CenTeam". Having both a diverse workforce and developing diverse, trusted partnerships enable us to better understand the unique needs of the communities we serve. Other focus areas within the social pillar highlight how we make lasting impacts through partnerships, investments, and employee volunteerism.

Diversity, Equity & Inclusion
Diversity is a strategic imperative. The framework of Centene’s Diversity, Equity & Inclusion (DEI) strategy guides our efforts and holds us accountable for measurable progress. Data and analytics are key, and we continuously adapt how we measure and review our data to find opportunities for improvement. In partnership with our five Employee Inclusion Groups, our Executive DEI Council, leaders, and employees across Centene, we are committed to advancing the implementation of DEI principles into all aspects of our business, empowering and aligning our people as one team. The Company is committed to a workforce that represents diversity, equity, and inclusion as shown below:
OUR COMMITMENT TO DIVERSITY, EQUITY, AND INCLUSION

77%	48%	3%	11%	66%	36%	18%

Women	People of Color	Veterans	Identify as Having a Disability	Supervisor+ Positions Held by Women	Supervisor+ Positions Held by People of Color	Employee Inclusion Group Participation
Information as of December 31, 2022. Workforce data includes all full-time and part-time U.S. employees (including non-integrated companies). Self-ID data on veterans and individuals with disabilities includes U.S. integrated companies only. Our total full-time equivalent (FTE) count (including international and U.S. non-integrated companies) was approximately 74,300.
Our enterprise DEI Office organizes hybrid and virtual engagement opportunities throughout the year. Employees can participate in programs including panels of external and internal speakers presenting viewpoints or providing education to enhance the cultural competency of our workforce. In 2022, the DEI Office and Employee Inclusion Groups hosted a total of over 250 programs with over 25,000 employees attending across all programs. Additionally, Centene has established a network of business unit DEI Councils and local Employee Inclusion Group chapters across the country, allowing the organization to further deliver nuanced and impactful initiatives to employees.

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•Centene’s Human Resources Compliance team, in partnership with the DEI Office and Centene University, delivers Inclusive and Responsible Workplace learning to ensure employees are exposed to best practices and policies to sustain an equitable workplace.
•Employee Inclusion Groups encompass multicultural, veterans and military, LGBTQ+, and networks for women and people with disabilities.
•As a demonstration of our hyper-local approach, our local boards are comprised of members of our communities. As of December 31, 2022, the 198 directors on the external boards of our regulated health plans reflected diversity as follows:

65%	39%	23%	7%	6%	5%	3%	1%

Caucasian	Female	African American	Veteran	Hispanic	Asian/ Indian	Disability	Native American
Employee Focus
EMPLOYEE HEALTH AND WELL-BEING
Our mission to transform the health of our communities includes enabling our employees to pursue their personal and career development, engage in healthy lifestyles, and actively contribute to their families and communities. As a reflection of this, our Social pillar includes employee-focused topics such as Employee Health and Well-being, Employee Partnership and Development, and Community Engagement. It is through these topics that we frame strategic discussions and efforts around employee wellness. These include lifestyle improvements through on-campus facility designs or reduced need for in-office work, and benefits that support healthy living, caregiver support, financial health, work-life balance, professional growth, and connecting with our communities. For more information regarding our employee health and other benefits, please visit our prospective employee website: https://jobs.centene.com/us/en/benefits.
EMPLOYEE PARTNERSHIP AND DEVELOPMENT
At Centene, we strive to empower each employee to lead from where they are. For this reason, we regularly offer a variety of development opportunities through enterprise-wide training, specially curated learnings, and targeted leadership programs. These offerings inspire a culture of learning, curiosity and collaboration. Through our employee intranet site CNET, our employees stay informed, access resources, and engage in opportunities to serve communities. Through Centene University, we support employees in achieving their career and learning goals by offering over 10,000 courses on topics such as leadership, operations, technology, mentoring, career development, as well as our DEI and ESHG frameworks. Our employees are provided with opportunities to engage with others throughout the company by becoming mentors, joining virtual communities, and taking leadership positions within employee project groups and committees. Our corporate leaders directly engage employees through our Coffee with Leadership Series, DEI Employee Inclusion Groups, town halls, and company wide newsletters. We also host innovative crowdsourcing competitions, which result in employee ideas helping our organization better serve our members and communities.
EMPLOYEE ENGAGEMENT
•Employee Engagement Index: Centene’s 2022 overall engagement score exceeded the Fortune 100 75th top quartile benchmark, at 88% favorability.
•People Leader Index: Centene's 2022 measure of individual people leader effectiveness (encouraging teamwork/ collaboration, providing regular feedback and supporting career development) was 86%, 2 points higher than the Fortune 100 75th top quartile benchmark.
•Diversity, Equity & Inclusion Index: Centene's 2022 index, which reflects an open and inclusive culture and workplace, was at 86% favorability, just 1 point below the Fortune 100 75th top quartile benchmark.
Community Outreach, Investment and Engagement
Centene is uniquely focused on underserved populations, investing in local institutions and organizations that address the needs of their communities through initiatives that demonstrate inclusion, consider the whole person, and enable

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community development. The Centene Charitable Foundation is an essential part of how we pursue that purpose, as we prioritize partnership and giving initiatives that take a holistic approach to disrupting barriers to health and provide measurable impact to the communities where we live, work, and serve.
Through strategic partnerships with local organizations and a commitment to our company’s overarching purpose, The Centene Charitable Foundation aims to remove barriers to health for the underserved and provide long-term results that truly transform our communities in the following areas:
•Healthcare Access (including Social Determinants of Health)
•Education
•Social Services
Centene’s community outreach, investment, and employee engagement efforts reflect a diverse geographic footprint that benefits economically challenged communities and engages employees at all levels within the organization.

Environmental
Our approach to environmental topics at Centene is one way in which we lead through innovation. We are mindful about environmental stewardship and that where and how we work impacts the environment. Our health plans maintain a local presence in our communities enabling us to be proactive where possible and quickly help our members navigate and manage weather-driven events. Analysis of our data helps us identify health issues that may be the result of environmental impacts.

Environment and Health
Scientific research continues to show a causal relationship between environmental factors and negative impacts on health. Rising temperatures are linked to increases in mental health issues as well as cardiovascular failure. More extreme weather events are linked to increases in the prevalence of asthma and vector-borne diseases. While climate change impacts everyone, its results are often disproportionately felt by the vulnerable populations we serve. As an insurer of millions of members’ health, we strive to understand the impacts of environmental factors, analyze our data, and promote and advance innovation to improve health drivers for our members and our communities.
Our corporate, local health plan, and business unit leadership is engaged in closely monitoring environmental and climate-related risks and their potential impact on our members. To further advance our work around climate-related risks, the Climate Change Task Force was formed and meets as needed to identify climate-related issues, outline climate change scenarios, assess transition and physical factors, and determine mitigation actions.
Environmental Disclosures
As part of our commitment to being good stewards of the environment, we work to understand, quantify, and reduce our impact on the natural world. As part of our Value Creation Plan, we have significantly reduced our need for physical office space and daily employee commuting, and will continue to cultivate an ecosystem of strategic partners that enables innovation to reduce our physical impact on the environment. Through an initial assessment performed in 2021, we recognize climate change can pose both risk and opportunity for our business. We complete the following to raise understanding about climate change, better manage risk, address opportunities, and improve disclosures around environmental topics:
•Issue annual reporting aligned with the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD)
•Evaluate potential enterprise risks associated with climate change
•Disclose our baseline and recent years’ scope 1, scope 2, and scope 3 greenhouse gas emissions through CDP, a global non-profit that runs the world's environmental disclosure system

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Evaluation of Enterprise Risks Associated with Climate Change
Centene’s Enterprise Risk Management (ERM) function coordinates and applies an integrated approach whereby risks are identified and assessed across Centene and its business units. The ERM team reports risk information on a quarterly basis to the Enterprise Risk Committee, a cross-functional group of senior leaders chaired by the Chief Ethics & Compliance Officer. The ERM and ESHG functions are led by the same individuals and work in close collaboration, sharing people and other resources. The ESHG function coordinates and facilitates all internal and external ESHG reporting and works closely with ERM to incorporate climate-related risks within the corporate risk register for monitoring. For more information regarding our assessment of climate risks and opportunities, please see our TCFD reporting.

Governance
Sound corporate governance, a strong culture of compliance and unwavering ethics are foundational to our ESHG strategy, enabling us to honor our commitments and make it easier to work with us.

Governance and accountability for corporate sustainability begin at the top of the organization. Through its Governance Committee, the Centene Board of Directors provides strategic oversight into how the company addresses matters of ESHG importance. The Audit and Compliance Committee oversees the procedures and controls related to ESG financial reporting disclosures. Over the past several years, we have significantly improved our ESHG governance and reporting to be consistent with leading businesses, as highlighted in the 2022 Stockholder Engagement and Response section of this proxy statement. We leverage external reporting frameworks to guide disclosure of relevant data and align with best practices for reporting. Additionally, we engage our employees in enterprise-wide sustainability and social activities and communicate key information via our intranet website. To improve access to and awareness of our ESHG initiatives and key reports and disclosures, we make this information available within the Corporate Sustainability section of our external corporate website and via an ESG page on our investor-focused website. We support worldwide efforts as expressed through commitments with the UN Global Compact, Women’s Empowerment Principles, and the Ethical Principles in Health Care. Each provides us opportunities to contribute towards a more just and equitable healthcare landscape.

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ESHG information and related disclosures are available on our external website, including the following:

Our ESHG Report to the Community details the key partnerships, initiatives, and programs that exemplify our commitment to advancing environmental resilience, serving our communities, powering better health, and living our values.
Visit www.centene.com/who-we-are/corporate-facts-reports.html.

The C-index Diversity, Equity & Inclusion report describes how we sustain and advance conscious inclusion of talent, community impact, supplier diversity, and stakeholder collaboration. Our Employer Information Report (EEO-1) is included as an appendix to the report.
Visit www.centene.com/who-we-are/corporate-facts-reports.html.

Our Political Activity report sets forth details about political contributions, lobbying efforts, and membership in industry trade associations. Visit investors.centene.com.
The Task Force on Climate-related Financial Disclosures (TCFD) index includes discussions about our governance structure, strategy, risks and opportunities, metrics, and target-setting related to managing climate change.
Visit www.centene.com/who-we-are/corporate-facts-reports.html

Additional ESHG information and related disclosures:
•We issue a SASB Index to provide stakeholders with disclosures aligned with the Sustainability Accounting Standards Board (SASB) Managed Care standard. Sustainability Accounting Standards were also included for workforce turnover and engagement. The index is available at https://www.centene.com/who-we-are/corporate-facts-reports.html.
•We report our environmental efforts to CDP. We also disclose our Communication on Progress towards the United Nations Global Compact principles and publish our Environmental Guiding Principles. See https://www.centene.com/why-were-different/corporate-sustainability/protecting-planet/environmental-sustainability.html

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Data Privacy and Security
As a healthcare organization serving nearly 1 in 15 individuals in the U.S., we are committed to earning the trust of our members, employees, and business partners by responsibly managing and protecting their confidential information. Our information security and privacy programs are built to support that goal and help us to design and deliver seamless member and provider experiences using modernized systems and processes. Our Enterprise Data Privacy Program describes the measures we take to protect information and how individuals may exercise their data privacy rights under applicable regulations.
Federal, state, and international regulations, in addition to contract obligations, create a highly regulated environment in which our business operates. To effectively manage, we maintain comprehensive information security and privacy programs that allow for full compliance with these regulations. These programs are assessed annually in compliance with the HIPAA Privacy and Security Rules, HITECH Act, and the GDPR. Our information security program conforms with ISO 27001and is certified by an accredited organization.
We provide annual information security and privacy training and specialized role-based training to our employees and communicate security awareness items in multiple formats including awareness of the importance of timely notification of potential security and privacy issues. We also conduct a “Compliance and Security Awareness” week to build and support our culture of compliance and reduce risk across the enterprise.
HIPAA privacy breaches, as required by law, are reported by Centene to the U.S. Department of Health and Human Services, Office for Civil Rights (OCR). Our reports can be obtained through the OCR Portal at: https://ocrportal.hhs.gov/ocr/breach.
In addition to the information security and privacy programs described above, we annually purchase a security and privacy risk insurance policy that could offset some of the costs associated with an information security breach. Please refer to our ESHG Report to the Community for further information regarding data privacy and security.
Stockholder Engagement
We believe that engaging with stockholders and other stakeholders is fundamental to the Company’s success and our commitment to good governance. We seek to proactively listen to, understand and consider the opinions of our stockholders to stay aligned with stockholder priorities.
Over the past several years, we have significantly expanded our governance-focused engagement program to better understand the issues that are important to our stockholders and incorporate feedback into the Board’s decision-making process. Members of our management team, including our CEO, CFO, General Counsel and our Senior Vice President of Investor Relations and Board regularly meet with stockholders to gather their perspectives on key topics including our performance and strategy, corporate governance, management succession planning, executive compensation, human capital management and corporate responsibility.
Beyond our governance-focused engagement, our investor relations team and members of our senior management team regularly communicate with investors in connection with quarterly earnings calls, investor and industry conferences, analyst meetings and individual discussions with stockholders.
As described in the diagram below, we report stockholder feedback regularly to our Board, which in turn uses this feedback to evaluate any changes to the Company’s practices year-round.

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September-November (Fall)
•Conduct meetings with our largest stockholders, to discuss corporate governance, corporate responsibility and executive compensation matters, and solicit feedback
•Share the feedback with the Board for discussion and consideration

December-February (Winter)
•Incorporate feedback from stockholder meetings into annual meeting planning, including potential changes to corporate governance practices, the executive compensation program and corporate responsibility
•Review stockholder proposals and determine next steps

May-August (Summer)
•Review annual meeting results, ongoing stockholder feedback and determine any next steps, including corporate governance and compensation trends to help develop stockholder engagement priorities
March-April (Spring) •Conduct Investor meetings in advance of the annual meeting to answer questions and obtain stockholder feedback on proxy matters
In response to the 66% of our stockholders voting against our 2022 say-on pay, the Board undertook an extensive outreach effort to understand our stockholders’ concerns and make responsive changes to our executive compensation program which are summarized below. Our directors, including Jessica Blume, Christopher Coughlin, Wayne DeVeydt and Theodore Samuels participated in these engagements.
Who We Engaged With Since our 2022 Annual Meeting
The following directors engaged with stockholders:
•Jessica Blume
•Christopher Coughlin
•Wayne DeVeydt
•Theodore Samuels
Proactively reached out to stockholders representing:
of our outstanding shares, including 16 institutional investors
Met with stockholders representing:
of our outstanding shares, including 11 institutional investors
Matters discussed during these meetings included:
•Board Refreshment
•Stockholder Rights
•Executive Compensation

See the 2022 Stockholder Engagement and Response section in our Proxy Summary for the feedback we received and how the Board responded.

62	Centene Corporation
Communications with the Board of Directors
The Board has established a process by which you may send communications to the Board as a whole, the non-employee Directors as a group, or the Chairman of the Board. You may send communications to our Directors, including any concerns regarding Centene’s accounting, internal controls, auditing, or other matters, to the following address: Board of Directors (or Chairman of the Board or non-employee Directors as a group, as appropriate) c/o Corporate Secretary, Centene Corporation, 7700 Forsyth Boulevard, St. Louis, Missouri 63105. You may submit your concern anonymously or confidentially. You may also indicate whether you are a stockholder, customer, supplier, or other interested party. Communications relating to the Company’s accounting, internal controls, or auditing matters will be relayed to the Audit and Compliance Committee. Communications relating to governance will be relayed to the Governance Committee. All other communications will be referred to other areas of the Company for handling as appropriate under the facts and circumstances outlined in the communications.

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Other Governance Policies and Practices
Code of Ethics and Business Conduct
The Company has published on its website (www.centene.com) its Business Ethics and Code of Conduct, which applies to all officers, employees, and directors. Any waiver of, or amendments to, the Business Ethics and Code of Conduct for directors or executive officers, including the chief executive officer, the chief financial officer, and the principal accounting officer, must be approved by the Governance Committee, and any such waivers or amendments will be disclosed promptly by the Company by posting such waivers or amendments to its website. Both the Audit and Compliance Committee and the Governance Committee review management’s monitoring of compliance with the Company’s Business Ethics and Code of Conduct.
Compensation Committee Interlocks and Insider Participation
During all or part of 2022, Orlando Ayala, Jessica Blume, Christopher Coughlin, Wayne DeVeydt, Robert Ditmore, Monte Ford, Richard Gephardt, Lori Robinson, Theodore Samuels and William Trubeck served as members of the Compensation and Talent Committee. Robert Ditmore served as chairman until January 5, 2022, at which time Christopher Coughlin was appointed chairman and continues to serve as chairman. None of these directors served as an officer or employee of the Company or any of its subsidiaries before or at the time he or she served on the Compensation and Talent Committee or had any relationship during 2022 that would require disclosure under Item 404 of SEC Regulation S-K. During 2022, none of our executive officers served on the Compensation and Talent Committee (or its equivalent) or board of directors of another entity, one of whose executive officers served on our Board or Compensation and Talent Committee.
Related Party Transactions
We have a written policy for reviewing transactions between us and our executive officers, directors and certain of their immediate family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. Under this policy, the Governance Committee must approve any transaction in which we participate that involves more than $120,000 and in which a related person has a direct or indirect material interest. Pursuant to our policy, we enter into a transaction with such related persons only if the transaction is on terms deemed comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is otherwise fair to us.
Effective January 23, 2021, the Company entered into a consulting agreement with Kenneth Burdick, our former Executive Vice President, Markets and Products and former Chief Executive Officer of WellCare. Under the terms of the agreement, Mr. Burdick provided strategy advice and counsel, including, but not limited to WellCare legacy operations, integration matters, and ongoing guidance to his successor. In exchange for these services, the Company paid Mr. Burdick $350,000 per quarter in cash. The agreement expired in accordance with its terms on January 22, 2022.
In addition, Mr. Burdick became Chairman and CEO of LifeStance Health Group, Inc. in September 2022. Centene paid LifeStance for behavioral health services provided by LifeStance to the Company's health plans in accordance with contracts entered into between the companies prior to Mr. Burdick's employment with LifeStance. These contracts were obtained on arms' length dealings prior to the time that Mr. Burdick became affiliated with LifeStance.
In 2022, one of our executive officers had a related party employed by the Company who earned total compensation above $120,000. The employee's compensation and benefits was consistent with total compensation and benefits provided to other employees of the same level with similar responsibilities.

64	Centene Corporation
Compensation of Directors
For 2022, non-employee directors received an annual cash retainer of $100,000. If the director elected to receive 100% of the retainer in Company stock and, for directors who served prior to 2022, defer settlement of the stock until termination of Board service, the retainer was increased to $125,000. In addition, the Chairman of the Audit Committee received an annual retainer of $30,000, the Chairman of the Compensation Committee and Nominating and Governance Committee each received an annual retainer of $20,000, and the Chairman of the Government and Regulatory Affairs Committee, Technology Committee, and Environmental and Social Responsibility Committee, and Compliance Committee each received an annual retainer of $15,000. All fees were pro-rated, as applicable throughout 2022 based on time served on the respective committee.
Directors can elect to receive any of these retainers in deferred stock under the Non-Employee Directors Deferred Stock Compensation Plan. Expense recognized in conjunction with the deferred stock election is included in the “Stock Awards” column in the Director Compensation Table below.
In August 2022, the Company restructured the Board Committees resulting in an updated fee structure set forth below.

Annual Stock Award
Non-Employee Director	$200,000

Annual Retainer
Non-Employee Director	$100,000

Additional Annual Stock Award
Independent Chairman/ Lead Independent Director	$150,000

Additional Annual Retainers
Chairman of the Audit and Compliance Committee	$30,000
Chairman of the Compensation and Talent Committee	$20,000
Chairman of the Governance Committee	$20,000
Chairman of the Value Creation Committee	$15,000
Independent Chairman/ Lead Independent Director	$50,000

As part of non-employee director compensation and to recognize each member’s stock holding requirement of 7.5 times the annual cash retainer, each director receives an annual grant of restricted stock units. For 2022, the grant was valued at $200,000 based on the first quarter average stock price and resulted in a grant of 2,323 restricted shares of our common stock in April 2022. The restricted stock units vest on the earlier of April 26, 2023 or the 2023 Annual Meeting of Stockholders, subject to satisfying Board of Director meeting attendance conditions. In addition, each new non-employee director was granted an option under our 2012 Stock Incentive Plan to purchase 10,000 shares of our common stock, vesting in three equal annual installments commencing on the first anniversary of the grant date. Variable compensation for meetings in excess of six per year was eliminated in 2022.
Directors are reimbursed for all reasonable expenses incurred in connection with their service. Directors who are also our employees receive no additional compensation for serving on our Board of Directors.
In February 2023, the Compensation Committee made further changes to the director compensation program:
•The Chairman of the Board is also eligible to receive the annual retainer for the Non-Employee Directors, in addition to the $150,000 stock retainer and $50,000 cash retainer for the Chairman.
•The initial grant of 10,000 options provided upon first election to the Board has been eliminated.
•The premium directors receive if they choose to receive their annual cash retainer in deferred stock instead of cash has been eliminated.

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Director Compensation Table
The following table sets forth the compensation paid to each individual who served as a non-employee member of our Board in 2022:

Name [1]	Fees Earned or Paid in Cash [2] ($)	Stock Awards [3] ($)	Option Awards [4] ($)	Non-Equity Plan Incentive Compensation [5] ($)	All Other Compensation [6] ($)	Total ($)
Orlando Ayala	$109,742	$197,130	$—	—	$22,532	$329,404
Jessica L. Blume	120,000	197,130	—	—	27,532	344,662
Kenneth A. Burdick	—	416,015	273,701	716,800	378,005	1,784,521
Christopher J. Coughlin	—	430,757	273,701	—	26,727	731,185
H. James Dallas	59,742	347,130	—	—	31,017	437,889
Wayne S. DeVeydt	—	410,757	273,701	—	29,679	714,137
Robert K. Ditmore	2,014	—	—	—	—	2,014
Frederick H. Eppinger	—	331,872	—	—	27,532	359,404
Monte E. Ford	—	119,481	332,998	—	15,000	467,479
Richard A. Gephardt	109,742	197,130	—	—	27,532	334,404
Leslie V. Norwalk	—	123,654	273,701	—	—	397,355
John R. Roberts	2,153	—	—	—	—	2,153
Lori J. Robinson	100,000	197,130	—	—	—	297,130
Theodore R. Samuels	—	410,757	273,701	—	26,727	711,185
Tommy G. Thompson	1,736	—	—	—	27,532	29,268
William L. Trubeck	—	352,130	—	—	26,887	379,017
1Messrs. Ditmore, Roberts and Thompson retired from the Board on January 5, 2022; Messrs. Burdick, Coughlin, DeVeydt and Samuels were appointed to the Board on January 5, 2022; Ms. Norwalk was appointed to the Board on January 11, 2022 and resigned from the Board on April 11, 2022. Mr. Ford was appointed to the Board on November 12, 2022.
2The amounts included in this column represent the retainers paid in cash to each director in 2022. Directors converted some or all of cash compensation payable to such director into the restricted stock units. See Footnote 3 below for amounts of cash compensation converted into restricted stock unit awards.

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3The following table shows the components of “Stock Awards” for fiscal year 2022. The amounts included in the table represent the full grant date fair value of restricted stock units granted to non-employee directors in 2022 under the 2012 Stock Incentive Plan and Non-Employee Directors Deferred Stock Compensation Plan calculated in accordance with FASB ASC Topic 718. These amounts reflect the accounting expense that we will recognize over the vesting term of these awards and do not correspond to the actual value that may be realized by the directors. No awards were granted for Messrs Ditmore, Roberts, or Thompson in 2022 due to their retirement from the Board in January 2022. Additionally, Ms. Norwalk’s annual stock award was forfeited upon her resignation from the Board on April 11, 2022.

	Grant Date Fair Value of Awards
Name	Initial Restricted Stock Unit Award [a] ($)	Annual Restricted Stock Unit Award [b] ($)	Chairman Restricted Stock Unit Award ($)	Cash Compensation Converted into Restricted Stock Unit Awards [c] ($)	Total Stock Awards ($)
Orlando Ayala	$—	$197,130	$—	$—	$197,130
Jessica L. Blume	—	197,130	—	—	197,130
Kenneth A. Burdick	88,627	197,130	5,258	125,000	416,015
Christopher J. Coughlin	88,627	197,130	20,000	125,000	430,757
H. James Dallas	—	197,130	—	150,000	347,130
Wayne S. DeVeydt	88,627	197,130	—	125,000	410,757
Frederick H. Eppinger	—	197,130	9,742	125,000	331,872
Monte E. Ford	102,837	—	—	16,644	119,481
Richard A. Gephardt	—	197,130	—	—	197,130
Leslie V. Norwalk	88,627	—	—	35,027	123,654
Lori J. Robinson	—	197,130	—	—	197,130
Theodore R. Samuels	88,627	197,130	—	125,000	410,757
William L. Trubeck	—	197,130	30,000	125,000	352,130
aIn connection with their appointments to the Board, Messrs. Burdick, Coughlin, DeVeydt, Samuels and Ms. Norwalk were each granted an initial restricted stock unit award of 1,100 restricted stock units under the 2012 Stock Incentive Plan. Messrs. Burdick, Coughlin, DeVeydt and Samuels' awards vested in full on April 26, 2022, which was the date of our 2022 Annual Meeting of Stockholders. Ms. Norwalk's award was forfeited upon her resignation from the Board on April 11, 2022. Mr. Ford was granted a pro rata annual stock award of 1,189 restricted stock units, which will vest on the date of our 2023 Annual Meeting of Stockholders.
bOn April 26, 2022, the date of our 2022 annual meeting of stockholders, each non-employee director who was elected was granted an annual equity award of 2,323 restricted stock units with a value of approximately $197,130. This annual equity award was granted under the 2012 Stock Incentive Plan, calculated in accordance with FASB ASC Topic 718, and will vest in full on the earlier of the date of the 2023 Annual Meeting of Stockholders or April 26, 2023.
cRepresents the value of cash compensation the director elected to convert into shares of stock or restricted stock units granted under the Non-Employee Directors Deferred Stock Compensation Plan calculated in accordance with FASB ASC Topic 718.
4In connection with their appointments to the Board, Messrs. Burdick, Coughlin, DeVeydt, Ford and Samuels and Ms. Norwalk were each granted a stock option award to purchase 10,000 shares of the Company’s common stock. Messrs. Burdick, Coughlin, DeVeydt, Ford and Samuels stock option awards will vest in three approximately equal installments on the first through third anniversaries of the date of grant and will be exercisable for a 10-year term. Ms. Norwalk's stock option award was forfeited upon her resignation from the Board on April 11, 2022. The awards were granted under the Company’s 2012 Stock Incentive Plan and the amounts reflect the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. There can be no assurance that the grant date fair value of these awards will ever be realized.
5Represents the payout of the Cash LTIP for the 2020 - 2022 performance period pursuant to the terms of his transition services agreement dated February 21, 2020.

Corporate Governance	67
6The following table shows the components of “All Other Compensation” for fiscal year 2022:

Name	Group Excess Liability Insurance Policy Premiums ($)	Company Match of Charitable Contributions ($)	Personal Use of Company Aircraft ($)	Consulting Fees ($)	Total ($)
Orlando Ayala	$2,532	$20,000	$—	$—	$22,532
Jessica L. Blume	2,532	25,000	—	—	27,532
Kenneth A. Burdick[a]	1,727	25,000	1,278	350,000	378,005
Christopher J. Coughlin	1,727	25,000	—	—	26,727
H. James Dallas	1,887	25,000	4,130	—	31,017
Wayne S. DeVeydt	1,727	25,000	2,952	—	29,679
Frederick H. Eppinger	2,532	25,000	—	—	27,532
Monte E. Ford	—	15,000	—	—	15,000
Richard A. Gephardt	2,532	25,000	—	—	27,532
Theodore R. Samuels	1,727	25,000	—	—	26,727
Tommy G. Thompson	2,532	25,000	—	—	27,532
William L. Trubeck	1,887	25,000	—	—	26,887
aEffective January 23, 2021, the Company entered into a consulting agreement with Kenneth Burdick, our former Executive Vice President, Markets and Products and former Chief Executive Officer of WellCare. Under the terms of the agreement, Mr. Burdick provided strategy advice and counsel, including, but not limited to WellCare legacy operations, integration matters, and ongoing guidance to his successor. In exchange for these services, the Company paid Mr. Burdick $350,000 per quarter in cash. The agreement expired in accordance with its terms on January 22, 2022.
The Board of Directors has approved the Board of Directors Charitable Matching Gift Program. Under the program, the Company will match a Board member’s qualifying charitable donations of up to $25,000 per calendar year. Charitable donations must be made to a qualified tax exempt U.S. organization under the Internal Revenue Code Section 501(c)(3) and within the Company’s charitable contribution guidelines. The Company also provides a group excess liability insurance policy at no cost to the directors.
The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock held by our non-employee directors on December 31, 2022.

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Number of Shares or Units of Stock That Have Not Vested
Orlando Ayala	–	–	2,323
Jessica L. Blume	20,000	–	2,323
Kenneth A. Burdick	–	10,000	2,323
Christopher J. Coughlin	–	10,000	2,323
H. James Dallas	6,666	3,334	2,323
Wayne S. DeVeydt	–	10,000	2,323
Frederick H. Eppinger	–	–	2,323
Monte E. Ford	–	10,000	1,189
Richard A. Gephardt	–	–	2,323
Lori J. Robinson	10,000	–	2,323
Theodore R. Samuels	–	10,000	2,323
William Trubeck	6,666	3,334	2,323

68	Centene Corporation
Executive Officers
The names of our executive officers and certain information about each of them as of March 24, 2023 are set forth below.

Sarah M. London
Chief Executive Officer
Ms. London has served as our Chief Executive Officer since March 2022. From September 2021 to March 2022, she served as Vice Chairman. She served as President, Centene Health Care Enterprises and Executive Vice President, Advanced Technology from March 2021 to September 2021. From September 2020 to February 2021, she served as Senior Vice President, Technology Innovation and Modernization. Prior to joining Centene, she served as both Senior Principal and Partner for Optum Ventures from May 2018 to March 2020 and Chief Product Officer of Optum from March 2016 to May 2018.
Kenneth J. Fasola
President
Mr. Fasola has served as our President since December 2022. From January 2022 to December 2022, he served as Executive Vice President, Health Care Enterprises. Mr. Fasola joined Centene upon the acquisition of Magellan Health in January 2022, where he served as the Chief Executive Officer since November 2019. From April 2019 to November 2019, he served as Chief Growth Officer of Ancillary and Individual Health Services at United Healthcare. From October 2010 to April 2019, he served as Chairman, President and Chief Executive Officer of HealthMarkets, Inc.
Christopher A. Koster
Executive Vice President, Secretary and General Counsel
Mr. Koster has served as our Executive Vice President, Secretary and General Counsel since December 2021. From February 2020 to December 2021, he served as Senior Vice President, Secretary and General Counsel. From February 2017 to February 2020, he served as Senior Vice President, Corporate Services. Prior to joining Centene, Mr. Koster served as Missouri Attorney General for eight years.
Andrew L. Asher
Executive Vice President, Chief Financial Officer
Mr. Asher has served as our Executive Vice President, Chief Financial Officer since May 2021. From January 2020 to May 2021, he served as Executive Vice President, Specialty. Prior to joining Centene, he served as the Chief Financial Officer of WellCare from November 2014 to January 2020.
James E. Murray
Executive Vice President, Chief Operating Officer
Mr. Murray has served as our Executive Vice President, Chief Operating Officer since December 2022. From January 2022 to December 2022, he served as Executive Vice President, Chief Transformation Officer. Mr. Murray joined Centene upon the acquisition of Magellan Health in January 2022, where he had served as the President and Chief Operating Officer since January 2020. During 2019, he served as President of PrimeWest Health. From 2017 to 2019, he served as Chief Executive Officer of LifeCare Health Partners.
Kate N. Casso
Senior Vice President, Corporate Controller & Chief Accounting Officer
Ms. Casso has served as our Senior Vice President, Corporate Controller and Chief Accounting Officer since April 2021. From January 2016 to March 2021, she served as Vice President, Assistant Controller.

Proposal 2 – Advisory Resolution to Approve Executive Compensation	69

2 PROPOSAL	Advisory Resolution to Approve Executive Compensation

At our 2022 Annual Meeting of Stockholders, our stockholders voted to approve the Company’s executive compensation. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act), we are again holding an advisory vote on the Company’s executive compensation, as described in this Proxy Statement (commonly referred to as “say-on-pay”). In accordance with the results of the vote we conducted at the 2017 Annual Meeting on the frequency of say-on-pay votes, we present a say-on-pay vote every year.
The Board of Directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:
RESOLVED, that the stockholders approve the compensation of those NEOs listed in the Summary Compensation Table of this proxy statement, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis and the tabular and narrative disclosure included herein under “Executive Compensation.”
Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and neither the Board of Directors nor the Compensation and Talent Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation and Talent Committee strongly considers the views of the Company’s stockholders when making compensation decisions. Additionally, the Compensation and Talent Committee monitors the results of the annual advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities.

The Board recommends a vote “FOR” the approval of the compensation of the NEOs.

70	Centene Corporation
Letter from Chairman of Compensation and Talent Committee
Dear Stockholder:
2022 was a year of extraordinary change for Centene Corporation. I joined the Board of Directors in January 2022, and became chairman of the Compensation Committee, which was renamed the Compensation and Talent Committee in August 2022. In connection with that, we replaced our prior executive compensation consulting firm with Frederic W. Cook & Co., Inc. I, along with other members of the Board of Directors, have met with stockholders representing 41% of the Company's outstanding shares and the leading proxy advisory firms. As a result of the feedback we received from stockholders and the proxy advisory firms, we have made some important changes to our compensation program as summarized in this proxy statement, and outlined below.
2022 Highlights
•Our new CEO's compensation was set slightly below the median in April 2022.
•We adopted a cash severance policy to limit cash severance to 2.99 times annual salary and bonus.
•We limited our former CEO's death benefits to those of his pre-existing employment agreement.
•We welcomed General Robinson, Mr. Ford and Mr. Samuels as new members of the committee during 2022, decreasing the average tenure of our committee members to four years from 11 years compared to December 2021. After the 2023 Annual Meeting, the average tenure of our committee members is expected to further decrease to less than two years.
2023 Highlights
•We have provided additional disclosure of our performance metrics and targets for the Business Unit and Quality components, which, like the Adjusted Diluted EPS component, are measurable and financially and operationally driven. We increased the Adjusted Diluted EPS component of our 2023 annual cash incentive plan from 50% to 65%.
•Beginning with our 2023-2025 long-term incentives, we have moved away from the use of performance-based stock options and the cash long-term incentive plan (LTIP) to simplify overall program design, better align with leading market and peer practices, and further enhance the alignment between management incentives and stockholder value creation.
•Beginning with our 2023-2025 performance-based RSUs, we have moved away from the use of Adjusted Diluted EPS in favor of adjusted pre-tax earnings growth to avoid the use of duplicative measures in both the short- and long-term incentive programs while maintaining a robust focus on long-term profitability and stockholder value creation for management incentives.
•Previously, the performance-based RSUs had no total shareholder return (TSR) metric. Beginning with our 2023-2025 performance-based RSUs, the plan metrics include a 33% weighting on a target relative TSR performance above the median.
•We revised certain employment agreements to change provisions that could be perceived as problematic pay practices.
Please see the Compensation Discussion and Analysis below for further details of our compensation changes.
Sincerely,

Christopher J. Coughlin Chair

Proposal 2 – Advisory Resolution to Approve Executive Compensation	71
Compensation Discussion and Analysis
This CD&A describes the principles, objectives, and compensation policies and arrangements of our executive compensation program which is generally applicable to each of our senior officers. This CD&A focuses primarily on our Chief Executive Officer and the other executive officers whose 2022 compensation is included in the Summary Compensation Table, whom we collectively refer to in this proxy as our Named Executive Officers (NEOs).

Name	Position
Sarah M. London	Chief Executive Officer
Andrew L. Asher	Executive Vice President, Chief Financial Officer
Kenneth J. Fasola	President
James E. Murray	Executive Vice President, Chief Operating Officer
Christopher A. Koster	Executive Vice President, Secretary and General Counsel
In addition, as required by SEC rules, we also include as NEOs our former Chairman and Chief Executive Officer, Michael F. Neidorff, as well as Brent D. Layton, Senior Advisor to the Chief Executive Officer, and David P. Thomas, Chief Executive Officer of Markets and Medicaid. Mr. Layton and Mr. Thomas are included as they otherwise would have been NEOs except for the fact that they were not serving as an executive officer at the end of 2022. Mr. Layton and Mr. Thomas remain with the Company in non-executive officer roles.
Executive Summary
As our new Chairman of the Compensation Committee stated in his letter to stockholders, 2022 was a year of extraordinary change for Centene Corporation. In March 2022, Centene executed on its succession plan by appointing Sarah London, Vice-Chairman, to the role of Chief Executive Officer. In August 2022, and as part of Centene’s broader plan to enhance governance and refresh board committees, Christopher Coughlin was named Chair of the Compensation Committee.
2022 also was the year Centene embarked on a multi-year journey to ensure its compensation programs evolved to align better with market practices, incorporate the strong and clear feedback from our shareholders, drive strong performance, and create shareholder value. We also made a concerted effort to enhance our disclosures around the process and criteria used to make these important compensation decisions related to our NEOs.
The following provides an overview of the evolution of our compensation programs and governance practices, which were informed by our stockholder outreach and “best practice” market trends:

72	Centene Corporation

Category	2021		2022		2023
	Granted in Dec. 2020		Granted in Dec. 2021		Granted in Mar. 2023
Annual Incentive Plan Metrics & Weighting	Adjusted Diluted EPS	35%	Adjusted Diluted EPS	50%	Adjusted Diluted EPS	65%
	Business Unit & Individual Goals	50%	Business Unit & Individual Goals	40%	Business Unit & Individual Goals	25%
	SG&A Expense Management	15%	Quality	10%	Quality	10%
			•Reduced Individual weighting •Increased Adjusted Diluted EPS Weighting •Added Quality Metric		•Reduced Individual weighting •Increased Adjusted Diluted EPS Weighting
PSUs	Adjusted Pre-Tax Margin	60%	Adjusted Diluted EPS	70%	Adjusted Pre-Tax Earnings Growth CAGR	34%
	Revenue Growth CAGR	40%	Adjusted Net Earnings Margin	30%	Adjusted Net Earnings Margin	33%
					Relative TSR	33%
					•Added rTSR with target > median •Eliminated duplicative Adjusted Diluted EPS measure
Stock Options	Granted to CEO without a stock appreciation condition		Granted in Dec. 2021 with a stock appreciation condition No Stock Options Granted in 2022		Eliminated Stock Options
Cash LTIP	Adjusted Pre-Tax Margin	30%	Adjusted Diluted EPS	35%	Eliminated Cash LTIP
	Revenue Growth CAGR	20%	Adjusted Net Earnings Margin	15%
	Relative TSR	50%	Relative TSR	50%
Other			•New CEO compensation set slightly below the median •New policy limits cash severance to 2.99x base + bonus

Refer to Appendix A for reconciliations of non-GAAP measures throughout this proxy statement.
In addition to these important changes around leadership, governance and compensation, we continue to move forward with our Value Creation Plan, which is focused on increased stockholder value through actions including cost reduction initiatives, gross margin expansion through bid discipline and cost management, portfolio optimization, and strategic capital allocation. Along with creating stockholder value, this plan encompasses a larger organizational mission to enhance our member and provider experience, improve outcomes for our members, and initiate new ways of doing business that make Centene a valued partner in all aspects of our operations. During 2022, we completed key milestones in our Value Creation Plan:

Proposal 2 – Advisory Resolution to Approve Executive Compensation	73

>$200M Cost Savings By 70% decrease in domestic footprint	$3B Common Stock Repurchases	>$800M Debt Reduction

Further, in 2022, Centene signed a multi-year contract with Express Scripts, Inc. to provide our pharmacy benefit services, commencing in 2024, and expected to drive significant value in 2024 and beyond and completed the divestitures of PANTHERx, our Spanish and Central European businesses, and Magellan Rx.
During 2022, our stock price performance remained relatively flat at -0.5%, outperforming the S&P 500 index return of -19.4%.
2022 Performance Highlights
The Company delivered solid financial performance in 2022 as outlined below.
•Total revenues of $144.5 billion, an increase of 15% over 2021.
•GAAP Diluted EPS of $2.07, a decrease of 9% over 2021.
•Adjusted Diluted EPS of $5.78, an increase of 12% over 2021.
•Operating cash flows of $6.3 billion.
•Stock price relatively flat with depreciation of 0.5%, compared to the S&P 500 index depreciation of 19.4%.
Overall, our three-year Compound Annual Growth Rates (CAGR) have been:
•Total revenues of 25%;
•GAAP Diluted EPS of (13)% and Adjusted Diluted EPS of 9%;
•Adjusted EBITDA of 21%;
•Cash flow from operations of 62%; and
•Stock price of 9%.
Total Revenues
($ in billions)
GAAP Diluted EPS
Adjusted Diluted EPS
Refer to Appendix A for reconciliations of non-GAAP measures included throughout this proxy statement.

74	Centene Corporation
Stockholder Responsiveness Summary
In response to the 66% of our stockholders voting against our 2022 say-on-pay, the Board undertook an extensive outreach effort to understand our stockholders’ concerns and make responsive changes to our executive compensation program which are summarized below. Our directors, including Jessica Blume, Christopher Coughlin, Wayne DeVeydt and Theodore Samuels participated in a number of these engagements.
We extended meeting invitations to 16 stockholders, representing approximately 56% of our outstanding shares, and ultimately met with 11 stockholders, representing approximately 41% of our outstanding shares.
In addition, members of our management team and Board regularly meet with stockholders and proxy advisor firms to gather their perspectives on key topics including our performance and strategy, corporate governance, management succession planning, executive compensation, human capital management and corporate responsibility.
Beyond our governance-focused engagement, our investor relations team and members of our senior management team regularly communicate with investors in connection with quarterly earnings calls, investor and industry conferences, analyst meetings and individual discussions with stockholders.
In response to the result of our 2022 say-on-pay vote, and our subsequent stockholder outreach, we have made some important changes to our compensation program starting with the 2023 short-term annual incentive plan and our 2023-2025 long-term incentive plan as summarized below.

Category	What We Heard	What We Changed

Executive Compensation	Align CEO compensation with peers	New CEO compensation set slightly below the median in April 2022
	Align NEO compensation with peers	Offers for new hires made with the goal of being at the 50th percentile
	Annual Incentive Plan should have clearer performance targets	Increased Adjusted Diluted EPS to 50% of the performance criteria in 2022 and a further increase to 65% in 2023
Weighting of business unit and individual goals have been decreased to 40% in 2022 and 25% in 2023; business unit goals are measurable against key financial and operational priorities
Quality metrics represent 10% of the performance criteria
	Long-Term Incentive Compensation Program should have fewer components	2023-2025 Plan no longer includes performance-based stock options
2023-2025 Plan no longer includes Cash LTIP
	Long-Term Incentive Compensation Program should have targets different from Annual Incentive Plan	2023-2025 Plan metrics are all different from the Annual Incentive Plan targets
	Long-Term Incentive Plan should use relative Total Shareholder Return (TSR) as a performance metric	2023-2025 Plan includes 33% of PSUs tied to relative TSR performance metric
	Performance against targets should be disclosed more clearly	Performance against targets is described in the 2022 Executive Compensation Program section under Compensation Discussion and Analysis
	Limit severance payments	Limited Michael Neidorff’s death benefits to those required by his pre-existing employment agreement
Adopted cash severance policy to limit cash severance to 2.99 times annual salary and bonus
	Review relationship with compensation consultant	Appointed Frederic W. Cook & Co., Inc. (FW Cook) as new compensation consultant in 2022

Proposal 2 – Advisory Resolution to Approve Executive Compensation	75
Our Compensation Programs and Governance Practices
Compensation Philosophy
The following principles guide the Company’s compensation philosophy:
•Pay for Performance - Our overall compensation philosophy is to pay for performance. Executive compensation is directly linked to performance and the achievement of both Company and individual goals. Superior performance and the achievement of goals results in higher compensation.
•Create Long-term Stockholder Value - Both performance-based and service-based long-term incentive awards with meaningful retention requirements are used to encourage sustained stockholder value creation.
•Foster a Culture of Risk Management and Compliance - A portion of senior executive compensation is based on meeting financial, business, and quality goals that align with our corporate mission statement and promote a culture of compliance with rules, regulations and the Company’s vision and values.
•Attract and Retain Top Executive Talent - We offer competitive pay to attract, motivate, and retain industry executives with the skills and experience to drive superior long-term Company success.
Executive Compensation Practices
The Compensation Committee establishes the executive compensation philosophy and administers the executive compensation program and assists the Board of Directors in the development and oversight of all aspects of executive compensation. Presented in the table below are highlights of our compensation practices:
What We Do
   Pay for Performance
A significant portion of our NEOs’ compensation is tied to performance with clearly articulated financial and performance goals.
   Competitive Compensation
Each component of the NEOs’ annual total direct compensation is generally targeted at the 50th percentile of peer group compensation. The Compensation Committee may consider differences from the median in certain cases.
   Long-Term Incentive Awards
Reward continuous performance on multiple metrics and vest at the end of a three-year period.
   Formula Based Annual Incentive Plan
Awards under the Annual Cash Incentive plan are formula based.
   Tally Sheets
Tally sheets and wealth accumulation analyses for each NEO are reviewed annually.
   Annual Compensation Risk Assessment
We regularly analyze risks related to our compensation program and we conduct broad risk assessments.
   Stock Ownership Requirements
We maintain rigorous stock ownership requirements for our directors, executives, and other members of senior management. Our CEO’s requirement is 5x annual base pay; other NEOs’ requirements are 2.5x annual base pay.
   Clawbacks
We can recover performance-based cash and equity incentive compensation paid to executives in various circumstances.
   Independent Compensation Consultant
The Compensation Committee retains an independent compensation consultant to advise the committee on executive compensation matters.
   Executive Severance Arrangements
The Compensation Committee reviews severance policies annually and limits the usage of one-off arrangements.

76	Centene Corporation
What We Don’t Do
    Excessive Risk-Taking in Our Compensation Programs
The long-term incentive plans use multiple performance measures, capped payouts, and other features intended to minimize the incentive to take overly risky actions.
    No Tax Gross-ups
There are no tax “gross-ups” for perquisites or excise tax gross-ups in the event of a change of control related termination.
    No Single-Trigger Employment Agreements
Any cash payments in executive employment agreements are subject to a “double-trigger” change in control condition.
    No Hedging or Pledging
Directors and executives are prohibited from hedging, pledging, or engaging in any derivatives trading with respect to Company stock.
    No Backdating or Repricing of Stock Options
Stock options are never backdated or issued with below-market exercise prices. Repricing of stock options without stockholder approval is expressly prohibited.
    No Single-Trigger Stock Grants
Equity compensation awards are subject to a “double-trigger” change in control condition.
Compensation Component Overview
The following is an overview of our 2022 executive compensation program which was approved by the Compensation Committee in place prior to 2022. The 2022 plan design and awards resulted in 9% of base salary, 13% of target annual cash incentive plan, and 78% of target LTI for our current CEO and the following pay elements, metrics, and average target pay mix for all of our NEOs:

2022 Pay Elements	Award Type	Mix	Purpose

Base Salary	Cash	14%	To recognize individual contribution, time in role, scope of responsibility, leadership skills and experience.

Annual Cash Incentive Plan	Cash	17%	To reward executives for performance on key operational and financial measures, with emphasis on individual contribution.

Long-Term Incentive Awards	Performance-based Restricted Stock Units (PSUs)	Equity	69%	To retain and motivate executives to drive long-term stockholder value and align their actions to drive successful business outcomes.

			The performance-based stock options and cash long-term incentives were awarded in 2021 for many of our NEOs (prior to the Board and committee refreshment in 2022). Beginning in 2023, we will grant annual awards in March and eliminate performance based-stock options or cash long-term incentives.
Service-based Restricted Stock Units (RSUs)	Equity
Performance-based Stock Options	Equity
Cash Long-term Incentive	Cash

Proposal 2 – Advisory Resolution to Approve Executive Compensation	77

Base Salary
Annual Incentives
Long-Term Incentives

Performance Measure
■	Adjusted Diluted EPS Target
■	Quality, Member, and Provider Satisfaction
Business Unit Goals / Individual Performance Objectives

The 2022 Annual Cash Incentive Plan pool was not funded unless the Adjusted Diluted EPS objective was achieved.

78	Centene Corporation
Long-Term Incentive Plans (2022-2024)

Performance-based RSUs and Options[1]
Service-based RSUs

Adjusted Diluted EPS
Adjusted Net Earnings Margin

1 Performance-based Stock Options (15% of Stock Granted) - Stock options with a performance condition requiring stock price appreciation to $100 per share (+22% premium) with minimum vesting of three years.
Three-Year Cash LTIP (2022-2024)
The 2022 - 2024 three-year cash LTIP is comprised of three performance metrics as outlined below.

Aggressive and rigorous goals require strong performance to earn target payout and extraordinary performance to earn maximum payout.

Proposal 2 – Advisory Resolution to Approve Executive Compensation	79
Pay Mix
Our pay for performance philosophy can be further depicted by the following graph, which represents our total compensation mix. This pay mix exemplifies that the fixed amount of compensation is only 10% for our CEO and, on average, 17% for all NEOs, resulting in approximately 83% of pay being variable for all NEOs. The graph below illustrates the 2022 values contained in the Summary Compensation Table as percentages of total compensation. The values in the “All Other Compensation” column of the Summary Compensation Table have been excluded from this illustration. Beginning with the 2023 compensation cycle, the Company began awarding long-term incentives in March instead of the previous December. This transition and the death of our former CEO are creating some anomalies in our 2022 pay mix and do not represent the future pay mix expectations.

90% Performance-based CEO pay

Base Salary	Annual Incentive	Long-Term Incentive
Alignment of Pay and Performance
We are a healthcare leader with almost $145 billion in total revenues, ranking No. 26 on the Fortune 500 list, and again have been named to Fortune’s 2023 list of World’s Most Admired Companies for the fifth consecutive year. In 2022, the Company delivered growth in revenues and adjusted diluted EPS, which was key to our strategy to promote long-term stockholder value in a competitive business environment. Our revenues increased 15% over 2021, with a 25% three-year compound annual growth rate, and our stock price remained relatively flat with depreciation of 0.5% during 2022, compared to the S&P 500 index depreciation of 19.4%. Our NEOs’ total incentive compensation opportunities are contingent on their ability to achieve profitable growth and improve margins that will provide a basis for increasing sustainable long-term value for our stockholders. When reviewing the NEOs’ compensation with our independent executive compensation consultant, the Compensation Committee considered these objectives in conjunction with our executive compensation program in continuing to recognize our pay for performance through the following three primary components:

Base Pay	Cash Awards Under Our Annual Incentive Plan	Long-Term Incentives •Performance-Based RSUs •Time-Based RSUs •Performance-Based Stock Options •Cash LTIP
The Board of Directors acknowledged this success and the importance of our CEO’s leadership as she led the Company in focusing on advancing initiatives across the enterprise to deliver on the Value Creation Plan commitments and the 2022 operational objectives. The Compensation Committee, together with our independent executive compensation consultant, analyzed the historical compensation of the Company’s CEOs. Based on their review, they determined that total compensation in 2022 is aligned with the overall growth in revenues, our total shareholder return (TSR), and adjusted diluted EPS.

80	Centene Corporation
Our CEO’s total compensation (where 2018-2021 was earned by Michael Neidorff; 2022 was earned by Sarah London) alignment with these metrics is illustrated in the following graphs:
TSR and CEO Total Compensation_
TSR Indexed to $100 on December 31, 2018__________

Former CEO Total Compensation (excluding All Other Compensation), $ in millions
Current CEO Total Compensation (excluding All Other Compensation), $ in millions
TSR
Revenue and CEO
Total Compensation

Former CEO Total Compensation (excluding All Other Compensation), $ in millions
Current CEO Total Compensation (excluding All Other Compensation), $ in millions
Revenues, $ in billions
Diluted EPS/Adjusted Diluted EPS and CEO Total Compensation

Former CEO Total Compensation (excluding All Other Compensation), $ in millions
Current CEO Total Compensation (excluding All Other Compensation), $ in millions
Diluted EPS
Adjusted Diluted EPS

Proposal 2 – Advisory Resolution to Approve Executive Compensation	81
The Decision Making Process
Roles and Responsibilities

Management reviews the Company's compensation plan design and the Company's results against established metrics.	The CEO evaluates the other NEOs' contributions to those results and recommends compensation to the Compensation Committee.	The Compensation Committee evaluates the Company, CEO, and other NEOs' performance against metrics.	FW Cook advises management and the Compensation Committee on the appropriateness of compensation and plan design based on market comparison.	The Board of Directors determines the CEO compensation and the Compensation Committee determines and approves other NEOs' compensation and the overall compensation plan design.
Competitive Pay Design
Our compensation and benefit practices are designed to attract and retain the best talent and achieve aggressive operating objectives. Programs are designed to both motivate our employees and reward them for exceptional performance. The Company views both private equity firms and competitors with larger market capitalization as significant competition for talent. We also recognize that our Company is a source for these firms and competitors to recruit talent if the appropriate compensation programs are not in place.
For the components of target total compensation, the Compensation Committee’s objectives are for base salaries, short-term incentives, and total target compensation to be targeted at the median of peer group practice (or applicable survey sources). Long-term incentives are granted at levels, which when combined with base salary and target short-term incentives, result in the desired competitive positioning of total target compensation. Differences from the market median may be considered for a variety of factors, including performance, retention, tenure, and recruitment requirements.
In order to achieve these objectives, the Compensation Committee establishes target, market-based total compensation levels (e.g. base salary, annual bonus target, and long-term incentives) from market data from two different peer groups.
Healthcare Industry Peer Group
Using the Standard and Poor’s Global Industry Classification System (GICS) codes and other relevant industry parameters, Exequity, LLP (Exequity), the Company's compensation consultant until May 2022, analyzed the managed care industry and determined there are four key segments in the industry:
•Managed Healthcare Companies;
•Healthcare Services;
•Healthcare Distributors; and
•Healthcare Facilities.

Based on further review by Exequity, the following companies were included in the Company’s Healthcare Industry (HCI) Peer Group for use in determining compensation for NEOs in 2022, which was consistent with the peer group used for 2021:

Managed Health Care (Direct Competitors)		Healthcare Distributors	Healthcare Services •CVS Health Corporation
•Cigna Corporation •Elevance Health, Inc. •Humana, Inc.	•Molina Healthcare, Inc. •UnitedHealth Group, Inc.	•AmerisourceBergen Corporation •Cardinal Health, Inc. •McKesson Corporation

Healthcare Facilities •HCA Healthcare, Inc.

Based on data compiled by Exequity at the time of the peer group review, our positioning on key financial metrics relative to the peer group was as follows: market capitalization - 39th percentile; revenue - 31st percentile.

82	Centene Corporation
In May 2022, the Company appointed Frederic W. Cook & Co., Inc. (FW Cook) as its independent compensation consultant. Based on FW Cook’s review, Walgreens Boots Alliance, Inc. will be added to the HCI Peer Group for 2023 compensation decisions.
General Industry Group
Since there is a market for executive talent both within and outside our industry, we also benchmark against the general industry. Therefore, the market data the Compensation Committee utilizes includes not only the HCI Peer Group, but also a General Industry (GI) peer group of approximately 400 companies derived from the Willis Towers Watson Compensation Database.
Benchmarking Methodology
The Compensation Committee’s prior compensation consultant, Exequity, gathered, analyzed, and summarized the market data from the Willis Towers Watson Executive Compensation Database for the CEO and the other NEOs.
For this analysis, which is utilized in determining 2022 compensation for the forthcoming year, including base salaries, annual cash incentive targets, and LTIP targets, we size-adjust the general industry peer data to be in line with our forecasted revenues for the upcoming year.
All elements of compensation are valued and reviewed in evaluating the relative competitiveness of our compensation practices against both market data and the Compensation Committee’s competitive objectives. In addition, the Compensation Committee annually reviews a tally sheet for each NEO, which includes the current value of all outstanding equity-based awards, benefits, and perquisites. The Compensation Committee uses the tally sheets to analyze each NEO’s base salary, annual incentive target and long-term incentive opportunity in relation to the market and each component of compensation as a percentage of total compensation to determine if there is any risk of retention of key executives.
A similar analysis of peer data sets is performed on the other NEOs’ compensation. The Compensation Committee, Chairman, and CEO review the performance of each individual and align compensation based on this analysis.
Risk Disclosure
The Compensation Committee is aware of the consequences to companies that have not appropriately balanced risk and rewards in executive compensation. The Compensation Committee believes that the emphasis on long-term performance in the incentive plan results in an overall compensation program that does not encourage or reward excessive risk-taking for the Company. Risk is further limited by the ownership guidelines mentioned previously and a clawback provision that provides that any cash bonuses that are paid from the annual incentive plan, Cash LTIP, or vesting of PSUs that are a result of material financial impropriety (as defined by the Audit and Compliance Committee of the Board), including but not limited to financial restatements due to these improprieties, may result in any officers becoming obligated to pay back the amount to the Company.
The Company’s compensation strategy is intended to mitigate risk by emphasizing long-term compensation and financial performance measures correlated with growing stockholder value rather than rewarding shorter performance and payout periods. A recent review of the Company’s compensation programs by the Compensation Committee, with the support of FW Cook, did not identify any programs that unduly incentivize employees to take any excessive risks.

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2022 Executive Compensation Program
The 2022 compensation plan design and metrics were developed by prior leadership and prior to the refreshment of the Board of Directors and Compensation Committee. The 2023 compensation plan design and metrics contain substantial changes that are highlighted in the letter from the Compensation Committee Chairman and outlined in this Compensation Discussion and Analysis.
The following is an overview of our 2022 executive compensation program which was approved by the Compensation Committee in place prior to 2022.
Base Salary
In December 2021, the Compensation Committee evaluated the 2022 base salaries of our NEOs and took into account the Company’s 2021 estimated revenue of approximately $125 billion. Our NEOs’ base salaries were compared to competitive market data and the Compensation Committee believed that selective increases in base salaries were only required for Ms. London and Mr. Asher in connection with their new employment agreements and therefore no further salary adjustments were made for 2022. Mr. Asher's base salary was increased to $1.025 million in connection with his updated employment agreement and Ms. London's base salary was increased to $1.4 million in connection with her appointment to CEO.
The NEOs were paid competitive base salaries determined by the evaluation of multiple factors: business results for the prior year, individual performance, and the market value for each specific job. Since Centene is a pay for performance company, only 10% of the CEO’s compensation is comprised of base salary and, on average, 17% of the other NEOs’ compensation is comprised of base salary. Beginning with the 2023 compensation cycle, the Company began awarding long-term incentives in March instead of the previous December. This transition and the death of our former CEO are creating some anomalies in our 2022 pay mix and do not represent the future pay mix expectations.
While reviewing market data to determine appropriate annual base salaries, the Compensation Committee also considers:
•the CEO’s compensation recommendations for all other NEOs;
•the scope of responsibility, experience, time in position, and individual performance of each executive, including the CEO;
•each executive’s leadership performance and potential to enhance long-term stockholder value; and
•internal equity.
Annual Cash Incentive Plan
Based on a review of industry data, the Compensation Committee approved an annual cash incentive plan target opportunity in 2022 of 150% of base salary for Ms. London, Mr. Neidorff and Mr. Layton, 125% of base salary for Mr. Asher, and 100% of base salary for the other NEOs. The Compensation Committee rewards NEOs with an annual cash incentive bonus if the Company achieves its Adjusted Diluted EPS objective. The allocation of the bonus payout is based on multiple metrics.
A. Must Meet Adjusted Diluted EPS Objective (Funding of Bonus)

	Metric Criteria
	Threshold	Target	Maximum
% of Target	50%	100%	200%
Adjusted Diluted EPS	$5.15	$5.40	$5.80
If the Company does not meet its threshold Adjusted Diluted EPS objective, no payments are made.
Refer to Appendix A for reconciliations of non-GAAP measures included throughout this proxy statement.

84	Centene Corporation
B. Allocation of Bonus Payout

Metric	Weight
Adjusted Diluted EPS	50%
Business Unit & Individual Goals	40%
Quality, member, and provider satisfaction	10%
100%
The Compensation Committee then followed a multi-step process to determine the bonus earned for 2022:

01	Achievement of Adjusted Diluted EPS Objective The Company’s 2022 Adjusted Diluted EPS was determined.

02
Evaluation of Quality, Member and Provider Satisfaction
The Compensation Committee assessed the Company’s achievement of quality, member, and provider satisfaction against the Company’s annual business plan using key metrics such as Centers for Medicare & Medicaid Services (CMS) Medicare Star ratings and Medicaid Healthcare Effectiveness Data and Information Set (HEDIS) measures. The Medicare Star ratings evaluated for the 2022 bonus are the result of efforts performed in 2022, impacting the 2025 revenue year.

03	Evaluation of Business Unit Performance The Compensation Committee assessed the Company’s achievement of certain financial and operational business unit performance goals, including:

•Achievement of value creation milestones, including selling, general and administrative (SG&A) activities, pharmacy benefits manager (PBM) RFP process, and strategic capital deployment;
•Portfolio review execution, including divestitures and asset repositioning; and
•Profitable growth, including marketplace margin improvement & Medicaid RFP performance.

The Compensation Committee considered these additional aggregate business unit metrics:
	•Adjusted pre-tax margin •Health benefits ratio (HBR) •Adjusted SG&A ratio	•Employee engagement •Compliance

04
Evaluation of Individual Performance
Based on input from management, the Compensation Committee assessed each NEO’s individual performance against pre-determined goals and overall determined that goals of the NEOs were met at target.

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Achievement of Adjusted Diluted EPS Objective
The Adjusted Diluted EPS objective is established during our annual operating planning process. Our annual bonus plan is developed each year based on a pay-for-performance approach with rigorous performance metrics that the Compensation Committee believes are challenging but attainable for our short-term and long-term incentive programs. In addition, the performance metrics align closely with our business environment and incorporate initiatives and investments during the year that will extend beyond near-term benefits and will also support favorable longer-term impact on our business.
While the Company continues to execute on a rigorous growth strategy, the Compensation Committee continues to set metrics that reflect a continued focus on increased profitability. As illustrated below, based upon the approved Adjusted Diluted EPS metrics, the Compensation Committee had increased these profitability targets for 2022. The Compensation Committee exercised negative discretion on the Adjusted Diluted EPS metric and reduced the reported result of $5.78 by $0.02 for share repurchases not included in the annual operating plan and funded from free cash flow from operations, resulting in an achievement of 190% for funding and the allocation using this metric. However, the pool was reduced by 5% based on quality outcomes as discussed below.

	Threshold	Target	Maximum
% of Target	50%	100%	200%
2022
Evaluation of Quality, Member, and Provider Satisfaction
We track internal forecast data around quality metrics for our business lines using dates of service in 2022 including Medicare Star ratings, National Committee for Quality Assurance (NCQA) accreditation, Consumer Assessment of Healthcare Providers and Systems survey results and Medicaid HEDIS measures for 15 priority measures. These metrics reflect the results derived from our comprehensive clinical programs designed to improve quality outcomes.
The Medicare Star ratings evaluated for the 2022 bonus are the result of efforts performed in 2022, impacting the 2025 revenue year. The Medicaid HEDIS measures metric is based on 2022 membership weighted national average performance for 15 priority HEDIS measures. The Company's value creation strategy includes initiatives such as the standardization of utilization management, pharmacy platform consolidation, and operational enhancements to improve these quality metrics. The Company has not disclosed the specific threshold, target, and maximum metric amounts as we view these metrics as confidential, and disclosure would create competitive and commercial harm. Quality outcomes for 2022 dates of service resulted in the achievement of 136% of this metric.
The results of our quality metrics are shown below:

	Threshold	Target	Maximum
% of Target	50%	100%	200%
Quality
While the 2022 bonus plan provides for Adjusted Diluted EPS to fund the pool, the Compensation Committee exercised negative discretion and reduced the funding pool by 5% as a result of the quality metrics. The bonus funding pool was intentionally reduced from 190% to 185% to hold all employees accountable for quality outcomes.

86	Centene Corporation
Evaluation of Business Unit Performance
The evaluation of business unit performance involved a review of performance of executive leadership goals and consideration of additional aggregate enterprise metrics.
Our business unit goals include the initiatives developed under our Value Creation Plan, which create additional short-term value and to seek opportunities that position the organization for long-term strength, profitability, growth, and innovation. In 2022, we completed all of our value creation milestones, including the centralization of utilization management, capital deployment, and real estate optimization. The Company successfully negotiated an external PBM contract, exceeding its projected savings targets. The Company has completed seven divestitures since the initiation of the Value Creation Plan in 2021, with six of them negotiated in 2022. A full list of 2022 value creation milestones are shown below the performance metric achievement.

	Threshold	Target	Maximum
% of Target	50%	100%	200%
Value Creation Milestones
Portfolio Review Execution
PBM RFP
Value Creation: Measuring Progress in 2022
The Company outperformed in profitable growth, including our Marketplace margin improvement, successful reprocurements and contract expansions in Iowa, Louisiana, Mississippi, Missouri, Nebraska, Nevada, Texas (Foster Care), and Washington. In addition, the Company was awarded a new contract in Missouri as the sole provider of the newly awarded Specialty Plan, serving foster children and children receiving adoption subsidy assistance. The Company was also awarded and commenced a new contract for the statewide Medicaid contract in Delaware, it's 30th Medicaid state. The Company's profitable growth success was partially offset by lost market share in California and the negative impact the initial announcement had on our TSR.

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The results of our performance against these business unit goals are shown below:

	Threshold	Target	Maximum
% of Target	50%	100%	200%
Profitable Growth Success
California RFP results
The Compensation Committee also considered these additional aggregate business unit metrics. The Company met or exceeded all of the targets, with the exception of the adjusted SG&A expense ratio due to intentional marketing costs and value creation investments. Centene’s 2022 overall engagement score exceeded the Fortune 100 75th top quartile benchmark, at 88% favorability. The results of our performance against these aggregate metrics are shown below:

	Threshold	Target	Maximum
% of Target	50%	100%	200%
Pre-Tax Margin (As adjusted)[1]
HBR
Adjusted SG&A Ratio
Employee Engagement
Compliance	•New Compliance leader; meaningful progress on Compliance discipline •Specific Compliance metrics not applicable evenly to all NEOs
1 Pre-tax Margin (As adjusted) represents a non-GAAP measure. Refer to Appendix A for reconciliations of non-GAAP measures throughout this proxy statement.

88	Centene Corporation
Evaluation of Individual Performance
The Compensation Committee assessed how each NEO contributed to achieve the Company's Adjusted Diluted EPS objective and other pre-determined objectives approved by the Compensation Committee at the beginning of the year.
An evaluation of each NEO's individual contribution towards the business unit goals is described below in detail, along with their bonus payout percentage based on their performance.

Name	Individual Performance	2022 Annual Cash Incentive Paid ($)	% of Target Paid

Sarah M. London
•Delivered $5.78 Adjusted Diluted EPS versus original guidance of $5.40 (7% increase), total revenues of $144.5B versus original guidance of $136.9 billion (6% increase), and HBR of 87.7% versus original guidance of 87.9%
•Signed six divestitures in 2022 (all completed to date) for $3.7B in purchase price, committing on promises made to investors
•Launched the strategic planning process, engaging cross-functional leaders to establish Centene’s first long-term strategic plan as presented at December Investor Day
•Executed meaningful organizational redesign, which included the following key leadership changes: Ken Fasola (President), Brent Layton (Advisor to the CEO), Jim Murray (Chief Operating Officer), Dave Thomas (CEO of Markets & Medicaid)
•Successfully hired and onboarded a new Chief Information Officer and Chief Medical Officer
•Improved expected quality results, achieving 136% of quality targets for 2022 service dates
•Thoughtfully unwound financial commitments that did not serve the long-term health of the organization
		$3,683,466	180%
Andrew L. Asher
•Delivered $5.78 Adjusted Diluted EPS versus original guidance of $5.40 (7% increase), total revenues of $144.5B versus original guidance of $136.9 billion (6% increase), and HBR of 87.7% versus original guidance of 87.9%
•Signed six divestitures in 2022 (all completed to date) for $3.7B in purchase price, committing on promises made to investors
•Bought back $3.0B in shares or >5% of the Company's common stock
•Decreased debt on the balance sheet by over $800M, reducing leverage from 3.5x to 3.0x Debt/Adjusted EBITDA
•Exited 70% of the Company's lease space resulting in future annual savings of >$200M
•Led negotiations for the Centene PBM RFP value creation initiative for a 2024, exceeding expected targeted savings goals
•Achieved Investment Grade status for CNC due to Fitch Upgrade in 2022
		$2,303,777	183%

Proposal 2 – Advisory Resolution to Approve Executive Compensation	89

Name	Individual Performance	2022 Annual Cash Incentive Paid ($)	% of Target Paid

Kenneth J. Fasola
•Delivered $5.78 Adjusted Diluted EPS versus original guidance of $5.40 (7% increase), total revenues of $144.5B versus original guidance of $136.9 billion (6% increase), and HBR of 87.7% versus original guidance of 87.9%
•Instrumental in the successful and timely divestitures of Magellan Rx, Magellan Specialty Health, and HealthSmart
•Oversaw the successful Centene Pharmacy PBM RFP value creation initiative for a 2024, exceeding expected targeted savings goals
•Envolve Benefit Options, Centene Pharmacy Services, and Medicare PDP all exceeded performance targets for 2022
•Successfully transitioned Envolve Pharmacy Solutions to corporate shared service function, a value creation milestone
•Successfully developed, staffed and deployed President organizational construct
		$1,745,658	175%
James E. Murray
•Delivered $5.78 Adjusted Diluted EPS versus original guidance of $5.40 (7% increase), total revenues of $144.5B versus original guidance of $136.9 billion (6% increase), and HBR of 87.7% versus original guidance of 87.9%
•Instrumental in executing on value creation milestones, expanded the value creation pipeline by $300M
•Successfully completed first wave of operating model enhancements and centralization in Utilization Management, Call Centers, and Pharmacy, while maintaining service and employee engagement levels
•Achieved Network HBR savings in 2022, a portion of which is estimated for value-based care specific initiatives
		$1,266,803	175%
Christopher A. Koster
•Delivered $5.78 Adjusted Diluted EPS versus original guidance of $5.40 (7% increase), total revenues of $144.5B versus original guidance of $136.9 billion (6% increase), and HBR of 87.7% versus original guidance of 87.9%
•Successfully managed complex litigation portfolio with meaningful reduction in costs
•Provided in-house legal support to health plan subsidiaries, products and specialty companies across the enterprise, including support for value creation initiatives and multiple divestitures
•Supported Board of Directors throughout 2022 as Secretary; implemented multiple governance enhancements, including onboarding a refreshed Board of Directors, modernizing committee structure and enhancing stockholder rights
•Enhanced compliance function by hiring and onboarding a new Chief Ethics & Compliance Officer
		$1,307,452	175%

90	Centene Corporation

Name	Individual Performance	2022 Annual Cash Incentive Paid ($)	% of Target Paid

Brent D. Layton
•Delivered $5.78 Adjusted Diluted EPS versus original guidance of $5.40 (7% increase), total revenues of $144.5B versus original guidance of $136.9 billion (6% increase), and HBR of 87.7% versus original guidance of 87.9%
•Successful re-procurement and contract extensions (Iowa, Louisiana, Mississippi, Missouri, Nebraska, Nevada, Texas (Foster Care), and Washington), partially offset by lost market share in California
•Won and launched Delaware (Centene's 30th Medicaid state) in less than six months
•Positioned Ambetter Health as best in industry to seize major market exits effective January 1, 2024
•Reduction in Commercial HBR of 550 basis points in 2022
		$2,722,500	165%
David P. Thomas
•Delivered $5.78 Adjusted Diluted EPS versus original guidance of $5.40 (7% increase), total revenues of $144.5B versus original guidance of $136.9 billion (6% increase), and HBR of 87.7% versus original guidance of 87.9%
•Achieved or exceeded 2022 membership targets for Medicaid, Medicare, and Marketplace products
•Achieved or exceeded 2022 revenue and HBR targets across our health plan portfolio
•Successful re-procurement and contract extensions (Iowa, Louisiana, Mississippi, Missouri, Nebraska, Nevada, Texas (Foster Care), and Washington), partially offset by lost market share in California
•Won and launched Delaware (Centene's 30th Medicaid state) in less than six months
•Organizational optimization of regional structure
•Positioned Ambetter Health as best in industry to seize major market exits effective January 1, 2024
•Reduction in Commercial HBR of 550 basis points in 2022
		$1,650,150	171%
Mr. Neidorff was paid a pro-rated bonus of approximately $1.5 million, in accordance with the death and disability terms of his employment agreement.
A calculation of each NEO's bonus is shown in the table below.

NEO	EPS	Quality	Business Unit/Individual Goals	Weighted Payout
Sarah M. London	190%	136%	177%	180%
Andrew L. Asher	190%	136%	185%	183%
Kenneth J. Fasola	190%	136%	165%	175%
James E. Murray	190%	136%	165%	175%
Christopher A. Koster	190%	136%	165%	175%
Brent D. Layton	190%	136%	140%	165%
David P. Thomas	190%	136%	155%	171%

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Long-Term Incentive Awards
2022 Annual Long-Term Incentives
As discussed previously, the Company has shifted from making December grants to March grants. Therefore, no annual grants were made to Ms. London, Messr. Asher, Koster, Layton, and Thomas in 2022. Mr. Fasola and Mr. Murray received annual awards in March 2022 as they joined the Company in January 2022 in connection with the Magellan Health, Inc. (Magellan) acquisition. Those annual awards consisted of the following:
•Performance-based Restricted Stock Units (PSUs) (60% of shares granted) - The target metrics for the 2022-2024 performance period are 2024 Adjusted Diluted EPS of a target of $7.62 (70% weight) and adjusted net earnings margin of 3.30% by 2024 (30% weight). Threshold, target, and maximum metric achievement will result in 50%, 100%, or 200% attainment of each metric, respectively. If earned, PSUs will vest in February 2025.
•Service-based Restricted Stock Units (RSUs) (40% of shares granted) - One-third vest annually based on continued service with the Company.
•Cash Long-Term Incentive Plan (Cash LTIP) - The target metrics for the 2022-2024 performance period are 2024 Adjusted Diluted EPS of $7.62 (35% weight) and Adjusted Net Earnings Margin of 3.30% by 2024 (15% weight), as well as a relative Total Shareholder Return objective (50% weight). Threshold, target and maximum metric achievement will result in 50%, 100% or 200% attainment of the metric respectively, while the threshold level of achievement for the Total Shareholder Return metric will be set at the 25% attainment level.
Beginning in 2023, the Company will grant long-term incentives (LTI) to all executives in March. In addition, we have eliminated performance-based stock options and Cash LTIP from our compensation plan design.
2022 Off-Cycle LTI
The Compensation Committee also granted LTI to our NEOs in 2022 as off-cycle awards related to employment agreements, the Magellan acquisition or retention awards. Ms. London was awarded PSUs in connection with her promotion to CEO. Mr. Asher and Mr. Layton were awarded LTI pursuant to their employment agreements in the form of PSUs and/or RSUs. Mr. Fasola and Mr. Murray were awarded LTI upon joining the Company in January 2022 in connection with the Magellan acquisition in the form of RSUs and Cash LTIP. Mr. Thomas was awarded a retention LTI in the form of an RSU.
2020-2022 Performance-Based Restricted Stock Unit Award Results
In December 2019, the Compensation Committee established the following metrics, targets and weights for the 2020-2022 PSUs. The Company results of both targets as shown below with a total percentage earned at 102.4% of the target:

	Threshold	Target	Maximum	Weight	Metric Payout of Target	Weighted Payout
Pre-Tax Margin (As adjusted)[1]				60%	82.7%	49.6%

Compound Annual Revenue Growth Rate				40%	132.0%	52.8%
				100%		102.4%
1 Pre-tax Margin (As adjusted) represents a non-GAAP measure. Refer to Appendix A for reconciliations of non-GAAP measures throughout this proxy statement.

92	Centene Corporation
The number of shares earned by each NEO at 102.4% are reflected in the table below:

Name	Target	Vested Shares
Sarah M. London [1]	—	—
Andrew L. Asher	25,462	26,073
Kenneth J. Fasola [1]	—	—
James E. Murray [1]	—	—
Christopher A. Koster	13,500	13,824
Michael F. Neidorff [2]	171,083	175,189
Brent D. Layton	30,000	30,720
David P. Thomas	15,000	15,360
1Ms. London, Mr. Fasola, and Mr. Murray did not have a payout as they were not with the Company at the time of grant for this performance cycle.
2Mr. Neidorff fully vested in his outstanding long-term incentives upon his death.
2020-2022 Cash Long-Term Incentive Plan Award Results
In December 2019, the Compensation Committee established the following metrics, targets and weights for the 2020-2022 Cash LTIP. The Company results of the metrics as shown below. The Company was below the threshold for Relative Total Shareholder Return as shown below, resulting in a total percentage earned at 51.2% of the target:

	Threshold	Target	Maximum	Weight	Metric Payout of Target	Weighted Payout
Pre-Tax Margin (As adjusted)[1]				30%	82.7%	24.8%

Compound Annual Revenue Growth Rate				20%	132.0%	26.4%

HCI Peer Group Relative TSR Percentile Rank				50%	—%	—%

				100%		51.2%
1 Pre-tax Margin (As adjusted) represents a non-GAAP measure. Refer to Appendix A for reconciliations of non-GAAP measures throughout this proxy statement.

Proposal 2 – Advisory Resolution to Approve Executive Compensation	93
The amounts earned by each NEO at 51.2% are reflected in the table below:

Name	Target ($)	Payout ($)
Sarah M. London	$700,000	$358,400
Andrew L. Asher	750,000	384,000
Kenneth J. Fasola [1]	—	—
James E. Murray [1]	—	—
Christopher A. Koster	625,000	320,000
Brent D. Layton	800,000	409,600
David P. Thomas	905,000	463,360
1Mr. Fasola, and Mr. Murray did not have a payout as they were not with the Company at the time of grant for this performance cycle.
Other Benefits
We provide our NEOs with a defined contribution 401(k) retirement program, which is the same program that is generally provided to all our employees. We also provide our NEOs with a non-qualified deferred compensation plan to make up for matching contributions that are capped by compensation limits imposed on qualified retirement plans under the Internal Revenue Code. We do not provide our NEOs with a defined benefit retirement program. We also do not provide retiree medical coverage to our NEOs, with the previous exception of Mr. Neidorff, as was specified in his employment agreement.
With respect to most other benefits, the benefits provided to NEOs and other executive officers are comparable to those provided to the majority of salaried and hourly Company employees. In 2022, NEOs had the option to have their tax returns prepared or reviewed by an independent certified public accounting firm, and costs related to these services were paid by the Company. In addition, each NEO had the option to use a financial advisor for fees that do not exceed $15,000 annually, in total, for both tax preparation and financial advisement. These costs are also fully taxable to them and are not grossed up to cover any personal income tax liability. Additionally, other benefits can include relocation, premiums for life insurance benefits, and Company entertainment event tickets.
For 2023, the Company has eliminated the tax preparation and financial advisement benefit to better align the overall compensation program with our pay for performance philosophy.
Certain NEOs may use the aircraft for personal travel pursuant to the terms of their employment agreements. In addition, we provide home security services to our NEOs. The personal use of Company provided aircraft and home security services are fully taxable to our NEOs and are not grossed up to cover any personal income tax liability.

94	Centene Corporation
2023 Compensation Decisions
2023 Annual Cash Incentive
The Compensation Committee rewards NEOs with an annual cash incentive bonus for achieving the Company’s Adjusted Diluted EPS objective, business unit and individual goals, and quality metrics. Annually, the Compensation Committee assesses how each NEO contributed to achieving the Adjusted Diluted EPS objective and the other pre-determined objectives approved by the Compensation Committee.
The Adjusted Diluted EPS objective is established during our annual business planning process. Our annual bonus plan targets are developed each year based on a pay for performance mentality with rigorous performance metrics at target that the Compensation Committee believes are challenging but attainable for our short-term and long-term incentive programs and stretch goals to reach to pay above target.
For 2023, Adjusted Diluted EPS no longer funds the pool to better align funding with payouts.
2023 Bonus Metrics

Metric	Weight
Adjusted Diluted EPS	65%
Business Unit & Individual Goals	25%
Quality, member, and provider satisfaction	10%
100%
The Compensation Committee will assess and evaluate how each NEO contributed to achieving this Adjusted Diluted EPS objective and the other pre-determined objectives stated above.
Individual awards under our bonus plan are approved by the Compensation Committee based primarily upon:
•business performance versus our business plan;
•the effectiveness of each executive’s leadership performance and potential to enhance long-term stockholder value;
•targeted bonus amounts, which are based upon market data; and
•the recommendation of the Chief Executive Officer (for all NEOs other than the CEO).
Overall, 65% of each award is aligned with the Adjusted Diluted EPS target, 10% is based on specific metrics tied to quality of the overall company, and the remaining 25% is aligned with specific business unit performance goals.

TARGET INCENTIVE OPPORTUNITY		PERFORMANCE

Base Salary	Individual Target Award %	Adjusted Diluted EPS Performance	Business Unit & Individual Goals	Quality Objectives	Annual Cash Incentive Award
		Range: 0% to 200%	Range: 0% to 200%	Range: 0% to 200%	(Maximum @ 200% of Target)

		Multiplied by 65% Weight	Multiplied by 25% Weight	Multiplied by 10% Weight

Proposal 2 – Advisory Resolution to Approve Executive Compensation	95
Adjusted Diluted EPS Objective

	Metric Criteria
	Threshold	Target	Maximum
% of Target	50%	100%	200%
Adjusted Diluted EPS	$5.70	$6.32	$7.10
Business Unit and Quality Objectives
In 2023, we will continue to focus on long-term stockholder value through meeting our financial metrics that are measurable against key financial and operational priorities. As part of our Quality objectives, we have goals that are tied to key quality metrics for service dates in 2023.
2023-2025 Long-Term Incentives
Our long-term incentive compensation is designed to attract and retain key executives, build an integrated management team, reward for innovation and appropriate risk-taking, balance short-term planning with long-term successes, and align executive and stockholder interests. This includes using relative TSR, adjusted pre-tax earnings growth, and adjusted net earnings margin targets. The relative TSR target is above the median. If the Company’s TSR for the performance period is negative, then the payout for this component will not exceed 100% of target. Annual grants are based on performance but are guided by market practices.
These long-term incentives take the form of the following:
•PSUs (65% of stock granted) that are based on meeting predetermined performance targets (TSR, adjusted pre-tax earnings growth and adjusted net earnings margin) vest at the end of the three-year performance period.
•RSUs (35% of stock granted) that vest ratably over three years.
Long-term incentives are provided through equity (PSUs at 65% and RSUs at 35%), while ensuring that the maximum number of shares of common stock granted in any calendar year (excluding shares granted in connection with an acquisition) does not exceed a level associated with competitive practice. Excluding acquisitions, the Company does not annually grant equity compensation exceeding 2% of the outstanding shares of the Company. In 2022, our run rate was 0.5%. Due to the growth of the Company, the competitive nature of our business, and the necessity of retaining key management level employees, equity grants can be awarded to levels below senior executives. Beginning in 2023, annual PSU and RSU awards will be granted in March, but may also be approved at other times for a promotion, extraordinary performance, a newly hired executive or as determined by the Compensation Committee.
Other Compensation Policies and Information
Individual Employment and Severance Agreements
The Company is party to employment agreements with each of Sarah M. London, Andrew L. Asher, Kenneth J. Fasola, James E. Murray, and Brent D. Layton, and with Michael F. Neidorff prior to his death on April 7, 2022, and severance and change in control agreements with Christopher A. Koster and David P. Thomas. The Board has determined that it is in the best interests of the Company and our stockholders that our executives enter into employment agreements to ensure a commitment to individual duties, compliance with restrictive covenants, and the continued dedication of the executive, notwithstanding the possibility, threat, or occurrence of a termination of employment, in particular upon a change in control. The Board believes it is imperative to diminish the inevitable distraction of the executive by virtue of the personal uncertainties and risks created by a pending or threatened change in control, to encourage the executive’s full attention and dedication to the Company, and to provide the executive with compensation and benefits arrangements upon a change in control which (i) will satisfy the executive’s compensation and benefits expectations, and (ii) are competitive with those of other major corporations.

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On March 21, 2022, the Board of Directors appointed Ms. London, previously the Company’s Vice Chairman and a member of the Office of the Chairman, to the position of CEO of the Company, effective immediately, succeeding Michael F. Neidorff. Ms. London is party to an employment agreement dated April 27, 2022, entered into in connection with her appointment to the role of CEO. Pursuant to an employment agreement dated April 28, 2022, Mr. Asher agreed to continue serving as our Chief Financial Officer. In an effort to further align our executives’ compensation with the interests of stockholders and promote corporate best practices, Ms. London and Mr. Asher’s employment agreements were amended on February 20, 2023 to eliminate multi-year guaranteed long-term compensation awards. Future long-term compensation awards shall be annually determined by the Compensation Committee in its sole discretion.
The Company entered into employment agreements with Messrs. Fasola and Murray on February 20, 2023, pursuant to which Mr. Fasola agreed to serve as our President and Mr. Murray agreed to serve as our Executive Vice President and Chief Operating Officer.
Pursuant to an executive employment agreement with Mr. Layton, dated May April 27, 2022, Mr. Layton agreed to serve as our President and Chief Operating Officer. On December 13, 2022, Mr. Layton entered into an amendment to this employment agreement in which he agreed to serve as Senior Advisor to the CEO, until his planned retirement later in 2023.
Michael F. Neidorff served as Chairman of our Board and CEO pursuant to an employment agreement dated November 8, 2004 (as subsequently amended). In connection with this death, Mr. Neidorff's estate was eligible to receive a pro-rated target annual incentive of 150% of base salary for 2022 based on actual performance. The agreement also awarded Mr. Neidorff 500,000 RSUs (split adjusted three times to 4,000,000) as of November 8, 2004. The RSUs and all of the related shares of common stock were distributed to Mr. Neidorff's estate on January 15, 2023, the first calendar year following termination of Mr. Neidorff’s employment by death. Mr. Neidorff's estate vested fully in all of his outstanding service-based long-term incentive awards upon his death and shall continue to vest in any outstanding long-term incentives (subject to any performance measures to be determined at the end of the applicable performance period).
In addition, for the reasons outlined above, the Board has determined that it is appropriate for senior executives who are not party to individual employment agreements providing for severance, including Mr. Koster and Mr. Thomas, be party to executive severance and change in control agreements. For a summary of the material terms of our executive employment agreements and termination provisions, see “Individual Agreements” on page 103 and “Potential Payments Upon Termination or Change in Control” on page 109.
Under the terms of any new employment agreement or executive severance and change in control agreement, if any parts or amounts payable under the agreement are deemed to be “excess parachute payments” within the meaning of Section 280G of the Code or similar provision, the amount shall be reduced to the extent necessary so that no amounts paid shall be deemed excess parachute payments or, if the net benefit is greater, no reduction will be made, but the executive will be required to pay any additional taxes. No agreement provides for an excise tax gross-up.
In the agreements, the executives agree to non-competition and non-solicitation provisions that extend through the first anniversary of termination of employment, unless the termination was due to a change in control.
Retirement Provisions
In addition, for all Company employees, Company awards include a qualified retirement definition. NEOs who are at least 55 years of age and have 10 years of employment at the time of retirement are eligible for the following:
•A pro-rated number of PSUs vesting at the end of the performance period, based on the amount of time employed during the performance period and actual performance outcomes.
•A one-year acceleration of vesting of RSUs for individuals who are retirement eligible. RSUs for the Company’s executive officers are not accelerated, but will have a one-year continuation of vesting upon a qualified retirement.
•A pro-rated amount of cash LTIP vesting at the end of the performance period, based on the amount of time employed during the performance period and actual performance outcomes.
•A pro-rated annual paid bonus, if employed for six months of the calendar year, paid at actual performance generally at the same time when bonuses are paid to other employees.

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Stock Ownership Guidelines
We utilize stock ownership guidelines for our NEOs, corporate officers and Board. We believe that ownership of our stock helps align the interests of our executives and stockholders, and encourages executives to act in a manner that is expected to increase stockholder value. The stock ownership guidelines for our officers are as follows:

Minimum Ownership Requirement as a Multiple of Base Salary
Chief Executive Officer	5x
President & Executive Vice Presidents	2.5x
Senior Vice Presidents	2x
Market & Specialty Company Presidents & other Corporate Executives	1x
The Compensation Committee annually reviews the stock ownership levels of the Board and all officers. Future stock awards take into consideration the executive’s level of attainment of the suggested stock ownership amount. The Compensation Committee may elect to award the annual incentive to an executive in stock instead of cash if the suggested stock ownership amount is not achieved.
Officers who fail to achieve these ownership levels may not be eligible to receive any stock-based awards until they achieve their required ownership level. Shares owned directly by the officer (including those held as a joint tenant or as tenant in common), unvested RSUs, shares owned in a self-directed IRA, “phantom shares” held in the deferred compensation plan, and certain shares owned or held for the benefit of a spouse or minor children are counted toward the guidelines. Options and unearned PSUs are not counted toward the ownership guidelines.
The Board has established a policy requiring executive officers to retain ownership of the shares received from the vesting or payout of any RSU award granted under our stock incentive plan (net of any shares used to satisfy tax obligations) for one year following such vesting or payout. An executive may substitute the tax basis of the shares under restriction for other shares held outright.
As of the close of the last fiscal year and the date of this report, all NEOs subject to the ownership guidelines are in compliance with the guidelines. At $82.01 per share (the December 31, 2022 closing stock price), our executive officers held Company stock as of a multiple of their ending 2022 base salaries as follows:

Name	Minimum Ownership Requirement as a Multiple of Base Salary	Ownership as a Multiple of 2022 Base Salary
Sarah M. London	5x	10.9x
Andrew L. Asher	2.5x	19.2x
Kenneth J. Fasola	2.5x	13.3x
James E. Murray	2.5x	14.1x
Christopher A. Koster	2.5x	11.2x
Brent D. Layton	2.5x	34.3x
David P. Thomas	2.5x	5.8x
Stock ownership guidelines for members of our Board require them to own 7.5 times the annual cash retainer within five years of being appointed to the Board. As of December 31, 2022, all directors were in compliance with this requirement.

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Hedging and Pledging Policy
The Board maintains the Company’s insider trading policy, which prohibits pledging of shares by executive officers and members of the Board. Our insider trading policy also prohibits members of the Board and any employees from engaging in short-term or speculative transactions involving our securities. Our insider trading policy provides that members of the Board and employees may not engage in short sales of our securities, including short sales “against the box,” or purchase sales of puts or calls for speculative purposes. As of March 13, 2023, all executive officers and directors were in compliance with these policies.
Deductibility of Executive Compensation
Section 162(m)(6), which was enacted as part of the Patient Protection and Affordable Care Act, amended the Code to limit the amount that certain healthcare insurers and providers, including the Company, may deduct for compensation to any employee in excess of $500,000 for a tax year beginning after December 31, 2012. This legislation does not create any exceptions for performance-based compensation and is not otherwise impacted by the adoption of the Tax Cuts and Jobs Act enacted on December 22, 2017. The Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and the performance of its employees. We were subject to the limitation in 2022.

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Compensation and Talent Committee Report
The Compensation and Talent Committee, comprised solely of independent directors, has reviewed and discussed the “Compensation Discussion and Analysis” with the Company’s management. Based on this review and discussion, the Compensation and Talent Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement on Schedule 14A and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
COMPENSATION AND TALENT COMMITTEE
Christopher J. Coughlin, Chair
Monte E. Ford
Richard A. Gephardt
Lori J. Robinson
Theodore R. Samuels
William L. Trubeck

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Executive Compensation Tables
Summary Compensation Table
The following table summarizes the compensation of our NEOs for the fiscal years ended December 31, 2022, 2021 and 2020. Additional descriptions of each component of compensation for our NEOs are included elsewhere in this Proxy Statement under the caption, “Compensation Discussion and Analysis.”
For 2022, our NEOs included our Chief Executive Officer, Chief Financial Officer, President, Chief Operating Officer, and Secretary and General Counsel. In addition, as required by SEC rules, we also include as NEOs our former Chairman and Chief Executive Officer, Michael F. Neidorff, as well as Brent D. Layton, Senior Advisor to the Chief Executive Officer, and David P. Thomas, Chief Executive Officer of Markets and Medicaid. Mr. Layton and Mr. Thomas are included as they otherwise would have been NEOs except for the fact that they were not serving as an executive officer at the end of 2022. Mr. Layton and Mr. Thomas remain with the Company in non-executive officer roles.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[2] ($)	All Other Compensation ($)		Total ($)
Sarah M. London	2022	$1,359,038	—	$7,624,974	—	$4,041,866	$220,569	[3]	$13,246,447
Chief Executive Officer	2021	978,462	300,000	11,605,417	450,004	1,467,693	425,946		15,227,522
Andrew L. Asher	2022	1,007,115	—	5,999,942	—	2,687,777	44,376	[3]	9,739,210
Executive Vice President, Chief Financial Officer	2021	916,298	—	5,809,537	450,004	916,298	106,901		8,199,038
Kenneth J. Fasola	2022	997,519	—	7,199,984	—	1,745,658	39,525	[3]	9,982,686
President
James E. Murray	2022	723,887	—	4,249,970	—	1,266,803	29,758	[3]	6,270,418
Executive Vice President, Chief Operating Officer
Christopher A. Koster	2022	747,115	—	—	—	1,627,452	47,961	[3]	2,422,528
Executive Vice President, Secretary and General Counsel	2021	674,039	—	3,949,702	524,987	797,123	39,981		5,985,832
Michael F. Neidorff	2022	546,923	—	—	—	1,476,692	5,575,898	[3]	7,599,513
Former Chairman and Chief Executive Officer	2021	1,800,000	—	12,750,020	2,249,984	3,438,000	399,986		20,637,990
	2020	1,800,000	—	14,932,500	2,941,500	4,765,500	517,277		24,956,777
Brent D. Layton	2022	1,100,000	—	2,599,940	—	3,132,100	78,886	[3]	6,910,926
Senior Advisor to the Chief Executive Officer and former President and Chief Operating Officer	2021	1,007,212	—	10,605,437	450,004	1,959,618	83,473		14,105,744
David P. Thomas	2022	965,000	—	1,499,993	—	2,113,510	55,253	[3]	4,633,756
Chief Executive Officer of Markets and Medicaid
1The amounts reported as Stock Awards and Option Awards for Ms. London, and Messrs. Asher, Fasola, Murray, Layton, and Thomas, reflect the grant date fair value of grants made during the current year under the 2012 Stock Incentive Plan computed in accordance with FASB ASC 718. Note 15 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2022, describes the assumptions used to determine the grant date fair value for overall Company equity awards. There can be no assurance that the grant date fair value of stock awards will ever be realized.
Stock awards granted to the NEOs include performance-based restricted stock units. Performance-based units are disclosed at target value. The 2022 performance-based restricted stock units have a maximum payout of 200%. If the maximum performance metrics are achieved, the grant date fair value of the performance awards would be $15,249,948 for Ms. London, $5,999,942 for Mr. Asher, $3,600,014 for Mr. Fasola, $899,962 for Mr. Murray, and $3,119,962 for Mr. Layton.

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2The amounts shown in the Non-Equity Incentive Plan Compensation column include both the annual cash incentive and the Cash LTIP award payouts.
3The following table shows the components of “All Other Compensation” for fiscal year 2022:

Name	Relocation ($)	401(k) Match ($)	Non-qualified Deferred Compensation Match ($)	Death Benefit[a] ($)	Life Insurance ($)	Tax Preparation and Financial Advisor Fees ($)	Personal Aircraft Usage[b] ($)	Other Benefits[c] ($)	Total Other Compensation ($)
Sarah M. London	$18,450	$9,150	$75,652	$—	$25,000	$9,300	$79,710	$3,307	$220,569
Andrew L. Asher	—	9,150	18,339	—	15,000	—	—	1,887	44,376
Kenneth J. Fasola	—	10,881	12,692	—	15,000	—	—	952	39,525
James E. Murray	—	7,244	—	—	15,000	—	5,627	1,887	29,758
Christopher A. Koster	—	6,667	15,746	—	15,000	6,250	—	4,298	47,961
Michael F. Neidorff	—	9,150	58,038	5,400,000	55,375	15,000	6,759	31,576	5,575,898
Brent D. Layton	—	9,150	23,850	—	15,000	12,800	15,554	2,532	78,886
David P. Thomas	—	6,100	23,221	—	15,000	8,400	—	2,532	55,253
aMr. Neidorff's death benefit payment of $5,400,000 represents unpaid long-term incentive compensation to which his estate became entitled pursuant to his employment agreement.
bFor flights on corporate aircraft, the cost is calculated based on an average cost-per-flight-hour charge, which reflects the operating and periodic maintenance costs of the aircraft, crew travel expenses and other miscellaneous costs, and which represents the incremental cost to the Company.
cOther benefits include umbrella liability insurance, Company entertainment event tickets, and security services.
Note: Certain NEOs utilized timeshare agreements with the Company in which they reimbursed the Company for personal aircraft usage, based on an amount approximately equal to the variable cost of operating the aircraft. Any such amounts are not included in the table above as there is no incremental cost to the Company.

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Grants of Plan-Based Awards Table
The following table provides information on 2022 grants of performance and service-based restricted stock units and performance-based stock options, under the 2012 Stock Incentive Plan, as well as 2022 cash-based grants under the Cash LTIP and Annual Cash Incentive Plan to each of our NEOs. The grant date fair values and incremental fair value of these stock awards are included in the Summary Compensation Table. The vesting provisions of the equity awards are included in the footnotes to the Outstanding Equity Awards at Fiscal Year-End Table.

Name	Grant Date	Date of Board Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]				All Other Stock Awards: Number of Shares of Stock or Units (#)[4]	Grant Date Fair Value of Stock and Option Awards ($)[5]
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Sarah M. London	3/29/2022	3/29/2022	$—	$—	$—	13,418	89,453	[6]	178,906	—	$7,624,974
Andrew L. Asher	4/26/2022	4/26/2022	—	—	—	5,303	35,352	[6]	70,704	—	2,999,971
	4/26/2022	4/26/2022	—	—	—	—	—		—	35,352	2,999,971
Kenneth J. Fasola	1/4/2022	1/2/2021	249,380	997,519	1,995,038	—	—		—	—	—
	3/11/2022	2/7/2022	75,000	1,000,000	2,000,000	—	—		—	—	—
	3/11/2022	2/7/2022	—	—	—	3,198	21,317	[6]	42,634	—	1,800,007
	3/11/2022	2/7/2022	—	—	—	—	—		—	14,211	1,199,977
	1/4/2022	1/2/2021	100,000	1,000,000	2,000,000	—	—		—	—	—
	1/19/2022	12/13/2021	—	—	—	—	—		—	53,374	4,200,000
James E. Murray	1/4/2022	1/2/2021	180,972	723,887	1,447,774	—	—		—	—	—
	3/11/2022	2/7/2022	56,250	750,000	1,500,000	—	—		—	—	—
	3/11/2022	2/7/2022	—	—	—	799	5,329	[6]	10,658	—	449,981
	3/11/2022	2/7/2022	—	—	—	—	—		—	3,553	300,015
	1/4/2022	1/2/2021	75,000	750,000	1,500,000	—	—		—	—	—
	1/19/2022	12/13/2021	—	—	—	—	—		—	44,478	3,499,974
Christopher A. Koster[1]			—	—	—	—	—		—	—	—
Brent D. Layton	4/26/2022	4/26/2022	—	—	—	2,757	18,383	[6]	36,766	—	1,559,981
	4/26/2022	4/26/2022	—	—	—	—	—		—	12,255	1,039,959
David P. Thomas	11/12/2022	11/12/2022	—	—	—	—	—		—	18,277	1,499,993
Note: The Company has historically granted all annual compensation awards for executive officers in December of the preceding year. Beginning in 2023, the Company moved to granting all awards in March. As a result, no awards were granted in December of 2022. Awards for the 2022 compensation year were granted in December 2021 and are excluded from the table above as they were reported in the 2022 Proxy Statement. All awards reported herein represent off-cycle awards and annual awards for NEOs joining the Company in 2022.
1No awards were granted for Mr. Koster in 2022 due to changes in the timing of annual awards as discussed above.
2The amounts shown in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns represent the range of the annual cash incentive awards as described in the section titled “Annual Cash Incentive Plan” in the Compensation Discussion and Analysis, above. In addition, the awards include the long-term cash incentive awards for the 2022 - 2024 performance cycle and the 2021 - 2023 performance cycle. Awards for the 2021 - 2023 performance year were awarded to Mr. Fasola and Mr. Murray upon joining the Company in January 2022 in connection with the Magellan acquisition. No awards were granted to other NEOs due to changes in the timing of awards as discussed above.

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3The amounts shown in the Estimated Future Payouts Under Equity Incentive Plan Awards columns represent the range of shares that may be earned at the end of the 2022-2024 performance period applicable to our PSUs assuming achievement of the relevant performance objectives.
4The amounts shown in the All Other Stock Awards column represent off-cycle RSU awards for Mr. Asher, Mr. Fasola, Mr. Murray, Mr. Layton, and Mr. Thomas. In addition, Mr. Fasola and Mr. Murray received annual awards in March of 2022 as they were not employed during the annual award process in December of 2021.
5The amounts shown in the Grant Date Fair Value of Stock Awards column represent the grant date fair value, measured in accordance with FASB ASC 718.
6Equity incentive grants contain a performance condition based upon our 2024 Adjusted Net Earnings Margin and Adjusted Diluted EPS. For performance between the threshold and the target or the target and the maximum, the number of performance-based restricted stock units earned will be interpolated.
Individual Agreements
The following is a description of the material terms of the employment agreements with Ms. London and Messrs. Asher, Fasola, Layton, Murray, and Neidorff.
Sarah M. London
Ms. London’s employment agreement, dated April 27, 2022, as amended on February 20, 2023, provides for (i) an annual base salary for the years 2022 and 2023 of $1.4 million, (ii) an annual cash incentive bonus target of 150% of base salary, of which the annual bonus opportunity for the 2022 performance year was prorated to reflect the portion of the period in which Ms. London served as the CEO and a portion based on her earnings prior to her new salary, and (iii) long-term equity incentive awards with amounts and terms determined by the Compensation Committee (with an aggregate grant date value of $12.5 million for 2022). In order to bring Ms. London’s participation level for the 2022-2024 performance period up to her new long-term equity incentive award target level, on March 29, 2022, the Board granted Ms. London an award performance-based RSUs for the 2022-2024 period with a grant date value of $7,625,000, which will vest based on the performance metrics previously approved by the Board for the 2022-2024 performance period.
Andrew L. Asher
Mr. Asher’s employment agreement, dated April 28, 2022, as amended on February 20, 2023, provides for (i) an annual base salary of $1,025,000, (ii) an annual cash incentive bonus target of 125% of base salary, and (iii) long-term equity incentive awards with amounts and terms determined by the Compensation Committee (with an aggregate target grant date value of $6.625 million). In future years, the actual total target level of compensation shall be determined by the Compensation Committee in its sole discretion. The allocation percentages between performance-based RSUs and time-based RSUs are to be determined by the Compensation Committee.
Kenneth J. Fasola
Mr. Fasola's employment agreement, dated February 20, 2023, provides for (i) an annual base salary of $1,100,000, (ii) an annual cash incentive bonus target of 125% of base salary, (iii) long-term equity incentive awards with amounts and terms determined by the Compensation Committee (with an aggregate grant date value of $6,025,000 for 2023), and (iv) a one-time $1,000,000 cash award, subject to a clawback.
James E. Murray
Mr. Murray’s employment agreement, dated February 20, 2023, provides for (i) an annual base salary of $750,000, (ii) an annual cash incentive bonus target of 100% of base salary, and (iii) long-term equity incentive awards with amounts and terms determined by the Compensation Committee (with an aggregate grant date value of $4,250,000 for 2023).
Brent D. Layton
Mr. Layton’s employment agreement, dated April 27, 2022, provides for (i) an annual base salary of $1,100,000, (ii) an annual cash incentive bonus target of 150% of base salary, and (iii) equity incentive awards in the amount of $2,600,000. On December 13, 2022, Mr. Layton entered into an amendment to this employment agreement in which he agreed to serve as Senior Advisor to the CEO, until his planned retirement later in 2023.
Michael F. Neidorff
Mr. Neidorff was party to an employment agreement, dated November 8, 2004 (as subsequently amended), which provided for (i) an annual base salary of $1,800,000, (ii) an annual cash incentive bonus target of 150% of base salary, as well as

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certain perquisites described above. Mr. Neidorff passed away on April 7, 2022. For a summary of the payments made to his estate, please see "Potential Payments Upon Termination or Change in Control" on page 109 below.

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Outstanding Equity Awards at Fiscal Year-End Table
The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs and PSUs held by our NEOs on December 31, 2022.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)[1]		Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[1]		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
Sarah M. London	—	—	13,449	$81.85	12/15/2031	[3]	8,588	[4]	$704,302	30,000	[10]	$2,460,300
	—	—	—	—	—		6,667	[5]	546,761	16,494	[11]	1,352,673
	—	—	—	—	—		11,388	[6]	933,930	89,453	[11]	7,336,041
	—	—	—	—	—		9,000	[7]	738,090	—		—
	—	—	—	—	—		110,000	[8]	9,021,100	—		—
	—	—	—	—	—		9,774	[9]	801,566	—		—
Andrew L. Asher	—	—	13,449	81.85	12/15/2031	[3]	26,073	[12]	2,138,247	30,000	[10]	2,460,300
	—	—	—	—	—		5,659	[13]	464,095	16,494	[11]	1,352,673
	—	—	—	—	—		6,667	[5]	546,761	35,352	[11]	2,899,218
	—	—	—	—	—		33,334	[14]	2,733,721	—		—
	—	—	—	—	—		9,774	[9]	801,566	—		—
	—	—	—	—	—		35,352	[15]	2,899,218	—		—
Kenneth J. Fasola	—	—	—	—	—		10,387	[16]	851,838	21,317	[11]	1,748,207
	—	—	—	—	—		26,870	[17]	2,203,609	—		—
	—	—	—	—	—		35,384	[18]	2,901,842	—		—
	—	—	—	—	—		53,374	[19]	4,377,202	—		—
	—	—	—	—	—		14,211	[20]	1,165,444	—		—
James E. Murray	20,456	10,227	—	63.31	1/2/2030	[21]	16,955	[18]	1,390,480	5,329	[11]	437,031
	—	—	—	—	—		17,633	[18]	1,446,082	—		—
	—	—	—	—	—		12,813	[18]	1,050,794	—		—
	—	—	—	—	—		44,478	[22]	3,647,641	—		—
	—	—	—	—	—		3,553	[20]	291,382	—
Christopher A. Koster	—	—	15,690	81.85	12/15/2031	[3]	13,824	[12]	1,133,706	24,000	[10]	1,968,240
	—	—	—	—	—		5,334	[5]	437,441	19,243	[11]	1,578,118
	—	—	—	—	—		9,000	[7]	738,090	—		—
	—	—	—	—	—		11,403	[9]	935,160	—		—
Michael F. Neidorff	—	—	—	—	—		175,189	[12]	14,367,250	150,000	[10]	12,301,500
	—	—	—	—	—		—		—	82,468	[11]	6,763,201

106	Centene Corporation

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)[1]		Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[1]		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
Brent D. Layton	—	—	13,449	$81.85	12/15/2031	[3]	30,720	[12]	$2,519,347	63,000	[10]	$5,166,630
	—	—	—	—	—		6,667	[24]	546,761	16,494	[11]	1,352,673
	—	—	—	—	—		14,000	[5]	1,148,140	18,383	[11]	1,507,590
	—	—	—	—	—		8,334	[25]	683,471	—		—
	—	—	—	—	—		9,000	[7]	738,090	—		—
	—	—	—	—	—		110,000	[8]	9,021,100	—		—
	—	—	—	—	—		9,774	[9]	801,566	—		—
	—	—	—	—	—		12,255	[26]	1,005,033	—		—
David P. Thomas	—	—	6,724	81.85	12/15/2031	[3]	15,360	[12]	1,259,674	15,000	[10]	1,230,150
	—	—	—	—	—		3,334	[5]	273,421	8,247	[11]	676,336
	—	—	—	—	—		4,887	[9]	400,783	—		—
	—	—	—	—	—		18,277	[27]	1,498,897	—		—
1Upon the occurrence of a change in control, any unvested RSUs and PSUs will vest, with the PSUs vesting at the greater of the actual or target level of performance, with the exception of the grants made beginning December 2020, which will only vest upon both a change in control and subsequent termination.
2Determined with reference to $82.01, the closing stock price of a share of Centene common stock on December 31, 2022.
3Performance Stock Option granted on December 15, 2021, may become exercisable on or after the third anniversary of the grant date if the average closing price of CNC's common stock equals or exceeds $100 per share for 20 consecutive trading days following the grant date.
4The RSUs vest on September 14, 2023.
5The RSUs vest on December 15, 2023.
6The RSUs vest in two equal installments on the anniversary of the grant date beginning on February 28, 2023.
7The RSUs vest in two equal installments on the anniversary of the grant date beginning on June 23, 2023.
8The RSUs vest on September 7, 2024.
9The RSUs vest in two equal installments on the anniversary of the grant date beginning on December 15, 2023.
10The PSUs will vest or be forfeited based on the attainment of the applicable three-year performance metrics ending 2023.
11The PSUs will vest or be forfeited based on the attainment of the applicable three-year performance metrics ending 2024.
12The PSUs vested upon the Company's release of 2022 earnings in February 2023.
13The RSUs vest on March 2, 2023.
14The RSUs vest in two equal installments on the anniversary of the grant date beginning on May 7, 2023.
15The RSUs vest in three equal installments on the anniversary of the grant date beginning on April 26, 2023.
16The RSUs vest in two installments; 936 shares vest on January 4, 2024, and 9,451 shares vest July 4, 2024.
17The RSUs vest on July 4, 2024.
18The RSUs vest on January 4, 2024.
19The RSUs vest in three equal installments on the anniversary of the grant date beginning on January 19, 2023.

Proposal 2 – Advisory Resolution to Approve Executive Compensation	107
20The RSUs vest in three equal installments beginning on March 15, 2023.
21The unvested options granted to Mr. Murray vested on January 03, 2023.
22The RSUs vest on January 19, 2024.
23The vested RSUs converted into shares of Centene common stock and distributed to Mr. Neidorff in January 2023.
24The RSUs vest on March 24, 2023.
25The RSUs vest on December 22, 2023.
26The RSUs vest on December 31, 2024.
27The RSUs vest in two installments; 12,185 shares vest on November 12, 2024, and 6,092 shares vest on November 12, 2025.
Option Exercises and Stock Vested Table
The following table shows the number of shares of our stock acquired by our NEOs in 2022 upon exercise of options or vesting of RSUs or PSUs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sarah M. London	—	$—	16,686	$2,576,138
Andrew L. Asher	—	—	27,582	3,552,073
Kenneth J. Fasola	—	—	43,993	5,889,651
James E. Murray	—	—	28,669	3,843,192
Christopher A. Koster	—	—	10,256	1,542,987
Michael F. Neidorff	170,267	4,148,762	297,991	25,916,576	[1]
Brent D. Layton	—	—	24,897	3,741,215
David P. Thomas	—	—	6,500	962,873
1Includes $10,410,00 representing 120,000 restricted stock units which vested on March 7, 2022 upon the naming of successor CEO. The shares were valued at $9,244,800 upon distribution on January 15, 2023.

108	Centene Corporation
Nonqualified Deferred Compensation Table
Under the Company’s Deferred Compensation Plan, the NEOs may contribute a designated percentage of salary and/or bonus into the plan which serves as an excess savings plan due to tax limitations under our tax qualified 401(k) plan. The following table shows the change in the Nonqualified Deferred Compensation balances for our NEOs who participate, as well as the market value of deferred restricted stock units for Michael Neidorff as discussed in Footnote 5, for the fiscal year ended December 31, 2022:

Name	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)[2]	Aggregate Earnings (Losses) in Last FY ($)[3]	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)[4]
Sarah M. London	$169,604	$75,652	$11,509	$—	$337,108
Andrew L. Asher	54,978	18,339	(21,757)	—	1,334,754
Kenneth J. Fasola	50,000	12,692	(1,420)	—	61,272
James E. Murray	—	—	—	—	—
Christopher A. Koster	190,987	15,746	(111,947)	—	847,425
Michael F. Neidorff	134,377	58,038	(560,681)	(18,332,968)	—
					328,040,000	[5]
Brent D. Layton	275,000	23,850	(17,550)	(436,201)	1,114,483
David P. Thomas	77,200	23,221	(44,573)	—	367,489
1Executive contributions are included in the Salary and/or Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table.
2All registrant contributions are included in the All Other Compensation column in the Summary Compensation Table.
3The Company does not pay above market interest or preferential dividends on investments in the Deferred Compensation Plan. Investment options in the Deferred Compensation Plan are substantially the same as the 401(k) plan, with the exception of the investment in Centene common stock. The returns on the investments available to employees during 2022 ranged from -38.5% to 4.48%, with a median return of -17.62% for the year ended December 31, 2022.
4The amounts shown in the Aggregate Balance at Last Fiscal Year-End column include money the Company owes these individuals for salaries and incentive compensation they earned in prior years but did not receive because they elected to defer receipt of it until a later time. For fiscal year 2022, the amounts described in Footnote 1 above are included in the Summary Compensation Table. For fiscal year 2021, the following aggregate amounts of executive contributions were included in the Summary Compensation Table: Ms. London - $58,708; Mr. Asher - $54,978: Mr. Koster - $315,046; Mr. Neidorff - $270,000; Mr. Layton - $209,211. For fiscal year 2020, the following aggregate amount of executive contributions was included in the Summary Compensation Table: Mr. Neidorff - $324,000. For prior years, all amounts contributed by a NEO in such years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned, to the extent the executive was named in such proxy statements and the amounts were so required to be reported in such tables.
5Represents the receipt of a previous grant of 500,000 RSUs (split adjusted three times to 4,000,000). Pursuant to the terms of the grant agreement, the receipt of the RSUs which vested from 2009 through 2014 has been deferred until retirement. The total value of the RSUs is reflected in the aggregate balance based on the December 31, 2022 market value.

Proposal 2 – Advisory Resolution to Approve Executive Compensation	109
Potential Payments Upon Termination or Change in Control
As previously discussed, Ms. London and Messrs. Asher, Fasola, Layton, and Murray are party to employment agreements, pursuant to which they will receive severance payments and benefits upon certain terminations of employment. Messrs. Koster and Thomas are not party to individual employment agreements providing for severance, and instead are party to executive severance and change in control agreements. The descriptions below reflect the employment agreements, as amended to date.
Sarah M. London
Upon a termination without cause, with good reason, or due to the non-renewal of Ms. London’s term, absent a change in control, Ms. London will receive the following payments and benefits: (i) an amount equal to two times the sum of base salary and the greater of target annual bonus then in effect or the average of the annual bonuses earned for the two most recent calendar years, (ii) a prorated annual bonus, (iii) 24 months of medical coverage, (iv) continued vesting of performance-vested restricted stock units granted on March 29, 2022, and time-vested restricted stock units granted on September 7, 2021, and (v) immediate acceleration of the vesting of all other time-vested equity and equity-based awards that would otherwise vest during the 24 month period following the termination, pro-rata vesting and payment of all other performance-based awards based upon adding an additional 24 months service and the greater of target or Company performance. Upon a termination without cause, with good reason, or due to the non-renewal of Ms. London’s term within 2 years following or 120 days prior to a change in control, Ms. London will receive the following payments and benefits: (a) an amount equal to 2.99 times the sum of base salary and the greater of target annual bonus then in effect or the average of the annual bonuses earned for the two most recent calendar years, (b) a prorated annual bonus, (c) 36 months of medical coverage, and (d) full vesting of any outstanding equity or equity-based awards.
Andrew L. Asher
Upon a termination without cause or with good reason absent a change in control, Mr. Asher will receive the following payments and benefits: (i) an amount equal to annual base salary, (ii) a prorated annual bonus, (iii) 12 months of medical coverage, and (iv) immediate acceleration of the vesting of any cash award granted in 2021, RSUs and PSUs granted in 2022 and PSUs and RSUs granted prior to 2022, and an additional year of service for outstanding cash awards, RSUs and PSUs granted after 2022. Mr. Asher is not currently eligible for qualified retirement. Upon a termination without cause or with good reason within 2 years following or 120 days prior to a change in control, Mr. Asher will receive the following payments and benefits: (a) an amount equal to two times the sum of base salary and the average of the last two annual bonuses, (b) a prorated target bonus, (c) 18 months of medical coverage, and (d) full vesting of any outstanding equity or equity-based awards.
Kenneth J. Fasola
Upon a termination without cause, with good reason or due to death or disability, absent a change in control, Mr. Fasola will receive the following payments and benefits: (i) an amount equal to annual base salary, or, if the termination occurs prior to May 31, 2024, an amount equal to 2.5 times the sum of base salary and annual bonus, (ii) a prorated annual bonus, (iii) 12 months of medical coverage, and (iv) the continued vesting of all long-term incentive compensation awards pursuant to their terms. Upon a termination without cause, with good reason or due to death or disability within 2 years following or 120 days prior to a change in control, Mr. Fasola will receive the following payments and benefits: (a) an amount equal to two times the sum of base salary and the average of the last two annual bonuses, (b) a prorated target bonus, (c) 18 months of medical coverage, and (d) full vesting of any outstanding equity or equity-based awards.
James E. Murray
Upon a termination without cause, with good reason or due to death or disability, absent a change in control, Mr. Murray will receive the following payments and benefits: (i) an amount equal to annual base salary, or, if the termination occurs prior to May 31, 2024, an amount equal to 2.5 times the sum of base salary and annual bonus, (ii) a prorated annual bonus, (iii) 12 months of medical coverage, and (iv) the continued vesting of all long-term incentive compensation awards pursuant to their terms. Upon a termination without cause, with good reason or due to death or disability within 2 years following or 120 days prior to a change in control, Mr. Murray will receive the following payments and benefits: (a) an amount equal to two times the sum of base salary and the average of the last two annual bonuses, (b) a prorated target bonus, (c) 18 months of medical coverage, and (d) full vesting of any outstanding equity or equity-based awards.

110	Centene Corporation
Brent D. Layton
Upon a termination without cause or with good reason absent a change in control, Mr. Layton will receive the following payments and benefits: (i) 12 months’ salary continuation, (ii) a prorated annual bonus, (iii) 12 months of medical coverage, and (iv) immediate acceleration of the vesting of any cash award and RSUs granted in April 2022 and March 2023. Upon a termination without cause or with good reason prior to or within 2 years following a change in control, Mr. Layton will receive the following payments and benefits: (a) an amount equal to two times the sum of base salary and the average of the last two annual bonuses, (b) a prorated target bonus, (c) 18 months of medical coverage, and (d) full vesting of any outstanding equity or equity-based awards.
Christopher A. Koster and David P. Thomas
Pursuant to their executive severance and change in control agreements, upon a termination other than for cause, Messrs. Koster and Thomas will receive (i) 12 months of salary continuation, (ii) a prorated annual bonus for the year in which the termination occurs, (iii) 12 months of medical coverage, and (iv) 12 months of continued vesting of the executive’s existing equity awards. Upon a termination other than for cause or for good reason within 24 months following a change in control, Messrs. Koster and Thomas will receive (a) a lump sum cash payment equal to the sum of (1) an amount equal to 24 months of salary and (2) the average of the executive’s last two annual bonuses multiplied by two, (b) a prorated annual bonus for the year in which the termination occurs, (c) 18 months of medical coverage and (d) full vesting of any outstanding equity awards.
Retirement Provisions
As of December 31, 2022, both Mr. Layton and Mr. Thomas are eligible for qualified retirement treatment as described in Other Compensation Policies and Information in the CD&A. The tables below assume a voluntary termination would be the result of a qualified retirement for these NEOs.
Termination and Change-in-Control Tables
The section below describes the payments that may be made to our NEOs upon termination or a change in control. Our NEOs may also be entitled to payments under the Company’s Deferred Compensation Plan as set forth in the Nonqualified Deferred Compensation Table section above.
The amounts presented below assume the termination or change in control occurred as of December 31, 2022, based on the employment agreements in place at December 31, 2022, in accordance with the applicable SEC rules. The change in control cash payments are subject to the conditions of the “double-trigger” criteria in each of the NEO’s employment agreement or executive severance and change in control agreements, meaning they are only entitled to payment if there is a change in control and the executive officer's employment is terminated without "cause" or the executive officer terminates his or her employment for "good reason" within twenty-four months of the change in control. The equity award acceleration amounts below were calculated using the closing price of our common stock on December 31, 2022 of $82.01. In the Change in Control column, the Cash LTIP and PSU awards are generally included at the greater of the target or actual level of performance as of December 31, 2022. Our equity award agreements include a “double-trigger” provision, which provides for accelerated vesting only if there is a change in control and the executive officer’s employment is terminated without “cause” or the executive officer terminates his or her employment for “good reason” within twenty-four months of the change in control.
Sarah M. London

Executive Benefits and Payments Upon Terminations	Voluntary Termination/ Retirement	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Termination Following a Change in Control
Severance	$-	$6,892,740	$-	$-	$-	$10,339,110
Pro rata Bonus Payment	-	2,046,370	-	2,046,370	2,046,370	2,046,370
Unvested Stock Option Spread	-	-	-	717	717	2,152
Unvested RSUs and PSUs	-	23,894,762	-	23,894,762	23,894,762	23,894,762
Cash LTIP	-	3,033,400	-	3,033,400	3,033,400	3,033,400
Welfare Benefits Values	-	50,202	-	1,140,202	50,202	75,303

Proposal 2 – Advisory Resolution to Approve Executive Compensation	111
Andrew A. Asher

Executive Benefits and Payments Upon Terminations	Voluntary Termination/ Retirement	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Termination Following a Change in Control
Severance	$-	$1,025,000	$-	$1,025,000	$1,025,000	$3,738,798
Pro rata Bonus Payment	-	2,303,777	-	2,303,777	2,303,777	1,281,250
Unvested Stock Option Spread	-	-	-	717	717	2,152
Unvested RSUs and PSUs	-	16,066,996	-	16,066,996	16,066,996	16,295,804
Cash LTIP	-	1,743,150	-	1,743,150	1,743,150	2,700,000
Welfare Benefits Values	-	25,101	-	455,101	25,101	467,651
Outplacement	-	25,000	-	-	-	-
Kenneth J. Fasola

Executive Benefits and Payments Upon Terminations	Voluntary Termination/ Retirement	Involuntary Not for Cause or Voluntary with Good Reason Termination	For Cause Termination	Death	Disability	Termination Following a Change in Control
Severance	$-	$3,000,000	$-	$-	$-	$6,000,000
Pro rata Bonus Payment	-	1,745,658	-	1,745,658	1,745,658	1,745,658
Unvested Stock Option Spread	-	-	-	-	-	-
Unvested RSUs and PSUs	-	5,957,288	-	2,211,575	2,211,575	13,248,141
Cash LTIP	-	-	-	1,000,000	1,000,000	2,000,000
Welfare Benefits Values	-	16,681	-	150,000	-	16,681
James E. Murray

Executive Benefits and Payments Upon Terminations	Voluntary Termination/ Retirement	Involuntary Not for Cause or Voluntary with Good Reason Termination	For Cause Termination	Death	Disability	Termination Following a Change in Control
Severance	$-	$750,000	$-	$750,000	$750,000	$2,775,000
Pro rata Bonus Payment	-	1,115,625	-	1,115,625	1,115,625	1,115,625
Unvested Stock Option Spread	-	191,245	-	191,245	191,245	191,245
Unvested RSUs and PSUs	-	4,615,769	-	4,615,769	4,615,769	4,615,769
Cash LTIP	-	1,045,500	-	1,045,500	1,045,500	1,045,500
Welfare Benefits Values	-	24,465	-	199,465	24,465	36,698

112	Centene Corporation
Christopher A. Koster

Executive Benefits and Payments Upon Terminations	Voluntary Termination/Retirement	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Termination Following a Change in Control
Severance	$-	$750,000	$-	$-	$-	$2,279,423
Pro rata Bonus Payment	-	1,307,452	-	-	-	747,115
Unvested Stock Option Spread	-	-	-	837	837	2,510
Unvested RSUs and PSUs	-	2,434,941	-	3,156,428	3,156,428	6,817,965
Cash LTIP	-	-	-	1,020,000	1,020,000	1,745,000
Welfare Benefits Values	-	25,101	-	340,000	-	377,651
Outplacement	-	25,000	-	-	-	25,000
Brent D. Layton

Executive Benefits and Payments Upon Terminations	Voluntary Termination/Retirement	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Termination Following a Change in Control
Severance	$-	$1,100,000	$-	$1,100,000	$1,100,000	$4,510,818
Pro rata Bonus Payment	2,722,500	2,722,500	-	2,722,500	2,722,500	1,650,000
Unvested Stock Option Spread	2,152	-	-	717	717	2,152
Unvested RSUs and PSUs	6,864,155	2,512,622	-	2,512,622	2,512,622	24,490,400
Cash LTIP	1,242,200	1,212,750	-	1,212,750	1,212,750	3,034,600
Welfare Benefits Values	-	24,465	-	1,191,465	24,465	1,203,698
Outplacement	-	25,000	-	-	-	25,000
David P. Thomas

Executive Benefits and Payments Upon Terminations	Voluntary Termination/Retirement	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Termination Following a Change in Control
Severance	$-	$965,000	$-	$-	$-	$3,769,424
Pro rata Bonus Payment	1,650,150	1,650,150	-	-	-	965,000
Unvested Stock Option Spread	1,076	-	-	359	359	1,076
Unvested RSUs and PSUs	2,732,954	1,763,678	-	2,346,855	2,346,855	5,369,493
Cash LTIP	884,442	-	-	1,408,360	1,408,360	2,363,360
Welfare Benefits Values	-	25,101	-	328,000	-	365,651
Outplacement	-	25,000	-	-	-	25,000
Mr. Neidorff passed away on April 7, 2022 and therefore is not included in the tables above due to his termination from the Company by death. In connection with his termination, the actual payments and benefits received or to be received by Mr. Neidorff's estate in accordance with his employment agreement are as follows: (i) $1,476,692 representing a pro-rated target annual incentive of 150% of base salary for 2022 based on actual performance; (ii) $4,148,762 representing the vesting of 170,267 options, including a pro-rated amount of performance-based options granted in December 2021(iii) $5,400,000, representing the cash long-term incentive award for the 2020-2022 performance period and the 2021-2023 performance period paid at target; (iv) $15,506,576, representing the vesting in all of his outstanding service-based long-term equity incentive awards upon his death (v) $12,440,171 representing the vesting of performance-based long-term equity awards for the 2020 - 2022 performance cycle distributed February 7, 2023 (vi) $19,064,701 representing the continued vesting of outstanding performance-based long-term incentives (subject to any performance measures to be

Proposal 2 – Advisory Resolution to Approve Executive Compensation	113
determined at the end of the applicable performance period); and (vii) welfare benefit values of $6,855,598, which includes $6,206,343 of life insurance benefits.

114	Centene Corporation
Pay Versus Performance
The following table illustrates the relation between executive compensation and certain Company performance metrics for the fiscal years ended December 31, 2022, 2021 and 2020. Amounts disclosed below reflect compensation to our Principal Executive Officers (PEOs) and Non-PEO Named Executive Officers (Non-PEO NEOs), including compensation reflected on the Summary Compensation Table (SCT) and Compensation Actually Paid (CAP). Performance metrics include Total Shareholder Return (TSR) for the Company, TSR for the S&P Supercomposite Managed Healthcare Index effective as of December 31, 2022, Company Net Income and Adjusted Diluted EPS, which is the measure selected by the Company as the most important financial metric for determining CAP in the current year. Additional description of Compensation Actually Paid is outlined in a footnote to the table below.

Year	Summary Compensation Table Total for First PEO [1]	Summary Compensation Table Total for Second PEO [2]	Compensation Actually Paid to First PEO[1,3]	Compensation Actually Paid to Second PEO[2,3]	Average Summary Compensation Table Total for Non-PEO NEOs [4]	Average Compensation Actually Paid to Non-PEO NEOs [4,5]	Value of Initial Fixed $100 Investment Based On:			Adjusted Diluted EPS [7]
							Total Shareholder Return	Peer Group Total Shareholder Return [6]	Net Income
2022	$13,246,447	$7,599,513	$12,622,902	$6,829,908	$6,659,921	$6,508,126	$130.44	$169.46	$1,202	$5.78
2021	—	20,637,990	—	42,314,846	9,904,692	8,682,563	131.06	159.43	1,347	5.15
2020	—	24,956,777	—	24,990,265	8,575,674	8,110,409	95.48	114.87	1,808	5.00
1Represents compensation for Ms. London, the Company's current CEO.
2Represents compensation for Mr. Neidorff, the Company's former CEO.
3PEO Compensation Actually Paid. The amounts in the following table represent each of the amounts deducted and added to the equity award values for the PEOs for the applicable year for purposes of computing the "compensation actually paid" amounts appearing in this column of the Pay Versus Performance table:

	2022 London	2022 Neidorff	2021 Neidorff	2020 Neidorff
PEO Summary Compensation Table Total	$13,246,447	$7,599,513	$20,637,990	$24,956,777
SCT "Stock Awards Total" column value	(7,624,974)	—	(12,750,020)	(14,932,500)
SCT "Option Awards" column value	—	—	(2,249,984)	(2,941,500)
Year-end fair value of outstanding equity awards granted in applicable year	7,336,041	—	15,111,905	17,971,500
Change in fair value of outstanding equity awards granted in prior years	(411,063)	(231,094)	14,470,156	(3,157,935)
Change in fair value of prior-year equity awards vested in applicable year	76,451	1,503,016	7,094,799	3,093,923
Change in fair value of prior-year equity awards cancelled in applicable year	—	(2,041,527)	—	—
PEO Compensation Actually Paid	$12,622,902	$6,829,908	$42,314,846	$24,990,265
4Non-PEO NEOs for the applicable years were as follows: 2022 - Andrew Asher, Kenneth Fasola, Christopher Koster, Brent Layton, James Murray, and David Thomas; 2021 - Andrew Asher, Jesse Hunter, Christopher Koster, Brent Layton, Sarah London, and Jeffrey Schwaneke; and 2020 - Mark Brooks, Kenneth Burdick, Brandy Burkhalter, Jesse Hunter, and Jeffrey Schwaneke.

Proposal 2 – Advisory Resolution to Approve Executive Compensation	115
5Average Non-PEO NEO Compensation Actually Paid. The amounts in the following table represent each of the amounts deducted and added to the equity award values for the non-PEO NEOs for the applicable year for purposes of computing the "compensation actually paid" amounts appearing in this column of the Pay Versus Performance table:

	2022	2021	2020
Average Non-PEO NEO Summary Compensation Table Total	$6,659,921	$9,904,692	$8,575,674
SCT "Stock Awards Total" column value	(3,591,638)	(6,702,115)	(6,049,007)
SCT "Option Awards" column value	—	(312,500)	—
Year-end fair value of outstanding equity awards granted in applicable year	3,579,477	6,597,686	5,934,979
Change in fair value of outstanding equity awards granted in prior years	(144,408)	1,968,206	(661,445)
Change in fair value of prior-year equity awards vested in applicable year	4,774	505,643	310,208
Change in fair value of prior-year equity awards cancelled in applicable year	—	(3,279,049)	—
Average Non-PEO NEO Compensation Actually Paid	$6,508,126	$8,682,563	$8,110,409
6Represents the Total Shareholder Return for the S&P Supercomposite Managed Healthcare Index.
7The Company has identified Adjusted Diluted EPS, a non-GAAP measure, as our company-selected measure, as it represents the most important financial performance measure used to link compensation actually paid to the PEOs and the non-PEO NEOs in 2022 to the Company's performance. See Appendix A for reconciliation of non-GAAP measures.

116	Centene Corporation
The graphs below describe the relationship between the PEO and Non-PEO NEOs' Compensation Actually Paid to the Company's Net Income, Total Shareholder Return, and Adjusted Diluted EPS.
Compensation Actually Paid_____
vs. TSR_______________
_______

CAP to Second PEO ($ in millions)
CAP to First PEO ($ in millions)
Average Compensation Actually Paid to Non-PEO NEOs ($ in millions)
Company TSR
S&P Supercomposite Managed Healthcare Index TSR
____Compensation Actually Paid
___________vs. Net Income
_____

CAP to Second PEO ($ in millions)
CAP to First PEO ($ in millions)
Average Compensation Actually Paid to Non-PEO NEOs ($ in millions)
Net Income ($ in billions)

Compensation Actually Paid
vs. Adjusted Diluted EPS1

CAP to Second PEO ($ in millions)
CAP to First PEO ($ in millions)
Average Compensation Actually Paid to Non-PEO NEOs ($ in millions)
Adjusted Diluted EPS
1	Represents non-GAAP measure. Refer to Appendix A for reconciliation of non-GAAP measures.

Proposal 2 – Advisory Resolution to Approve Executive Compensation	117
The following table lists the five financial performance measures that we believe represent the most important performance measures we used during 2022 to link compensation actually paid to our named executive officers to our performance:

Most Important Performance Measures
Adjusted Diluted EPS
Adjusted Pre-tax Margin
Adjusted Net Earnings Margin
Revenue Growth Compound Annual Growth Rates
Total Shareholder Return (TSR)

118	Centene Corporation
CEO to Median Employee Pay Ratio Information
Pursuant to Item 402(u) of Regulation S-K, we have included below a disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of our CEO, Ms. London. Since the applicable SEC rules allow companies to use a variety of methods to determine this ratio, the ratio disclosed by the Company may not be comparable to the ratio disclosed by other companies.
While both Mr. Neidorff and Ms. London served as CEO during 2022, Ms. London was our CEO on December 31, 2022, the date for which we have chosen to identify the median employee and annualize our CEO's compensation. Ms. London’s total compensation for the year ended December 31, 2022 of $13,393,942 reflects annualized amounts, as applicable, consistent with those reported in the Summary Compensation Table as if she had been CEO for the full year, plus $10,000 of the Company-paid portion of Ms. London’s medical plan premiums. The annual total compensation for the median employee for the year ending December 31, 2022 was $78,347, inclusive of the Company-paid portion of the employee’s medical plan premiums. Ms. London’s annual total compensation was 171 times that of our median employee’s pay.
We last determined the median employee on December 31, 2021 by examining the total cash compensation (i.e. base wages plus short-term incentive payments) for individuals, excluding our CEO, who were employed by the Company as of December 31, 2021. During this analysis, the compensation for employees hired during the year was annualized. We included all employees, whether employed on a full-time or part-time basis, except for employees which were excluded under the de minimis exemption (1,500 in the United Kingdom), approximately 9,000 employees of our United Kingdom affiliate which we recently acquired, and employees who have anomalous pay characteristics that could significantly distort the pay ratio. This resulted in 64,825 employees being included in our median employee calculation. Notwithstanding a number of divestitures and acquisitions during 2022, there has been no significant overall change in the Company's employee population or employee compensation arrangements, and using the median employee determined in 2021 will not significantly affect the pay ratio disclosure. However, as the median employee was no longer employed with the Company, we used another employee whose compensation was substantially similar to the original median employee.
After identifying the median employee, we calculated annual total compensation of the employee using the same methodology used for our NEOs within the Summary Compensation Table of this proxy statement, plus company-paid medical plan premiums capped at $10,000.

Proposal 3 – Advisory Vote on How Frequent We Should Provide our Stockholders with a Say-on-Pay Vote	119

3 PROPOSAL	Advisory Vote on How Frequently We Should Provide our Stockholders with a Say-on-Pay Vote

Stockholders also have the opportunity at the Annual Meeting to cast a non-binding advisory vote on how frequently the Company should provide its stockholders with a Say-on-Pay vote (such as that provided above in Proposal Three). By voting on this proposal, stockholders may indicate whether they would prefer having a Say-on-Pay vote every one, two or three years, or they may abstain.
The Company currently provides its stockholders a Say-on-Pay vote every year. The Board is recommending that the Company continue taking an annual Say-on-Pay vote because the Board believes this offers the highest level of accountability to our stockholders and provides the Compensation Committee with more timely, direct communication about our stockholders’ views of the Company’s compensation practices. The incremental cost of holding the Say-on-Pay vote annually is considered to be minimal.
The frequency of the Say-on-Pay vote on executive compensation that receives the most votes will be considered the frequency recommended by the stockholders. While this advisory vote on the frequency of the Say-on-Pay vote is non-binding, the Board and the Compensation and Talent Committee will take into account the outcome of the frequency vote when establishing its frequency policy.

The Board recommends that stockholders vote for “ANNUAL” Say-on-Pay votes.

120	Centene Corporation

4 PROPOSAL	Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP audited our financial statements for the fiscal year ended December 31, 2022. The Audit and Compliance Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit our financial statements. The Audit and Compliance Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year, and we are asking stockholders to ratify this appointment. KPMG LLP has been retained as our external auditor continuously since 2005. Stockholder ratification of this selection is not required by our By-laws or other applicable legal requirements. Our Board of Directors is, however, submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate practice. In the event that stockholders fail to ratify the selection, the Audit and Compliance Committee will consider whether or not to retain that firm. Even if the selection is ratified, the Audit and Compliance Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit and Compliance Committee believes that a change would be in the best interests of the Company and our stockholders.
We expect that representatives of KPMG LLP will be present at our Annual Meeting of Stockholders to answer appropriate questions. They will have the opportunity to make a statement if they desire to do so.
The affirmative vote of the holders of a majority of the votes cast at the meeting is being sought to ratify the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year. The Audit and Compliance Committee believes the continued retention of KPMG LLP to serve as our independent registered public accounting firm is in the best interests of the Company and our stockholders.

The Board recommends that stockholders vote "FOR" the ratification of the selection of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Independent Registered Public Accounting Firm Fees & Services
The following table discloses the aggregate fees for services related to 2022 and 2021 by KPMG LLP, our independent registered public accounting firm ($ in thousands):

	KPMG
	2022	2021
Audit Fees	$15,655	$15,512
Audit-Related Fees	2,538	1,535
Tax Fees	55	298
All Other Fees	—	—
Audit-related fees in 2022 and 2021 consist primarily of fees for operational control reviews. Tax fees included in the table above relate to tax planning associated with the corporate headquarters development project. 2021 also includes fees associated with international tax matters.

Proposal 4 – Ratification of Appointment of Independent Registered Public Accounting Firm	121
The Audit and Compliance Committee is responsible for the audit fee negotiations associated with our retention of KPMG LLP. When assessing services rendered by our auditor and evaluating the quality of their work, the Audit and Compliance Committee considers a variety of factors, including: independence, insight provided to the Audit and Compliance Committee, ability to meet deadlines and respond to issues, management feedback, and relative costs of services.
In order to ensure continuing auditor independence, the Audit and Compliance Committee periodically considers whether there should be a regular rotation of the independent audit firm. The Audit and Compliance Committee ensures that the mandated rotation of KPMG LLP’s personnel occurs routinely and is directly involved in the selection of KPMG LLP’s lead engagement partner.
Audit and Non-Audit Services Pre-Approval Policy
The Audit and Compliance Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that is designed to assure that the services performed for us by our independent registered public accounting firm do not impair its independence from the Company. This policy sets forth guidelines and procedures the Audit and Compliance Committee follows when retaining an independent registered public accounting firm to perform audit, audit-related, tax and other services. The policy provides detailed descriptions of the types of services that may be provided under these four categories and also sets forth a list of services that our independent registered public accounting firm may not perform for us.
Prior to engagement, the Audit and Compliance Committee pre-approves the services and fees of the independent registered public accounting firm within each of the above categories. During the year, it may become necessary to engage the independent registered public accounting firm for additional services not previously contemplated as part of the engagement. In those instances, the Audit and Non-Audit Services Pre-Approval Policy requires that the Audit and Compliance Committee specifically approve the services prior to the independent registered public accounting firm’s commencement of those additional services. Under the Audit and Non-Audit Services Pre-Approval Policy, the Audit and Compliance Committee has delegated the ability to pre-approve audit and non-audit services to the Audit and Compliance Committee chairman, provided the chairman reports any pre-approval decision to the Audit and Compliance Committee at its next scheduled meeting. The policy does not provide for a de minimis exception to the pre-approval requirements. Accordingly, all of the 2022 and 2021 fees described above were pre-approved by the Audit and Compliance Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.
Audit and Compliance Committee Report
The Audit and Compliance Committee operates under a written charter adopted by the Board of Directors. The charter outlines the Audit and Compliance Committee’s duties and responsibilities. The Audit and Compliance Committee reviews the charter annually and works with the Board to amend the charter, as necessary, based on the Audit and Compliance Committee’s evolving responsibilities. The Audit and Compliance Committee charter is available on the Company’s website at investors.centene.com/corporate-governance.
The Audit and Compliance Committee consists of five non-employee directors. Each member of the Audit and Compliance Committee is an independent director under the SEC rules for audit committees, financially literate and each of Jessica L. Blume, Christopher J. Coughlin, Wayne S. DeVeydt and William L. Trubeck is an “audit committee financial expert” under SEC rules. The Audit and Compliance Committee assists the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditor, and the performance of the Company’s internal audit function and independent registered public accountant. Specifically, the Audit and Compliance Committee has responsibility for providing independent, objective oversight of the accounting and financial reporting process of the Company. These responsibilities include:
•appointing, evaluating, and retaining the independent registered public accounting firm, which reports directly to the Audit and Compliance Committee;
•reviewing and discussing with the auditing firm, and recommending that the Board include, the audited financial statements in the Company’s Annual Report on Form 10-K;
•reviewing the Company’s other financial disclosures; and
•assisting the Board in its oversight of the Company’s internal control over financial reporting, disclosure controls and procedures, code of business ethics and conduct and the performance of the Company’s internal audit function.

122	Centene Corporation
Management is responsible for the preparation of the Company’s financial statements and the overall reporting process, for maintaining adequate internal control over financial reporting and, with the assistance of the Company’s internal auditors, for assessing the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the PCAOB), expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles in the United States of America, and auditing management’s assessment of the effectiveness of internal control over financial reporting. KPMG LLP has served as the Company’s independent registered public accounting firm since 2005.
Management represented to the Audit and Compliance Committee that the financial statements were prepared in accordance with generally accepted accounting principles and that there were no material weaknesses in its internal control over financial reporting. The Audit and Compliance Committee met and held discussions with management and KPMG LLP to review and discuss the financial statements and the Company’s internal control over financial reporting. The Audit and Compliance Committee has also discussed with KPMG LLP the firm’s judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed by the applicable requirements of the PCAOB and the SEC. KPMG LLP also provided the Audit and Compliance Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit and Compliance Committee concerning independence. The Audit and Compliance Committee has discussed with KPMG LLP their independence with respect to the Company, including a review of audit and non-audit fees and services and concluded that KPMG LLP is independent.
In fulfilling its oversight responsibilities for reviewing the services performed by KPMG LLP, the Audit and Compliance Committee has the sole authority to select, evaluate and replace the outside auditors. The Audit and Compliance Committee discusses the overall scope of the annual audit, the proposed audit fee, and annually evaluates the qualifications, performance and independence of KPMG LLP as independent registered public accountants and the performance of its lead audit partner. The Audit and Compliance Committee meets regularly with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their respective examinations, the evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting.
Based upon the review and discussions with the Company’s management and KPMG LLP referred to above, and its review of the representations and information provided by management and KPMG LLP, the Audit and Compliance Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC. The Audit and Compliance Committee also reappointed KPMG LLP to serve as the Company’s independent registered public accounting firm for 2023.
AUDIT AND COMPLIANCE COMMITTEE
William L. Trubeck, Chair
Orlando Ayala
Jessica L. Blume
Christopher J. Coughlin
Wayne S. DeVeydt

Proposal 5 – Stockholder Proposal for Shareholder Ratification of Termination Pay	123

5 PROPOSAL	Stockholder Proposal for Shareholder Ratification of Termination Pay

In October 2022, the Company received correspondence from a stockholder, John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, beneficial owner of at least $2,000 in market value, of Centene common stock since July 1, 2019 and for the requisite period, who intends to propose the following resolution on shareholder ratification of termination pay at the annual meeting.
Stockholder Statement Regarding Proposal for Shareholder Ratification of Termination Pay
Proposal Five — Shareholder Ratification of Termination Pay
Shareholders request that the Board seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.
“Severance or termination payments” include cash, equity or other pay that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred pay earned and vested prior to termination.
“Estimated total value” includes: lump-sum payments; payments offsetting tax liabilities, perquisites or benefits not vested under a plan generally available to management employees, post-employment consulting fees or office expense and equity awards if vesting is accelerated, or a performance condition waived, due to termination.
The Board shall retain the option to seek shareholder approval after material terms are agreed upon.
Generous performance-based pay can sometimes be justified but shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times base salary plus target short-term bonus better aligns management pay with shareholder interests.
For instance at one company, that does not have this policy, if the CEO is terminated he could receive $44 million in termination pay — over 10 times his base salary plus short-term bonus. In the event of a change in control, the same person could receive a whopping $124 million in accelerated equity payouts even if he remained employed.
It is especially important that this type situation be avoided at Centene since management pay was resoundly rejected by 66% of shares in 2022. Plus Mr. Orlando Ayala was rejected by 59 million shares and Mr. James Dallas was rejected by 102 million shares. This is all worse in the case of Mr. Dallas since he was touted under Centene’s Recent Board Refreshment notice.
This proposal topic received between 51% and 65% support at:
AbbVie (ABBV)
FedEx (FDX)
Spirit AeroSystems (SPR)
Alaska Air (ALK)
Fiserv (FISV)
Please vote yes:
Shareholder Ratification of Termination Pay — Proposal Five

124	Centene Corporation
Board of Directors’ Statement in Opposition to Proposal Five
The Board has carefully considered this proposal and has concluded that its adoption is not in the best interests of the Company’s stockholders. Accordingly, the Board unanimously recommends a vote AGAINST this proposal for the reasons outlined below.
•Centene has an existing policy limiting cash severance under future plans and agreements.
•Existing plans and agreements are consistent with market norms and provide for a maximum cash severance amount that is equal to or less than 2.99 times the sum of an Executive Officer's Base Salary and Annual Bonus.
•The proposal would restrict the use of equity incentive awards, creating misalignment between executives and stockholders during change in control transactions and increasing risks to executive retention and deal certainty
•The proposal would discourage the use of long-term equity awards as an important part of Centene’s executive compensation programs
WE HAVE AN EXISTING POLICY REQUIRING STOCKHOLDER APPROVAL OF ANY CASH SEVERANCE PAYMENT TO AN EXECUTIVE OFFICER IN EXCESS OF 2.99 TIMES THE SUM OF THE EXECUTIVE OFFICER’S BASE SALARY AND ANNUAL BONUS
Centene's Cash Severance Policy already provides that the Company will not enter into any new employment agreement or severance agreement with any Executive Officer of the Company, or establish any new severance plan or policy covering any Executive Officer of the Company, that provides for cash severance benefits that exceed 2.99 times the sum of the Executive Officer’s Base Salary plus the greater of Target Bonus or the average of the Executive Officer’s two most recent annual bonuses, without seeking stockholder ratification of such agreement, plan or policy.
OUR EXISTING EMPLOYMENT AGREEMENTS AND EXECUTIVE SEVERANCE PLAN LIMIT CASH SEVERANCE TO AN AMOUNT EQUAL TO OR LESS THAN 2.99 TIMES THE SUM OF THE EXECUTIVE OFFICER'S BASE SALARY AND ANNUAL BONUS.
Pursuant to the Executive Severance Plan, if an executive experiences a qualifying termination of employment in connection with a change in control, the executive receives a lump sum cash payment equal to the sum of (1) an amount equal to 24 months of salary, (b) the average of the executive’s last two annual bonuses multiplied by two, and (c) a prorated annual bonus for the year in which the termination occurs.
If an executive experiences a qualifying termination of employment absent a change in control, under our Executive Severance Plan, the executive will receive 12 months of salary continuation and a prorated annual bonus for the year in which the termination occurs. Our executive employment agreements are generally consistent with the above except that our CEO receives, in the case of a qualifying change in control termination, 2.99x the sum of her salary and the greater of her target annual bonus then in effect or the average of the two most recent annual bonuses earned and, in the event of a qualifying termination absent a change in control, two times the sum of her base salary and the greater of her target annual bonus then in effect or the average of the two most recent annual bonuses earned.
THE STOCKHOLDER PROPOSAL, IF IMPLEMENTED, WOULD CREATE MISALIGNMENT BETWEEN OUR EXECUTIVE OFFICERS AND OUR LONG-TERM STOCKHOLDERS, INCLUDING DURING A CRITICAL TRANSACTION PROCESS, AND WOULD DISCOURAGE THE USE OF EQUITY AWARDS IN OUR EXECUTIVE COMPENSATION PROGRAM
Pursuant to our Executive Severance Plan and our executive employment agreements, if an executive is involuntarily terminated without cause in connection with a change in control, outstanding equity awards will vest in full. Without the ability to accelerate vesting of the equity awards of our senior executives upon an involuntary termination following a change of control, our ability to deliver maximum stockholder value in such a transaction could be impaired. The risk of job loss following a change in control, coupled with a limit on the value that may be realized from previously granted equity awards, may present an unnecessary distraction for our senior executives and could lead them to begin seeking new employment while a transaction is being negotiated or is pending. The proposal would significantly limit our Board’s flexibility to provide reasonable assurance to our senior executives that they could realize the full expected value of their previously granted equity awards even if a change-of-control transaction were completed. In addition, requiring stockholder approval of severance arrangements including acceleration of equity awards on an involuntary termination could place us in

Proposal 5 – Stockholder Proposal for Shareholder Ratification of Termination Pay	125
a competitive disadvantage by limiting the Company’s ability to attract and retain key executive talent in a highly competitive market, thereby, ultimately negatively impacting the Company’s long-term success and stockholders’ long-term interest.
SUMMARY
Centene’s Executive Severance Plan and form of executive employment agreement are reviewed from time-to-time for compliance and alignment with market best practices. Further, the Company reviews all executive level terminations and ensures that severance, where provided, is appropriate and consistent with the approved arrangements, the Company’s objectives, and market practices. We believe that the Company, through the Committee, should have the responsibility and flexibility to set the guidelines and criteria for all plans within Centene’s executive compensation program, including its severance practices. The stockholder proposal, if implemented, would create a misalignment of the interest of our executive officers with those of our stockholders, jeopardize our ability to effectively execute any potential change-in-control transaction that may otherwise maximize stockholder value, impair our ability to incorporate long-term equity awards in our executive compensation program, and prevent us from effectively recruiting, motivating and retaining executive officers. For the reasons discussed above, adoption of this proposal is unnecessary and is not in the best interest of Centene and its stockholders.

The Board recommends that stockholders vote “AGAINST” the stockholder proposal regarding shareholder ratification of termination pay.

126	Centene Corporation

6 PROPOSAL	Stockholder Proposal for Maternal Morbidity Reduction Metrics in Executive Compensation

In November 2022, the Company received correspondence from a stockholder, the New York Office of the Comptroller, 110 State Street, Albany, New York 12236, a beneficial owner of at least $25,000 in market value of Centene's common stock since November 9, 2021 and for the requisite period, regarding a proposal on maternal morbidity reduction metrics in executive compensation it intends to propose at the annual meeting as described below.
Resolved:
Shareholders of Centene Corporation (Centene) request that the Board of Directors examine and report to shareholders, at reasonable cost and omitting proprietary information, describing if, and how it plans to introduce objective data driven maternal morbidity reduction metrics into the performance measures of senior executives under Centene’s incentive compensation plans. “Maternal morbidity metrics” is defined as (1) the rate of major maternal morbidity of Centene’s members and (2) progress made toward eliminating major maternal morbidity and mortality disparities among racial and ethnic groups.
Supporting Statement:
As a managed care provider, Centene stands to widen its margins sustainably and grow its business responsibly by improving the health outcomes of its members. When its members’ health improves, medical costs go down. Centene provides its Smart Start for Your Baby program for pregnant members. By helping to lower the risks of premature births and major maternal complications, the program is working to improve maternal and child health outcomes among Centene’s members. This focus on maternal and child health outcomes can create sustainable success for the company
In June 2022, the White House released a report examining the state of maternal health across the country. The report, based on examination of trends in pregnancy and childbirth complications, concluded that the nation faces “a maternal health crisis”:
•The United States ranks last among developed countries in maternal health care.
•A Blue Cross Blue Shield study of current trends related to serious complications during labor and delivery (known as “maternal morbidity”) rates increased for all women between the years 2018-2020.
•Black mothers are twice as likely to experience severe maternal morbidities (SMM) as white mothers. Black mothers are also more than twice as likely to die in childbirth than white mothers.
•A study based on New York City hospital data found wide disparities in maternal morbidity between races. Women who experience a SMM event are far more likely to be readmitted to a hospital during the postpartum period than women who do not experience one.
A recent study published in Women’s Health Reports examining costs found that the total mean per-patient costs of care for women with SMM is 177% higher than for women without SMM. Centene is the largest Medicaid managed care organization in the country. Membership in Medicaid is associated with significantly higher incidence of severe maternal health outcomes compared with privately insured women. Centene can contribute to reducing overall disparities in the United States by undertaking renewed efforts to reduce SMM disparities at Centene among its own members. Narrowing these disparities by improving outcomes may lead to significant cost savings for our company.
This type of metric is not unprecedented. Anthem’s May 2022 ESG report notes that a portion of its “executives’ annual incentive compensation is based on the improvement in maternity health outcomes and reduction of pre-term births for black communities in Indiana.”

Proposal 5 – Stockholder Proposal for Shareholder Ratification of Termination Pay	127
Board of Directors’ Statement in Opposition to Proposal Six
The Board has carefully considered this proposal and has concluded that its adoption is not in the best interests of the Company's stockholders. Accordingly, the Board unanimously recommends a vote AGAINST this proposal for the reasons outlined below.
•The Company has comprehensive clinical programs designed to improve the quality of care for our members.
•Our 2022 and 2023 short term incentive bonus plans include performance criteria based on quality metrics which relate to prenatal and postnatal care.
THE COMPANY HAS COMPREHENSIVE CLINICAL PROGRAMS DESIGNED TO IMPROVE THE QUALITY OF CARE FOR OUR MEMBERS.
Centene’s mission is to transform the health of the community, one person at a time. As a result, the Company is focused on the quality of healthcare each of our members receive. Improving quality is a key component of our Company’s strategy, across all of its lines of business, for each of its members. Specifically, the Company has a comprehensive program designed to improve maternal health outcomes, called Start Smart for Your Baby. Start Smart for Your Baby’s goal is to extend the gestational period and reduce the risk of pregnancy complications, premature delivery, low birth weight and infant disease. The program uses a predictive model to identify high-risk pregnancies, allowing clinically informed, culturally sensitive health education materials and wellness programs to be provided to these members. The Company has also launched a doula pilot program that complements the Start Smart for Your Baby program and is focused on black birthing parents to address the adverse maternal health outcomes in this population in New York. In Georgia, the Company has partnered with Quilted to provide clinic-based services in areas of without access to obstetricians to improve outcome metrics for black mothers and babies. In Mississippi, the Company has partnered with Pomelo to provide virtual primary and maternity care to mothers in rural areas.
In demonstration of the importance this has to Centene, on January 1, 2023, Centene hired Alice Chen, MD, MPH as our Chief Health Officer. Dr. Chen is responsible for Centene's strategies, policies, and programs in support of improving population health for Centene's more than 26 million members.
OUR 2022 AND 2023 SHORT TERM INCENTIVE BONUS PLAN INCLUDE PERFORMANCE CRITERIA BASED ON QUALITY METRICS WHICH RELATE TO PRENATAL AND POSTNATAL CARE.
As described below in the Section titled “Compensation Discussion and Analysis,” the Company has a pay for performance compensation structure. Starting in 2022, the Company began including quality as a component of the short term incentive bonus plan, which has been continued in 2023. This holds the Company’s employees, including our CEO, accountable to the quality performance metrics that tie directly to the Company’s Medicaid and Medicare contracts.
Our quality metrics include measures related to Medicare Star ratings and 15 Medicaid Priority HEDIS measures, reflecting the most common measures across our Medicaid programs. Two of these measures relate to metrics on prenatal and postnatal care. The Healthcare Effectiveness Data and Information Set (HEDIS) is the most widely used performance improvement tool in government healthcare programs. The National Committee for Quality Assurance (NCQA), the nation’s leading quality accreditation program, collects HEDIS data on behalf of Centers for Medicare & Medicaid Services (CMS) and on behalf of state agencies. NCQA then uses this data collection in NCQA’s Quality Compass tool for comparative health plan performance analyses.
SUMMARY
Centene has a robust quality improvement program, and objective quality data has already been included in its performance measures under Centene’s incentive compensation plans for senior executives. We believe the criteria we use aligns with our government customers that design the Medicaid and Medicare programs, as well as how each of those programs measure their quality performance.

The Board recommends that stockholders vote “AGAINST” the stockholder proposal.

128	Centene Corporation
Security Ownership of Certain Beneficial Owners and Management
Five Percent Beneficial Owners of Common Stock
The following table sets forth the beneficial ownership of our common stock as of March 13, 2023, by (a) each person known to us to be the beneficial owner of more than five percent of the Company’s common stock, (b) each of our NEOs and directors, including our director nominees, and (c) all directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Outstanding Shares	Shares Acquirable Within 60 Days	Total Beneficial Ownership		Percent of Class
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	65,260,984	—	65,260,984		11.5
Capital World Investors 333 South Hope Street, 55th Floor Los Angeles, CA 90071	49,809,061	—	49,809,061		8.8
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	40,669,044	—	40,669,044		7.2
FMR LLC 245 Summer Street Boston, MA 02210	29,119,901	—	29,119,901		5.1
Kenneth A. Burdick	381,148	5,656	386,804		*
Frederick H. Eppinger	168,842	170,077	338,919	1	*
Brent D. Layton	259,346	6,667	266,013		*
Andrew L. Asher	145,555	28,451	174,006		*
William L. Trubeck	88,714	17,888	106,602	1	*
Orlando Ayala	74,879	2,323	77,202		*
Christopher A. Koster	67,193	3,016	70,209		*
James E. Murray	35,489	31,985	67,474		*
H. James Dallas	26,084	17,828	43,912	1	*
Kenneth J. Fasola	31,729	8,048	39,777		*
Jessica L. Blume	16,600	22,323	38,923		*
Sarah M. London	28,283	—	28,283		*
Theodore R. Samuels	20,890	5,656	26,546		*
David P. Thomas	26,539	—	26,539		*
Richard A. Gephardt	11,572	10,988	22,560	1	*
Christopher J. Coughlin	14,828	5,656	20,484		*
Lori J. Robinson	7,585	12,323	19,908		*
Wayne S. DeVeydt	2,590	5,656	8,246		*
Monte E. Ford	204	1,189	1,393		*
All directors and executive officers as a group (20 persons)	1,431,231	359,639	1,790,870		*
*    Represents less than 1% of outstanding shares of common stock.
1    Shares beneficially owned by Messrs. Eppinger, Trubeck, Dallas, and Gephardt include 167,754, 5,565, 5,505, and 8,665, respectively, represent RSUs acquired through the Non-Employee Directors Deferred Stock Compensation Plan.

Security Ownership of Certain Beneficial Owners and Management	129

As of March 13, 2023, there were 550,700,443 shares of our common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC. To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator those shares underlying options and stock units beneficially owned by that stockholder that are vested or that will vest within 60 days of March 13, 2023. Options held by other stockholders, however, are disregarded in the calculation of beneficial ownership. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ.
Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except to the extent authority is shared by spouses under applicable community property laws.
No director, executive officer, affiliate or owner of record, or beneficial owner of more than five percent of any class of our voting securities, or any associate of such individuals or entities, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries.
Information with respect to the outstanding shares beneficially owned by The Vanguard Group, Inc. is based on Schedule 13G/A filed with the SEC on February 9, 2023, by such firm, related to their Centene ownership. The Vanguard Group, Inc. beneficially owns 65,260,984 shares. Of the shares The Vanguard Group, Inc. owns, it has shared voting power over 827,437 shares, shared dispositive power over 2,364,849 shares, and sole dispositive power over 62,896,135 shares.
Information with respect to the outstanding shares beneficially owned by Capital World Investors is based on Schedule
13G/A filed with the SEC on February 13, 2023, by such firm, related to their Centene ownership. Capital World Investors beneficially owns 49,809,061 shares. Of the shares Capital World Investors owns, it has sole voting power over 49,808,970 and sole dispositive power over 49,809,061 shares.
Information with respect to the outstanding shares beneficially owned by BlackRock, Inc. is based on Schedule 13G/A filed with the SEC on January 31, 2023, by such firm, related to their Centene ownership. BlackRock, Inc. beneficially owns 40,669,044 shares. Of the shares BlackRock, Inc. owns, it has sole voting power over 36,748,860 shares and sole dispositive power over 40,669,044 shares.
Information with respect to the outstanding shares beneficially owned by FMR, LLC is based on Schedule 13G/A filed with the SEC on February 9, 2023, by such firm, related to their Centene ownership. FMR, LLC beneficially owns 29,119,901 shares. Of the shares FMR, LLC owns, it has sole voting power over 25,619,507 shares and sole dispositive power over 29,119,901 shares.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who beneficially own more than 10% of our outstanding common stock to file reports of their stock ownership and changes in their ownership of our common stock with the SEC. In 2022, one Form 4 report was filed late on behalf of one of our executive officers, Colin Toney, due to a system outage in our filing software. Except for the foregoing, based on Company records and other information, Centene believes that all other SEC filing requirements applicable to its directors and executive officers were complied with for 2022.

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Equity Compensation Plan Information
The following table provides information as of December 31, 2022, about the securities authorized for issuance under our equity compensation plans, consisting of our 2012 Stock Incentive Plan and 2002 Employee Stock Purchase Plan.

Plan Category[1]	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	6,451,250	$76.23	19,146,429
Equity compensation plans not approved by stockholders[2]	105,516	—	2,259,315
Total	6,556,766	$76.23	21,405,744
1Does not include 227,094 shares of common stock issuable pursuant to outstanding restricted stock units and 374,483 of stock options with a weighted average remaining life of 4.4 years and weighted average price of $60.87 granted under the Magellan Health, Inc. 2016 Management Incentive Plan and Magellan Health Services, Inc. 2011 Management Incentive Plan (collectively, the Magellan Plan), which were assumed by the Company in connection with the acquisition on January 4, 2022.
2Pursuant to 303A of the NYSE Listed Company Manual, consists of shares of common stock that the Company may grant under the 2012 Stock Incentive Plan that were available for grant under the Magellan Health Plan at the time the Company acquired Magellan. Shares assumed by Centene from the Magellan Plan are available only for awards to legacy Magellan employees and employees joining the Company after January 4, 2022.
The number of securities in column (a) and footnote 1 include 586,063 options with a weighted-average remaining life of 5.9 years and 6,572,280 shares of restricted stock and restricted stock units.
The number of securities in column (c) includes 4,105,005 shares available for future issuance under the 2002 Employee Stock Purchase Plan.

Commonly Asked Questions and Answers About the Annual Meeting	131
Commonly Asked Questions and Answers About the Annual Meeting
1.Why am I receiving these materials?
These materials are being sent to you on behalf of our Board. You are receiving these materials because you are a stockholder of Centene that is entitled to receive notice of the Annual Meeting and to vote on matters that are properly presented at the Annual Meeting.
2.What is the purpose of the Annual Meeting?
Our stockholders meet annually to elect directors and to make decisions about other matters that are presented at the Annual Meeting. In addition, management will report on the performance of the Company and respond to questions from stockholders.
3.What is a proxy?
If you designate another person to vote your shares, that other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. If you complete the enclosed proxy card to give us your proxy, you will have designated Andrew Asher, the Company’s Chief Financial Officer, and Christopher Koster, the Company’s Secretary, or such other individuals as the Board may later designate, as your proxies to vote your shares as directed.
4.What is the purpose of this proxy statement?
This proxy statement provides information regarding matters to be voted on by stockholders at the Annual Meeting and other information regarding the governance of the Company.
5.Where is the Annual Meeting?
The Annual Meeting will be held at 10:00 AM, Central Time, on Wednesday, May 10, 2023, at the Centene Auditorium at our corporate headquarters, Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri 63105.
6.What does it mean if I receive more than one package of proxy materials?
This means that you have multiple accounts holding Centene shares. These may include: accounts with our transfer agent, Broadridge Corporate Issuer Solutions, Inc.; accounts holding shares that you have acquired under the Company’s stock plans; and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.
7.Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?
Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Availability Notice”) to some of our stockholders. If you received an Availability Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Availability Notice will tell you how to access and review the proxy materials on the Internet at www.proxyvote.com. The Availability Notice also tells you how to access your proxy card to vote on the Internet. If you received an Availability Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions on the Availability Notice.
8.What is the record date and what does it mean?
The record date for the Annual Meeting is March 13, 2023. Holders of the Company’s common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the meeting.

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9.Is there a minimum number of shares that must be represented in person or by proxy to hold the Annual Meeting?
Yes. A quorum is the minimum number of shares that must be present to conduct business at the Annual Meeting. The quorum requirement is the number of shares that represent a majority of the outstanding shares of the Company as of the record date. Shares necessary to meet the quorum requirement may be present in person or represented by proxy. There were 550,700,443 shares of our common stock issued and outstanding on the record date. Therefore, at least 275,350,222 shares of our common stock must be present in person or represented by proxy at the Annual Meeting to satisfy the quorum requirement.
Your shares will be counted to determine whether there is a quorum if you submit a valid proxy card or voting instruction form, give proper instructions over the telephone or on the Internet, or attend the Annual Meeting in person. Pursuant to Delaware law, proxies received but marked as abstentions and broker non-votes (which are discussed in Question 16 below) are counted as present for purposes of determining a quorum.
10.Who can vote on matters that will be presented at the Annual Meeting?
You can vote if you were a stockholder of the Company at the close of business on the record date of March 13, 2023
11.What is the difference between a registered stockholder and a beneficial owner?
Many Centene stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
•Registered stockholder: If your shares are registered directly in your name with the Company’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares, the “stockholder of record” or a “registered stockholder,” and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to deliver your voting proxy directly to the Company or to vote in person at the Annual Meeting.
•Beneficial owner: If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the “beneficial owner” of those shares, and these proxy materials are being forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner you have the right to direct your broker, bank or other holder of record on how to vote your shares and you are invited to attend the Annual Meeting. Your broker, bank, trustee or nominee is obligated to provide you with a voting instruction form for you to use.
12.How many votes am I entitled to per share?
Each share of common stock outstanding on the record date is entitled to one vote on each matter properly presented at the Annual Meeting. Stockholders do not have a right to cumulate their votes.
13.Who will count the vote?
Broadridge Investor Communications Solutions, Inc. was appointed by our Board to tabulate the vote and act as Inspector of Election. Information about Broadridge Investor Communications Solutions, Inc. is available at www.broadridge.com.
14.How do I cast my vote?
Registered stockholders: There are four ways you can cast your vote:
•Vote on the Internet at www.proxyvote.com using the control number provided to you by 11:59 PM. Eastern Time on May 9, 2023;
•Vote by telephone at 1-800-690-6903 using the control number provided to you by 11:59 PM. Eastern Time on May 9, 2023;
•If you received a proxy card, complete and properly sign, date and return it in the postage paid envelope provided. If voting by mail, please allow sufficient time for the postal service to deliver your proxy card before the Annual Meeting; or
•Attend the Annual Meeting and deliver your completed proxy card or complete a ballot in person.

Commonly Asked Questions and Answers About the Annual Meeting	133
Beneficial owners: Your proxy materials should include a voting instruction form from the institution holding your shares. There are up to four ways you can cast your vote:
•Vote on the Internet at www.proxyvote.com using the control number provided to you by the institution holding your shares by 11:59 PM. Eastern Time on May 9, 2023;
•Vote by telephone using the telephone number and the control number provided to you (note: the availability of telephone voting will depend upon the institution’s voting processes);
•Complete and properly sign, date and return a voting instruction form from the institution holding your shares. Please allow sufficient time for your instructions to be received by the institution before the Annual Meeting; or
•Obtain a legal proxy from the institution holding your shares to vote in person at the Annual Meeting.
•Please contact the institution holding your shares for additional information, including its deadline for voting.
15.What is the voting requirement to approve each of the proposals? How do abstentions and broker non-votes affect the vote outcome?
Proposal 1: Each director will be elected by a majority of votes cast, which means a majority of the votes cast “for” or “against” the particular director, whether in person or by proxy.
Proposals 2, 4, 5 and 6: Proposals 2, 4, 5 and 6 will pass with the votes of a majority of votes cast, which means a majority of the votes cast “for” or “against” the proposal, whether in person or by proxy.
Proposal 3: Under Proposal 3, stockholders have the choice of recommending that the Company provide a Say-on-Pay vote every 1, 2 or 3 years. The Company will consider the frequency that receives the most votes to be the frequency selected by the stockholders.
A broker non-vote (a broker non-vote is explained in the answer to Question 16) on a proposal is considered a share not entitled to vote on that proposal and is not a vote cast. Accordingly, a broker non-vote will have no effect on the vote outcome of any proposal.
Abstentions are considered shares entitled to vote on a proposal but are not considered as having been cast “for” or “against” a proposal. Therefore, abstentions will have no effect on the vote outcome of any proposal.
Discretionary voting by brokers will be permitted by the New York Stock Exchange only in connection with Proposal 2. Discretionary voting is explained in the answer to Question 16.
16.What if I return my proxy card or voting instruction form but do not provide voting instructions?
Registered stockholders: If you are a registered stockholder and you return your signed proxy card, your shares will be voted as you designate on the proxy card. If you do not return your voted proxy card, vote by phone or the Internet, or if you submit your proxy card with an unclear voting designation, your shares will not be voted. If you return your signed proxy card and do not provide a voting designation, your shares will be voted FOR the election of all director nominees listed in Proposal 1; FOR Proposals 2 and 4 and for ANNUAL Say-on-Pay votes under Proposal 3; and AGAINST Proposals 5 and 6. The proxy holders will vote in their discretion as to any other matters that arise at the Annual Meeting.
Beneficial owners: In limited instances, your shares may be voted if they are held in the name of a broker, bank or other intermediary, even if you do not provide the holder with voting instructions. This is called “discretionary voting.” Brokerage firms and banks generally have the authority, under NYSE rules, to vote shares on certain “routine” matters for which their customers do not provide voting instructions. Of the six proposals scheduled to be presented at the Annual Meeting, only Proposal 2, Ratification of the Appointment of Independent Registered Public Accounting Firm, is considered a routine matter under the NYSE’s rules. Proposals 1, 3, 4, 5 and 6 and any other matter that may be presented at the Annual Meeting, are not considered routine. When a proposal is not a routine matter and the institution holding the shares has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the institution cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares represented at the Annual Meeting that constitute broker non-votes will not be included in vote totals. As a result, they will have no effect on the outcome of any vote.

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17.Can I change my mind after I submit my proxy?
Yes; if you vote by proxy, you may revoke that proxy by:
•voting again on the Internet or by telephone prior to the applicable deadline for the votes to be tabulated at the Annual Meeting;
•signing another proxy card with a later date and mailing it, provided it is received prior to the Annual Meeting; or
•attending the Annual Meeting in person and delivering your proxy or casting a ballot.
If you are a beneficial owner of our stock, you must obtain a legal proxy from the institution holding your shares to vote in person at the Annual Meeting.
18.Where can I find the voting results of the Annual Meeting?
We intend to announce preliminary voting results at the Annual Meeting and publish voting results on a Current Report on Form 8-K within four business days after the conclusion of the Annual Meeting. The Form 8-K will be accessible at the SEC’s website at www.sec.gov or on our website at www.centene.com.
20.What if I have additional questions that are not addressed here?
You may call Investor Relations at (212) 549-1306, e-mail Investor Relations at investors@centene.com or call the Office of the Secretary at (314) 725-4477.

Other Matters	135
Other Matters
Committee Reports
The information contained in the Compensation and Talent Committee Report and the Audit and Compliance Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Exchange Act, except to the extent the filing specifically incorporates such information by reference therein.
Proxy Solicitation Costs
This proxy solicitation is sent on behalf of our Board, and all costs and expenses associated with soliciting proxies will be borne by the Company. In addition to the use of the mails, our directors, executive officers and our associates by personal interview, telephone or telegram may solicit proxies. Such directors, executive officers and associates will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. We have retained Saratoga Proxy Consulting, LLC, a proxy soliciting firm, to assist with the solicitation of proxies for a fee of $12,500 plus fees for any retail stockholder outreach services and reimbursement for out-of-pocket expenses.

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Stockholder Proposals
Stockholder Proposals for Inclusion in our 2024 Proxy Statement. For our 2024 annual meeting of stockholders, to be eligible for inclusion in our 2024 proxy statement under the SEC’s Rule 14a-8 requirements, any stockholder proposals must be submitted to Christopher A. Koster, our Secretary, at 7700 Forsyth Boulevard, St. Louis, Missouri, 63105, no later than November 25, 2023.
Director Nominations under our Proxy Access By-laws. Our By-laws provide for a right of proxy access. This enables stockholders, under specified conditions, to include their nominees for election as directors in our proxy statement. Under our By-laws, a stockholder (or group of up to 20 stockholders) who has continuously owned at least 3% of the outstanding shares of our common stock for at least three consecutive years and has complied with the other requirements in our By-laws may nominate up to the greater of two individuals or 20% of the Board and have such nominee(s) included in our proxy statement. Notice of nominees for our 2024 annual meeting of stockholders must be received by the Secretary not later than February 10, 2024 and not earlier than January 11, 2024.
Director Nominations and other Stockholder Proposals for Presentation at the 2024 Annual Meeting. Our By-laws also provide procedures regarding nominations of directors not under our proxy access By-law and regarding other proposals that a stockholder wishes to have considered at a meeting of stockholders. Under our By-laws, written notice of such stockholder nominations to the Board of Directors or any other business proposed by a stockholder must be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any stockholder who wishes to nominate a director other than under our proxy access By-law or propose other business to be considered at the 2024 annual meeting of stockholders must deliver a written notice (containing the information specified in our By-laws regarding the stockholder and the proposed action) to Christopher A. Koster, our Secretary, at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, not later than February 10, 2024 and not earlier than January 11, 2024.
In addition to satisfying the provisions in our By-laws relating to nominations of director candidates, including the deadline for written notices, to comply with the SEC’s universal proxy rule, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in compliance with Rule 14a-19 under the Securities Exchange Act of 1934, as amended, must provide notice that sets forth the information required by Rule 14a-19 no later than March 11, 2024.
Please be aware that merely submitting a proposal to us is not a guarantee that it will either be included in our 2024 proxy statement or considered at our 2024 annual meeting of stockholders.
Multiple Stockholders Having the Same Address
We have adopted a process called “householding” for mailing proxy materials in order to reduce costs. Householding means that stockholders who share the same last name and address will receive only one copy of our 2022 Annual Report on Form 10-K and this proxy statement (collectively, the “proxy materials”) unless we receive contrary instructions. For those stockholders receiving our Notice of Internet Availability of Proxy Materials (“Availability Notice”), we will provide a separate Availability Notice for each stockholder. For those households receiving copies of our Annual Reports on Form 10-K and proxy statements, we will continue to mail a proxy card to each stockholder of record. If you prefer to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you promptly upon request. If you hold your shares in street name or are a registered holder, you should direct your request to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone number (800) 542-1061. You may also request copies of our proxy materials or notify us that you wish to receive a separate copy of these documents for each stockholder, or a single copy for each address, by writing to Investor Relations Department, Centene Corporation, 7700 Forsyth Boulevard, St. Louis, Missouri 63105, or by calling (314) 725-4477. The Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and this proxy statement are also available at www.proxyvote.com.

Other Matters	137
Requests for Additional Information
We will provide without charge to each beneficial holder of our common stock on the record date, upon the written request of any such person, a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2022, as filed with the SEC. We will provide copies of any exhibit(s) to our Annual Report on Form 10-K upon request and upon payment of a reasonable fee not to exceed our costs in providing such copy. We will also provide to any person without charge, upon request, a copy of our Business Ethics and Code of Conduct, our Corporate Governance Guidelines and our Board Committee Charters. Any such requests should be made in writing to Investor Relations, Centene Corporation, 7700 Forsyth Boulevard, St. Louis, Missouri 63105. A copy of these documents and our other SEC filings are also available on our website at www.centene.com. We intend to disclose future amendments to, or waivers, if any, from the provisions of the Business Ethics and Code of Conduct made with respect to any of our directors and executive officers on our website. The information contained in any website or report referenced in this proxy statement is not incorporated by reference into, and does not form a part of, this proxy statement.
Forward-Looking Statements
All statements, other than statements of current or historical fact, contained in this proxy statement are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as "believe," "anticipate," "plan," "expect," "estimate," "intend," "seek," "target," "goal," "may," "will," "would," "could," "should," "can," "continue," and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, value creation strategy, competition, expected activities in connection with completed and future acquisitions and dispositions, our investments, and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments, and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions. All forward-looking statements included in this proxy statement are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this proxy statement, whether as a result of new information, future events, or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables, and events including, but not limited to: our ability to design and price products that are competitive and/or actuarially sound including but not limited to any impacts resulting from Medicaid redeterminations; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates; competition, including our ability to reprocure our contracts and grow organically; the timing and extent of benefits from our value creation strategy, including the possibility that the benefits received may be lower than expected, may not occur, or will not be realized within the expected time periods; disruption, unexpected costs, or similar risks from business transactions, including acquisitions, divestitures, and changes in our relationships with third parties; impairments to real estate, investments, goodwill, and intangible assets; the risk that the election of new directors, changes in senior management, and any inability to retain key personnel may create uncertainty or negatively impact our ability to execute quickly and effectively; membership and revenue declines or unexpected trends; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; inflation; changes in economic, political, or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively referred to

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as the ACA) and any regulations enacted thereunder; tax matters; disasters or major epidemics; changes in expected contract start dates; provider, state, federal, foreign, and other contract changes and timing of regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare, TRICARE, or other customers); the difficulty of predicting the timing or outcome of legal or regulatory proceedings or matters, including, but not limited to, our ability to resolve claims and/or allegations made by states with regard to past practices, including at Centene Pharmacy Services (formerly Envolve Pharmacy Solutions, Inc. (Envolve)), as our pharmacy benefits manager (PBM) subsidiary, within the reserve estimate we previously recorded and on other acceptable terms, or at all, or whether additional claims, reviews or investigations will be brought by states, the federal government or shareholder litigants, or government investigations; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the exertion of management's time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental, or third party consents or approvals for acquisitions or dispositions; any changes in expected closing dates, estimated purchase price, and accretion for acquisitions or dispositions; restrictions and limitations in connection with our indebtedness; a downgrade of the credit rating of our indebtedness; the availability of debt and equity financing on terms that are favorable to us; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition, and results of operations, in our filings with the Securities and Exchange Commission (SEC), including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

Appendix A - Reconciliation of Non-GAAP Measures	139
Appendix A - Reconciliation of Non-GAAP Measures
This proxy statement includes certain non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company’s core business operations. Therefore, the Company believes that this information is meaningful in addition to the presented GAAP financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for related GAAP financial information.
Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets, acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company’s performance over time. The tables and discussion below provide reconciliations of non-GAAP items.
Reconciliation of GAAP Diluted EPS to Adjusted Diluted EPS:

	Year Ended December 31,
	2022	2021	2020	2019	2018
GAAP Diluted EPS attributable to Centene	$2.07	$2.28	$3.12	$3.14	$2.26
Amortization of acquired intangible assets	1.40	1.31	1.24	0.61	0.53
Acquisition related expenses	0.36	0.31	1.04	0.25	1.07
Other adjustments(1)	2.65	2.16	0.05	0.72	0.07
Income tax effects of adjustments (2)	(0.70)	(0.91)	(0.45)	(0.30)	(0.39)
Adjusted Diluted EPS	$5.78	$5.15	$5.00	$4.42	$3.54
(1)Other adjustments include the following items:
2022 - real estate impairments of $1,642 million, or $2.82 per share ($2.08 after-tax); PANTHERx divestiture gain of $490 million, or $0.84 per share ($0.65 after-tax); impairments of assets associated with the divestitures of our Spanish and Central European, Centurion, and HealthSmart businesses of $458 million, or $0.78 per share ($0.60 after-tax); Magellan Rx divestiture gain of $269 million, or $0.46 per share ($0.17 after-tax); Health Net Federal Services asset impairment of $233 million, or $0.40 per share ($0.39 after-tax); gain on debt extinguishment of $27 million, or $0.04 per share ($0.03 after-tax); increase to the previously reported gain on the divestiture of U.S. Medical Management (USMM) due to the finalization of working capital adjustments of $13 million, or $0.02 per share ($0.02 after-tax); and costs related to the PBM legal settlement of $6 million, or $0.01 per share ($0.00 after-tax).
2021 - PBM legal settlement expense of $2.14 ($1.76 after-tax); gain related to the acquisition of the remaining 60% interest of Circle Health of $0.52 ($0.52 after-tax); impairment of our equity method investment in RxAdvance of $0.39 ($0.32 after-tax); gain related to the divestiture of USMM of $0.25 ($0.23 after-tax); debt extinguishment costs of $0.21 ($0.16 after-tax); reduction to the previously reported gain on divestiture of certain products of our Illinois health plan of $0.10 per share ($0.08 after-tax); and severance costs due to a restructuring of $0.09 ($0.06 after-tax).
2020 - Debt extinguishment costs of $0.11 ($0.07 after-tax); gain related to the divestiture of certain products of our Illinois health plan of $0.18 ($0.10 after-tax); and impairment of $0.12 ($0.10 after-tax).
2019 - asset impairment of $0.65 ($0.57 after-tax); and debt extinguishment costs of $0.07 ($0.05 after-tax).
2018 - the impact of retroactive changes to the California minimum medical loss ratio of $0.07 ($0.06 after-tax).
(2)The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. In addition, the year ended December 31, 2022, includes tax expense of $107 million, or $0.18 per share, related to the Magellan Specialty Health divestiture and a $15 million, or $0.03 per share, tax benefit related to the RxAdvance impairment.

140	Centene Corporation
Reconciliation of GAAP Earnings to Adjusted EBITDA ($ in millions):

	Year Ended December 31,
	2022	2019
Net earnings attributable to Centene Corporation	$1,202	$1,321
Income tax expense	760	473
Interest expense	665	412
Depreciation	614	342
Amortization (1)	913	303
Stock compensation expense	234	176
Other adjustments (2)	1,540	301
Adjusted EBITDA	$5,928	$3,328
(1)Includes amortization of acquired intangibles and $96 million and $45 million of investment amortization for the years ended December 31, 2022 and 2019, respectively.
(2)Other adjustments include the following pre-tax items:
(a) for the year ended December 31, 2022: real estate impairments of $1,642 million; PANTHERx divestiture gain of $490 million; impairments of assets associated with the divestitures of our Spanish and Central European, Centurion, and HealthSmart businesses of $458 million; Magellan Rx divestiture gain of $269 million; Health Net Federal Services asset impairment of $233 million; gain on debt extinguishment of $27 million; increase to the previously reported gain on the divestiture of USMM due to the finalization of working capital adjustments of $13 million; and costs related to the PBM legal settlement of $6 million.
(b) for the year ended December 31, 2019: asset impairment of $271 million; and debt extinguishment costs of $30 million.

Pre-tax Margin (As Adjusted):
The Company also references Pre-tax Margin (As Adjusted) for the 2020 - 2022 performance year metrics, which is derived from Pre-tax Net Income divided by Premium and Service revenue. Premium and Service revenue was adjusted, as applicable, to neutralize the impact of the health insurer fee moratorium and revenue from pending acquisitions. Pre-tax Net Income excludes acquisition and divestiture related expenses, an adjustment to 2020 amortization expense to neutralize the impact of the WellCare acquisition, and specific one-time items consistent with those outlined in our Adjusted Diluted EPS calculation.

Awards and Recognition
Centene is proud of the recognition we receive regarding our corporate citizenship, growth and innovation, and our commitment to diversity, equity, and inclusion. Centene is regularly recognized for going above and beyond industry standards. A few of our recent achievements are highlighted below.

Great Place To Work®
Certified
OCT 2022 - SEP 2023
CANADA

HUMAN RIGHTS CAMPAIGN FOUNDATION
2022
BEST
PLACES TO WORK
for LGBTQ+ Equality
100% CORPORATE EQUALITY INDEX™

FORTUNE
WORLD'S MOST ADMIRED COMPANIES™
2023

NOD
2022
LEADING DISABILITY EMPLOYER

U.S. VETERANS MAGAZINE
BEST OF THE BEST
2022

DEI
BEST PLACE TO WORK FOR DISABILITY INCLUSION
2022
100% DISABILITY EQUALITY INDEX

AMERICA'S
GREATEST WORKPLACES
FOR
DIVERSITY
Newsweek
2023

DiversityInc
2022
TOP 50
COMPANIES FOR DIVERSITY®

DiversityInc
2022
TOP COMPANIES FOR
BLACK EXECUTIVES

DiversityInc
2022
TOP COMPANIES FOR
LATINO EXECUTIVES

Bloomberg
Gender-Equality Index
2023 Member

FORTUNE
CHANGE THE WORLD
2020

FORTUNE
BEST WORKPLACES
IN HEALTH CARE™
2022

BEST FOR VETS
2022
MILITARY TIMES
EMPLOYERS

CENTENE CORPORATION
C/O BROADRIDGE
PO BOX 1342
BRENTWOOD, NY 11717

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTENE CORPORATION
The Board of Directors recommends you vote FOR the following:
1.	ELECTION OF DIRECTORS
	Nominees	For	Against	Abstain

1a.	Jessica L. Blume	☐	☐	☐

1b.	Kenneth A. Burdick	☐	☐	☐

1c.	Christopher J. Coughlin	☐	☐	☐

1d.	H. James Dallas	☐	☐	☐

1e.	Wayne S. DeVeydt	☐	☐	☐

1f.	Frederick H. Eppinger	☐	☐	☐

1g.	Monte E. Ford	☐	☐	☐

1h.	Sarah M. London	☐	☐	☐

1i.	Lori J. Robinson	☐	☐	☐

1j.	Theodore R. Samuels	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2:
2.	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.	☐	☐	☐

The Board of Directors recommends you vote ANNUAL on proposal 3:	1 Year	2 Years	3 Years	Abstain
3.	ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION. ☐	☐	☐	☐
The Board of Directors recommends you vote FOR proposal 4:		For	Against	Abstain
4.	RATIFICATION OF APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposals 5 and 6:
5.	STOCKHOLDER PROPOSAL FOR SHAREHOLDER RATIFICATION OF TERMINATION PAY.	☐	☐	☐

6.	STOCKHOLDER PROPOSAL FOR MATERNAL MORBIDITY REDUCTION METRICS IN EXECUTIVE COMPENSATION.	☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment thereof.
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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2022 Annual Report are available at www.proxyvote.com

CENTENE CORPORATION
ANNUAL MEETING OF STOCKHOLDERS, MAY 10, 2023
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Sarah M. London and Christopher A. Koster and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock of Centene Corporation, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Centene Corporation, to be held at Centene Plaza, 7700 Forsyth Blvd., St. Louis, Missouri 63105, on Wednesday, May 10, 2023, at 10:00 AM, Central Time, and at any adjournments thereof. If more than one of the above named Proxies shall be present in person or by substitution at such meeting or at an adjournment thereof, then both of said Proxies shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted "FOR" all the named nominees for director, "FOR" Proposals 2 and 4, "1 YEAR" for Proposal 3, and "AGAINST" Proposals 5 and 6, and in the discretion of the named Proxies upon such other business as may properly come before the meeting and any adjournment thereof.

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Continued and to be signed on reverse side